UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - -x
                                             :
In re                                        :    Chapter 11
                                             :    Case No. 98 B 40319 (JHG)
            HOME HOLDINGS INC.,              :
                                             :
                                    Debtor.  :
                                             :
- - - - - - - - - - - - - - - - - - - - - - -x


                    AMENDED DISCLOSURE STATEMENT WITH RESPECT
                      TO AMENDED PLAN OF REORGANIZATION OF
           HOME HOLDINGS INC. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


                              SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              Attorneys for Home Holdings Inc.,
                              Debtor and Debtor-in-Possession

                              919 Third Avenue
                              New York, New York  10022-3897
                              (212) 735-3000


Dated: New York, New York
       March 3, 1998

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

EXECUTIVE SUMMARY .......................................................   i
      A.   Summary Of The Plan Of Reorganization ........................   i
      B.   Summary Of Post-Consummation Activities ......................   v
      C.   Projected Recoveries Under The Plan ..........................   v
      D.   Acceptances Of The Plan ......................................  ix
      E.   Confirmation Hearing .........................................  ix

I. INTRODUCTION .........................................................   1
      A.   Definitions ..................................................   2
      B.   Notice To Holders Of Claims ..................................   2
      C.   Solicitation Package .........................................   3
      D.   Voting Procedures, Ballots, And Voting Deadline ..............   3
      E.   Confirmation Hearing And Deadline For Objections To
           Confirmation And Adequacy Of Disclosure Statement ............   4

II. THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE ....................   5
      A.   Description Of The Debtor's Business .........................   5
      B.   Order Of Supervision And Other Regulatory Action .............   6
      C.   The Recapitalization Agreement And Related Agreements ........   7
      D.   Insurance Operations .........................................   9
           1. Property And Casualty Insurance ...........................   9
           2. Excess Of Loss Reinsurance Agreement ......................  10
           3. Risk-Based Capital ........................................  10
      E.   Other Businesses .............................................  11
           1. Securities Brokerage Operations ...........................  11
           2. Land Development Operations ...............................  12
      F.   Principal Liabilities Of The Debtor ..........................  13
           1. Debtor's Debt For Borrowed Money ..........................  13
           2. Other Liabilities .........................................  15

III.  MANAGEMENT AND OWNERSHIP OF THE DEBTOR ............................  18
      A.   Board Of Directors Of The Debtor .............................  18
      B.   Management Of The Debtor .....................................  18
      C.   Certain Relationships And Related Transactions With
           Officers And Directors .......................................  19
      D.   Ownership Of The Debtor ......................................  19

IV. THE CHAPTER 11 CASE .................................................  20
      A.   Events Leading To Or In Contemplation Of The Chapter 11 Case .  20
           1. Dividend Restrictions .....................................  20
           2. Formation Of And Negotiations With Committee Of Senior
              Noteholders ...............................................  20
           3. Qualified Auditor's Opinion ...............................  22
           4. Public Debt Ratings .......................................  22
           5. Tender Offer Of Trygg-Hansa; Transfer Of Stock ............  23
           6. The Pre-Reorganization Agreement ..........................  23
           7. The Proposed Restructuring And Third Party Releases .......  24
      B.   Commencement Of The Chapter 11 Case ..........................  26
      C.   Description Of Significant Events During The Pendency Of
           The Chapter 11 Case ..........................................  26
           1. Retention Of Professionals ................................  26
           2. Administrative Services Arrangement .......................  26
           3. The Official Committee Of Unsecured Creditors .............  26
           4. Transfer Of Interests In Home Insurance ...................  26
      D.   Business And Operations Of Reorganized Home ..................  27

      E.   Credit Rating Of The Zurich Note Entity And The Zurich
           Put Entity ...................................................  28
      F.   Certain Subordination Provisions .............................  28

V. SUMMARY OF THE PLAN OF REORGANIZATION ................................  29
      A.   Overall Structure Of The Plan ................................  29
      B.   Certain Matters Regarding Classification And Treatment Of
           Claims And Equity Interests ..................................  30
           1. Unclassified Claims (Not Entitled To Vote On The Plan) ....  30
           2. Unimpaired Class Of Claims ................................  31
           3. Impaired Classes Of Claims ................................  32
           4. Impaired Classes Of Claims And Equity Interests ...........  34
      C.   Description Of Securities And Instruments To Be Issued In
           Connection With The Plan .....................................  34
           1. Earn Out Notes Series I ...................................  34
           2. Earn Out Notes Series II ..................................  38
           3. Earn Out Notes Series III .................................  41
           4. New Notes .................................................  42
           5. Membership Units ..........................................  43
           6. New Common Stock ..........................................  44
      D.   The Percentage Formula .......................................  44
      E.   Home Insurance Settlement ....................................  44
      F.   Certain Provisions Regarding Corporate Governance And
           Management Of Reorganized Home ...............................  45
           1. General ...................................................  45
           2. Meetings Of Reorganized Home Stockholders .................  45
           3. Directors And Officers Of Reorganized Home ................  45
           4. Amended Bylaws And Amended Certificate Of Incorporation ...  46
           5. Issuance Of New Securities ................................  46
      G.   Means For Implementation Of The Plan .........................  46
           1. Sources Of Payment ........................................  46
           2. Tender Offer ..............................................  46
           3. Consummation Of Acquisition ...............................  47
           4. Waiver Of Claims; Covenant Not To Sue; Releases ...........  47
           5. Professional Fees .........................................  48
      H.   Effect Of Confirmation Of Plan ...............................  48
           1. Tern Of Bankruptcy Injunction Or Stays ....................  48
           2. Revesting Of Assets .......................................  48
           3. Causes Of Action ..........................................  48
           4. Discharge Of Debtor .......................................  49
           5. Injunction ................................................  49
           6. Termination Of Subordination Rights .......................  49
      I.   Distributions Under The Plan .................................  49
           1. In General ................................................  49
           2. Distributions Of Cash .....................................  50
           3. Timing Of Distributions ...................................  50
           4. Minimum Distributions .....................................  50
           5. Fractional Shares; Multiples Of New Notes .................  50
           6. Unclaimed Distributions ...................................  50
           7. Distributions To Holders As Of The Record Date ............  50
           8. Distributions Withheld For Disputed General Unsecured
              Claims ....................................................  51
           9. Distributions Upon Allowance Of Disputed Unsecured Claims .  51
           10. Disbursing Agent .........................................  51
      J.   Objections To And Resolution Of Administrative Expense
           Claims, And Equity Interests .................................  51

      K.   Administrative Claims Reserve ................................  52
      L.   Cancellation And Surrender Of Existing Securities And
           Agreements ...................................................  52
      M.   Retention Of Jurisdiction ....................................  52
      N.   Miscellaneous Matters ........................................  53
           1. Professional Compensation And Reimbursement Claims ........  53
           2. Assumption Or Rejection Of Executory Contracts And
              Unexpired Leases ..........................................  53
           3. Releases ..................................................  54
           4. Indemnification Obligations ...............................  54
           5. Exemption From Transfer Taxes .............................  55
           6. Injunction Regarding Worthless Stock Deduction And Reattribution Of NOLs To The Debtor Or Reorganized Home ... 55
           7. Exculpation ...............................................  55
           8. Termination Of Committee ..................................  55
           9. Post-Confirmation Date Fees And Expenses ..................  55
           10. Payment Of Statutory Fees ................................  56
           11. Amendment Or Modification Of The Plan ....................  56
           12. Revocation Or Withdrawal Of The Plan And Termination .....  56
           13. Plan Supplement ..........................................  56
           14. Allocation Of Plan Distributions Between Principal And
               Interest .................................................  57
           15. Waiver Of Fed. R. Civ. P. 62(a) ..........................  57

VI. CERTAIN FACTORS TO BE CONSIDERED ....................................  57
      A.   General Considerations .......................................  57
      B.   Risk Factors .................................................  57
           1. Certain Bankruptcy Considerations .........................  57
           2. Failure Of Conditions Precedent To The Effective Date .....  57
           3. Inherent Uncertainty Of Financial Projections .............  57
           4. Taxation ..................................................  58
           5. No Assurance Of Active Public Market For New Notes,
              Earn Out Notes, And New Common Stock ......................  58
           6. Appeal Of Confirmation Order ..............................  58

VII. RESALE OF SECURITIES RECEIVED UNDER THE PLAN .......................  58
      A.   Registration Of Securities ...................................  58
      B.   Restrictions On Transfer Of New Common Stock .................  59

VIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ...............  59
      A.   Federal Income Tax Consequences To The Debtor ................  60
           1. Cancellation Of Indebtedness Income .......................  60
           2. Net Operating Loss Carryovers; Limitations ................  60
           3. Alternative Minimum Tax ...................................  64
      B.   Federal Income Tax Consequences To Creditors .................  64
           1. Class 1, 2 And 3 Creditors ................................  64
           2. Class 4 Creditors Receiving New Notes And Earn Out Notes ..  64
           3. Installment Sales .........................................  67
           4. Treatment Of Accused Interest .............................  68
      C.   Federal Income Tax Treatment Of Payments On The New Notes
           And The Earn Out Notes .......................................  68
           1. Original Issue Discount ...................................  68
           2. Treatment As Equity .......................................  70
      D.   New Notes Tender Offer .......................................  70
      E.   Effect Of Future Transactions On Holders Of Earn Out Notes ...  70
      F.   Federal Income Tax Consequences To Shareholders ..............  70

IX. FEASIBILITY; BEST INTEREST OF CREDITORS; CONFIRMATION OF THE PLAN ...  71
      A.   Feasibility Of The Plan ......................................  71
      B.   Acceptance Of The Plan .......................................  71
      C.   Best Interests Of Holders Of Claims And Equity Interests .....  72
      D.   Liquidation Analysis .........................................  72
      E.   Valuation Of New Notes, Earn Out Notes, And Membership Units .  73
      F.   Confirmation Without Acceptance Of All Impaired Classes: The
           "Cramdown" Alternative .......................................  73
      G.   Effectiveness Of The Plan ....................................  74
           1. Conditions Precedent To Effectiveness .....................  74
           2. Effect Of Failure Of Conditions ...........................  75
           3. Waiver Of Conditions ......................................  75

X. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN ............  75
      A.   Continuation Of The Chapter 11 Case ..........................  75
      B.   Liquidation Under Chapter 7 ..................................  76
      C.   Dismissal Of The Case ........................................  76

XI. VOTING REQUIREMENTS .................................................  76
      SPECIAL NOTE FOR HOLDERS OF SECURITIES ............................  77
      A.   Beneficial Owners ............................................  77
      B.   Brokerage Firms, Banks, And Other Nominees ...................  78
      C.   Fiduciaries And Other Representatives ........................  78
      D.   Parties In Interest Entitled To Vote .........................  78
      B.   Classes Impaired Under The Plan ..............................  79

XII. CONCLUSION .........................................................  79
      A.   Hearing On And Objections To Confirmation Of Plan ............  79
           1. Confirmation Hearing ......................................  79
           2. Date Set For Filing Objections To Confirmation ............  80
      B.   Recommendation ...............................................  81

                            GLOSSARY OF CERTAIN TERMS

Term                                                                      Page
----                                                                      ----

12% Senior Subordinated Notes ...........................................   8
12% Senior Subordinated Working Capital Notes ...........................   8
7-7/8% Senior Notes .....................................................   9
7-7/8% Senior Sinking Fund Notes ........................................   9
7% Senior Notes .........................................................   9
Bondholder Agreement ....................................................   9
Centre Re (Bermuda) .....................................................   8
Consent Order ...........................................................   5
Department ..............................................................   5
Equity Repurchase Transaction ...........................................   8
Excess of Loss Reinsurance Agreement ....................................  10
Home Insurance ..........................................................   5
Interest Deferral Agreement .............................................   8
Investor Group ..........................................................   7
IP ......................................................................   7
Junior Notes ............................................................   8
Manager Corporation .....................................................  27
Mandatory Control Level Event ...........................................   6
NOLs ....................................................................  64
Order Supervision .......................................................   6
Pre-Reorganization Agreement ............................................  25
Preferred Stock .........................................................   8
REC .....................................................................   6
Recapitalization Agreement ..............................................   8
REM .....................................................................   7
SE Banken ...............................................................  24
Services Agreement ......................................................   9
Sterling Forest .........................................................   6
Sterling Forest Agreement ...............................................  13
Sterling Forest Lands ...................................................   6
Sterling Forest Series A Property .......................................  13
Sterling Forest Series B Property .......................................  13
Sterling Management .....................................................   6
Tax Savings .............................................................  37
Title 11 Exception ......................................................  67
Trygg-Hansa .............................................................   7
Trygg Shareholders ......................................................  67
Trygg Takeover ..........................................................  66
ZCI .....................................................................   8
ZCMC ....................................................................  13
ZHI .....................................................................   7
ZIM .....................................................................   9
ZRCH ....................................................................  30
ZRNA ....................................................................  29
Zurich ..................................................................   3
Zurich Entity ...........................................................  38

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE FOLLOWING SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED TO THE PLAN, THE PLAN SUPPLEMENT, AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. ALL CREDITORS SHOULD READ CAREFULLY THE "RISK FACTORS" SECTION HEREOF BEFORE VOTING FOR OR AGAINST THE PLAN. SEE "CERTAIN FACTORS TO BE CONSIDERED--RISK FACTORS."

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW. THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF THE DEBTOR SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS, AND IS NOT TO BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE DESCRIPTION OF THE DEBTOR, ITS BUSINESS, AND EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASE, HAS BEEN OBTAINED FROM VARIOUS DOCUMENTS, AGREEMENTS, AND OTHER WRITINGS RELATING TO THE DEBTOR AND FROM DISCUSSIONS WITH, AND VARIOUS WRITINGS PREPARED BY, RISK ENTERPRISE MANAGEMENT LIMITED, ZURICH INSURANCE COMPANY (OR AN AFFILIATE THEREOF), TRYGG-HANSA AB, AND AN AD HOC COMMITTEE OF CERTAIN NOTEHOLDERS FORMED PRIOR TO THE CHAPTER 11 CASE, AND THEIR RESPECTIVE COUNSEL AND FINANCIAL ADVISORS. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF THE DEBTOR OR ANY OTHER PARTY IN INTEREST HAVE BEEN SUBMITTED TO OR APPROVED BY SUCH PARTY, BUT NEITHER THE DEBTOR NOR ANY SUCH PARTY MAKES ANY REPRESENTATION OR WARRANTY REGARDING SUCH DESCRIPTIONS.

THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING INVOLVING THE DEBTOR, ZURICH INSURANCE COMPANY (OR ITS AFFILIATES), TRYGG-HANSA AB OR ANY OTHER PARTY IN INTEREST, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, FINANCIAL, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTOR.

                                EXECUTIVE SUMMARY

      On January 15, 1998, Home Holdings Inc. ("Home Holdings" or the "Debtor") filed a petition for relief under Chapter 11 of the Bankruptcy Code. On January 15, 1998, the Debtor also filed its plan of reorganization, dated January 15, 1998 (as it may be amended, modified, or supplemented, the "Plan") which sets forth the manner in which Claims against and Equity Interests in the Debtor will be treated. This Disclosure Statement describes certain aspects of the Plan, the Debtor's business, and related matters. This Executive Summary is intended solely as a summary of the distribution provisions of the Plan and related matters. FOR A COMPLETE UNDERSTANDING OF THE PLAN YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS AND SCHEDULES THERETO IN THEIR ENTIRETY. ALL CREDITORS SHOULD READ CAREFULLY THE "RISK FACTORS" SECTION HEREOF BEFORE VOTING FOR OR AGAINST THE PLAN. SEE "CERTAIN FACTORS TO BE CONSIDERED--RISK FACTORS." Capitalized terms used in this Executive Summary and not otherwise defined have the meanings ascribed to them in the Disclosure Statement and the Plan.

A. Summary Of The Plan Of Reorganization

      After careful review of the Debtor's business and the Debtor's prospects as an ongoing business, the Debtor, in consultation with certain Affiliates and an unofficial committee of noteholders that was formed prior to the filing of the Chapter 11 petition (the "Senior Noteholders' Committee"), has concluded that the recovery to creditors will be maximized by Home Holdings' continued operation as a going concern under the terms of the Plan. According to its liquidation analysis, the Debtor is worth more to its creditors as a going concern than it would be upon liquidation. To achieve that value, the Plan contemplates the issuance of New Common Stock, New Notes, Earn Out Notes, and Membership Units to certain creditors.

      Under the Plan, Claims against and Equity Interests in the Debtor are divided into Classes. Certain unclassified Claims, including Administrative Claims and Priority Tax Claims, and the Class of Other Priority Claims will receive payment in Cash either on the Effective Date, as such Claims are liquidated, or in installments over time, as permitted by the Bankruptcy Code, or as agreed upon by the holders of such Claims. Other than the unclassified Claims, all other Claims and all Equity Interests are classified into twelve
(12) classes or subclasses and will receive the distributions and recoveries (if any) described in the table below.

      The table summarizes the classification and treatment of the principal pre-petition Claims and Equity Interests under the Plan. The classification and treatment of all Classes are described in greater detail in the section of the Disclosure Statement entitled "SUMMARY OF THE PLAN OF REORGANIZATION--Certain Matters Regarding Classification And Treatment Of Claims And Equity Interests." Estimated and Allowed Claim amounts are based upon the Debtor's books and records. There can be no assurance that the estimated amounts below are correct, and actual Claim amounts may be significantly different from the estimates. This summary is qualified in its entirety by reference to the provisions of the Plan.

Class Description                         Treatment Under The Plan

Class 1:  Other Priority            o   Unimpaired
Estimated Allowed Amount:  $0
  as of January 15, 1998            o   Each holder of an Allowed Class 1 Other
                                        Priority Claim will receive payment in
                                        full (in cash) of its Allowed Other
                                        Priority Claim on the Effective Date or
                                        as soon thereafter as is practicable.

Class 2: Convenience Claims         o   Unimpaired
Estimated Allowed Amount:  $0
  as of January 15, 1998            o   Each holder of an Allowed Class 2
                                        Convenience Claim will receive payment
                                        in full (in cash) of its Allowed

                                        Convenience Claim on the Effective Date
                                        or as soon thereafter as is practicable.

Class 3: Secured Claims             o   Unimpaired
Estimated Allowed Amount: $0
  as of January 15, 1998            o   At the option of the Debtor, the Debtor
                                        will (i) reinstate such Allowed Secured
                                        Claims by curing all outstanding
                                        defaults with all legal, equitable, and
                                        contractual rights remaining unaltered,
                                        (ii) pay in full (in cash) such Allowed
                                        Secured Claims on the Effective Date or
                                        as soon thereafter as practicable, or
                                        (iii) relinquish the collateral securing such Allowed Secured Claims and pay any interest required to be paid under section 506(b) of the Bankruptcy Code.

Class 4: Unsecured Claims

Group 4-A: General Unsecured        o   Impaired
Claims Estimated Allowed
Amount: $11,857,704                 o   On the Initial Distribution Date or as
  as of January 15, 1998                soon thereafter as is practicable, each
                                        holder of an Allowed General Unsecured
                                        Claim as of the Record Date will receive
                                        (x) New Notes in a principal amount
                                        equal to the product of the Percentage
                                        Formula and such holder's Allowed
                                        General Unsecured Claim, (y) its Pro
                                        Rata Share of units of Earn Out Notes
                                        Series I, and (z) its Pro Rata Share of
                                        Membership Units in a limited liability
                                        company which is to acquire all of the
                                        outstanding shares of stock of Home
                                        Insurance. On each Subsequent
                                        Distribution Date, each holder of an
                                        Allowed General Unsecured Claim which
                                        was a Disputed Claim on the Initial
                                        Distribution Date or the prior
                                        Subsequent Distribution Date shall
                                        receive a Pro Rata Share of the amount
                                        of Earn Out Notes Series I, New Notes,
                                        and Membership Units in the Reserve in
                                        accordance with Section 5.3 of the Plan.

Group 4-B: Senior 7% Note Claims    o   Impaired
Allowed Amount:  $104,545,859.37
                                    o   On the Initial Distribution Date or as
                                        soon thereafter as is practicable, each
                                        holder of an Allowed Senior 7% Note
                                        Claim as of the Record Date will receive
                                        (x) New Notes in a principal amount
                                        equal to the product of the Percentage
                                        Formula and such holder's Allowed Senior
                                        7% Note Claim, (y) its Pro Rata Share of units of Earn Out Notes Series I, and
                                        (z) its Pro Rata Share of Membership
                                        Units in a limited liability company
                                        which is to acquire all of the
                                        outstanding shares of stock of Home
                                        Insurance.

Group 4-C: Senior 7-7/8% Sinking    o   Impaired
   Fund Note Claims
Allowed Amount:  $188,568,871.16    o   On the Initial Distribution Date or as
                                        soon thereafter as is practicable, each
                                        holder of an Allowed Senior 7-7/8%
                                        Sinking Fund Note Claim as of the Record
                                        Date will receive (x) New Notes in a
                                        principal amount equal to the
                                        product of the Percentage Formula and
                                        such holder's Allowed Senior 7-7/8%
                                        Sinking Fund Note Claim, (y) its Pro
                                        Rata Share of units of Earn Out Notes
                                        Series I, and (z) its Pro Rata Share of
                                        Membership Units in a limited liability
                                        company which is to acquire all of the
                                        outstanding shares of stock of Home
                                        Insurance.

Group 4-D: Senior 7-7/8% Note       o   Impaired
Claims Allowed Amount: $543,171.81
                                    o   On the Initial Distribution Date or as
                                        soon thereafter as is practicable, each
                                        holder of an Allowed Senior 7-7/8% Note
                                        Claim as of the Record Date will receive
                                        (x) New Notes in a principal amount
                                        equal to the product of the Percentage
                                        Formula and such holder's Allowed Senior
                                        7-7/8% Note Claim, (y) its Pro Rata
                                        Share of units of Earn Out Notes Series
                                        I, and (z) its Pro Rata Share of
                                        Membership Units in a limited liability
                                        company which is to acquire all of the
                                        outstanding shares of stock of Home
                                        Insurance.

Group 4-E: Home Insurance Claim     o   Impaired
Allowed Amount:  $14,145,407
                                    o   On the Initial Distribution Date or as
                                        soon thereafter as is practicable, Home
                                        Insurance will receive Earn Out Notes
                                        Series III pursuant to the Home
                                        Insurance Settlement.

Class 5: Senior Working Capital     o   Impaired
   Note Claims
Allowed Amount:  $71,424,889        o   On the Initial Distribution Date or as
                                        soon thereafter as is practicable, each
                                        holder of an Allowed Senior Working
                                        Capital Note Claim as of the Record Date will receive a Pro Rata Share of the New
                                        Common Stock Distribution Pool.

Class 6: Junior Note Claims         o   Impaired
Allowed Amount:  $41,340,232
                                    o   On the Initial Distribution Date or as
                                        soon thereafter as is practicable, each
                                        holder of an Allowed Junior Note Claim
                                        as of the Record Date will receive the
                                        Earn Out Notes Series II. Zurich Home
                                        Investments Limited will waive its
                                        Junior Note Claims and its right to
                                        receive a distribution on account of its Junior Note Claims.

Class 7:  Senior Subordinated       o   Impaired
 Note Claims
Allowed Amount:  $0                 o   Will not receive or retain any property
                                        or interest in property under the Plan.

Class 8: Equity Interests           o   Impaired
Estimated Number Of
Shares Outstanding:                 o   Will not receive or retain any property
 Preferred stock - 170                  or interest in property under the Plan.
 Series A common stock -
    14,114,500
 Series B convertible stock -
    11,425,177

Funding The Plan

      The Plan will be funded from several sources. Allowed Administrative Expense Claims and the Allowed professional fees and expenses referred to in
Section 8.11 of the Plan will be paid by the Debtor by means of one or more dividends to the Debtor from two of its subsidiaries: Home Insurance (whose dividends are subject to the approval of the New Hampshire Insurance Department (the "Department"), which approval the Debtor believes will be forthcoming based upon discussions leading to the formulation and filing of the Plan and the Department's preliminary support for the Plan), and Sterling Forest Management LLC. All such payments will be made on the Effective Date or as otherwise provided under the terms of the Plan. Payments to be made under the Plan with respect to all other Classes of Claims will be made pursuant to the Earn Out Notes and the other instruments and securities that are issued and delivered under the Plan.

Tender Offer For New Notes

      As provided in the New Note Tender Offer Undertaking, the Zurich Note Entity will offer to purchase any and all outstanding New Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal not later than the sixtieth (60th) day after the Effective Date. The Zurich Note Entity will offer to purchase the New Notes at a price equal to the sum of 99% of (i) the face amount of the New Notes and (ii) all accrued and unpaid interest on such New Notes as of the date that the Zurich Note Entity makes the payments referred to in Section 8.3(c) of the Plan. The Zurich Note Entity currently intends to hold any New Notes it acquires after the tender offer and does not intend to dispose of such New Notes. For a more detailed discussion of the tender offer, see "SUMMARY OF THE PLAN OF REORGANIZATION-- Means For Implementation Of The Plan--Tender Offer."

Releases

      The Plan provides that any holder of a Claim against or Equity Interest in the Debtor shall release the Debtor, Reorganized Home, Home Insurance, the Trygg-Hansa Group, the Zurich Group, the Department, and certain related parties with respect to liabilities relating to the Debtor, the Chapter 11 Case, or the Plan. For further discussion concerning the releases, see "THE CHAPTER 11 CASE--Events Leading To Or In Contemplation Of The Chapter 11 Case--The Proposed Restructuring And Third Party Releases" and "SUMMARY OF THE PLAN OF REORGANIZATION--Means For Implementation Of The Plan--Waiver Of Claims; Covenant Not To Sue; Releases."

Home Insurance Settlement

      Home Holdings and Home Insurance have agreed to settle the Home Insurance Claim pursuant to the terms of the Home Insurance Settlement. The Home Insurance Settlement provides that Home Insurance will release the Home Insurance Claim and receive Earn Out Notes Series III as a distribution under the Plan. In addition, on the Effective Date, the Debtor and Home Insurance will exchange mutual releases in favor of the other party, except with respect to obligations under or pursuant to the Plan. Home Insurance will also be entitled to receive a release under the Plan. For a more detailed description of the Home Insurance Settlement, see "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE--Principal Liabilities Of The Debtor--Other Liabilities--Liabilities To Home Insurance" and "SUMMARY OF THE PLAN OF REORGANIZATION--Home Insurance Settlement."

Transfer Of Home Insurance Stock

      Immediately prior to the Effective Date, the Debtor will transfer the shares of Home Insurance to a newly formed limited liability company, Home Insurance Holdings, LLC, pursuant to the Acquisition Agreement. For further discussion concerning the transfer of the shares of Home Insurance, see "THE CHAPTER 11 CASE--Description Of Significant Events During The Pendency Of The Chapter 11 Case--Transfer Of Interests In Home Insurance" and "SUMMARY OF THE PLAN OF REORGANIZATION--Means For Implementation Of The Plan--Consummation Of Acquisition."

B. Summary Of Post-Consummation Activities

      Attached hereto as Exhibit B are financial statements which project the financial performance of Reorganized Home through the year 2002. It is anticipated that, following the Effective Date, Reorganized Home will be merged with and into Zurich Reinsurance North America, a Connecticut insurance company ("ZRNA"). ZRNA is the principal underwriting affiliate of Zurich Insurance Company in the North American market for traditional property and casualty reinsurance. For a more detailed description of the anticipated business and operations of Reorganized Home, see "THE CHAPTER 11 CASE--Business And Operations Of Reorganized Home."

C. Projected Recoveries Under The Plan

      THE PROJECTED RECOVERIES SET FORTH BELOW HAVE BEEN PREPARED BY HOULIHAN, LOKEY, THE FINANCIAL ADVISORS TO THE SENIOR NOTEHOLDERS' COMMITTEE, AND ARE PREDICATED UPON THE FINANCIAL PROJECTIONS OF REORGANIZED HOME SET FORTH IN EXHIBIT B HERETO AND THE ASSUMPTIONS SUMMARIZED BELOW, INCLUDING THE ASSUMPTION THAT REORGANIZED HOME WILL BE MERGED WITH AND INTO ZRNA. PROJECTED RECOVERIES ARE AS OF AN ASSUMED EFFECTIVE DATE OF APRIL 15, 1998. TO THE EXTENT THAT ACTUAL RESULTS VARY FROM THE PROJECTIONS OR THE ASSUMPTIONS, RECOVERIES WILL VARY FROM THOSE SET FORTH BELOW. CREDITORS ARE ENCOURAGED TO READ THE ASSUMPTIONS SET FORTH BELOW IN THEIR ENTIRETY TO FULLY UNDERSTAND THE MANNER IN WHICH THE PROJECTED RECOVERIES WERE DETERMINED. HOULIHAN LOKEY HAS NOT PERFORMED AN INDEPENDENT INVESTIGATION TO ASSESS THE REASONABLENESS OF THE FINANCIAL PROJECTIONS AND MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE REASONABLENESS OF THE FINANCIAL PROJECTIONS.

                              Projected Recoveries

      The following projected recoveries are based on the assumptions set forth below and subject to the qualification and limitations in this Disclosure Statement.

                                                                  Projected
                                                                  Recovery Of
Class Or Subclass                                                Allowed Claims

Class 1               Other Priority Claims100%
Class 2               Convenience Claims........................       100%
Class 3               Secured Claims............................       100%
Class 4               Unsecured Claims
        Group 4-A     General Unsecured Claims..................      38.3%
        Group 4-B     Senior 7% Note Claims.....................      38.3%
        Group 4-C     Senior 7-7/8% Sinking Fund Note Claims....      38.3%
        Group 4-D     Senior 7-7/8% Note Claims.................      38.3%
        Group 4-E     Home Insurance Claim......................      38.3%
Class 5               Senior Working Capital Note Claims........      [* ]%
Class 6               Junior Note Claims........................      44.2%**
Class 7               Senior Subordinated Note Claims...........         0%
Class 8               Equity Interests..........................         0%


--------

(1) The value of the New Common Stock is speculative and no specific value is ascribed to the New Common Stock for purposes of computing a projected recovery for Class 5. From a theoretical basis, the New Common Stock has a positive value, based on principles similar to those applicable to option pricing theory (e.g., the Black Scholes Formula). Because the factors to determine such value are, for the most part, subject to a wide range of possibilities, such value is deemed too speculative to be quantified herein.

(2) The recovery ascribed to the holder of the Class 6 Claim is in connection with, among other things, the holder's participation in the transactions contained in "THE CHAPTER 11 CASE -- Events Leading To Or In Contemplation Of The Chapter 11 Case -- The Proposed Restructuring And Third Party Releases."

      The following table is for illustrative purposes only and is intended to show the distribution that a holder of an Allowed Senior Note Claim or an Allowed General Unsecured Claim would receive pursuant to the Plan.

                                     TABLE I

          Estimated Recoveries Per Class 4-A, 4-B, 4-C, and 4-D Claims


                                                                            Number          Principal
Groups                                                                    Of Notes        Outstanding       Claim
------                                                                    --------        -----------       -----
Group 4-B: Home Holdings 7% Senior Notes due 1998                          100,000       $100,000,000       $104,545,859

Group 4-C: Home Holdings 7-7/8% Senior Sinking Fund Notes due 2003         179,483       $179,483,000       $188,568,871

Group 4-D: Home Holdings 7-7/8% Senior Notes due 2003                          517           $517,000           $543,172
                                                                        ----------    ---------------    ---------------

                                                                           280,000       $280,000,000       $293,657,902

Group 4-A: General Unsecured Claims                                                                          $11,857,704
                                                                                                         ---------------

---------------------------------------------------------------------------------------------------------------------------
Total Class 4 Claims Receiving Earn Out Notes Series I                                                      $305,515,606
---------------------------------------------------------------------------------------------------------------------------

                                                                                                               New Notes
Recovery Per $1,000 of Allowed Claim (2)                                                                       Principal
----------------------------------------
                                                                                                Claim          Amount(5)
                                                                                                -----          ---------

Group 4-A: General Unsecured Claims                                                            $1,000            $227.57

Group 4-B: Home Holdings 7% Senior Notes due 1998                                              $1,000            $227.57

Group 4-C: Home Holdings 7-7/8% Senior Sinking Fund Notes due 2003                             $1,000            $227.57

Group 4-D: Home Holdings 7-7/8% Senior Notes due 2003                                          $1,000            $227.57

                                                                            New Notes     Number Of    Number         Estimated
                                                                            Principal    Membership    Of EONS         Value Of
Groups                                                                      Amount(4)      Units(1)   Series I        EONS I(3)
------                                                                      ---------      --------   --------        ---------
Group 4-B: Home Holdings 7% Senior Notes due 1998                         $23,791,697       104,546      104,546    $16,493,818

Group 4-C: Home Holdings 7-7/8% Senior Sinking Fund Notes due 2003        $42,912,971       188,569      188,569    $29,749,821

Group 4-D: Home Holdings 7-7/8% Senior Notes due 2003                        $123,611           543          543        $85,694
                                                                       --------------   ----------- ------------ --------------

                                                                          $66,828,279       293,658      293,658    $46,329,333

Group 4-A: General Unsecured Claims                                        $2,698,480        11,858       11,858     $1,870,747
                                                                       --------------   ----------- ------------ --------------

-------------------------------------------------------------------------------------------------------------------------------
Total Class 4 Claims Receiving Earn Out Notes Series I                    $69,526,759       305,516      305,516    $48,200,080
-------------------------------------------------------------------------------------------------------------------------------

                                                                                         Number Of                    Estimated
Recovery Per $1,000 of Allowed Claim (2)                                  Number Of      Membership     Value Of       Value Of
----------------------------------------
                                                                        Series 1 EONS     Units(1)          EONS   Recovery (1)
                                                                        -------------     --------          ----   ------------

Group 4-A: General Unsecured Claims                                           1              1              $158          38.3%

Group 4-B: Home Holdings 7% Senior Notes due 1998                             1              1              $158          38.3%

Group 4-C: Home Holdings 7-7/8% Senior Sinking Fund Notes due 2003            1              1              $158          38.3%

Group 4-D: Home Holdings 7-7/8% Senior Notes due 2003                         1              1              $158          38.3%

(1) Value of New Notes at 99% of principal amount, reflecting Zurich tender offer. The value of the Membership Units, as set forth in the Disclosure Statement, is speculative.

(2) This comparison reflects the distribution on account of a $1,000 Class 4-A, 4-B, 4-C, or 4-D Claim.

(3) Valuation of Earn Out Notes Series I is based on the Assumed Aggregate Payments on Earn Out Notes Series I, as shown in Table II at the end of the "Executive Summary," the discount rates as set forth in this Disclosure Statement, and the timing of receipt of such distributions (assumed to be in the October following the end of the relevant tax year) and the other assumptions and qualifications set forth in the Disclosure Statement.

(4) If the Effective Date is prior to April 15, 1998, the New Notes Principal Amount will be less than the amount set forth herein, and if the Effective Date is after April 15, 1998, the New Notes Principal Amount will be greater than the amount set forth herein.

(5) If the Effective Date is prior to April 15, 1998, the New Notes Principal Amount will be smaller than the amount set forth herein, and if the Effective Date is after April 15, 1998, the New Notes Principal Amount will be greater than the amount set forth herein.

Summary Of Principal Assumptions For Determination Of Projected Recoveries

o The projected recovery is based on the terms of the respective securities to be received by each Class.

o The principal amount of New Notes issued to Groups 4-A, 4-B, 4-C, and 4-D is based on a Commencement Date of January 15, 1998 and an Effective Date of April 15, 1998. The value of the New Notes is assumed to be 99% of the sum of the principal amount and all accrued and unpaid interest, based on the tender offer to be commenced by the Zurich Note Entity. See "SUMMARY OF THE PLAN OF REORGANIZATION--Means For Implementation Of The Plan--Tender Offer."

o The valuation of the respective series of Earn Out Notes is based on the following assumptions:

      - Specified NOL Carryovers (as hereinafter defined) equal $600 million. For a discussion of issues relating to the Specified NOL Carryovers, including possible limitations on their utilization, see "CERTAIN FACTORS TO BE CONSIDERED--Risk Factors--Taxation" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--Federal Income Tax Consequences To The Debtor--Net Operating Loss Carryovers."

      - In fiscal 1998 through fiscal 2000, Reorganized Home will generate pretax income, available for utilization of the Specified NOL Carryovers in an amount equal to the amounts set forth in the Projections in Exhibit B (as adjusted for projected permanent and temporary differences between financial and taxable income, as determined by Zurich, to derive regular taxable income). The projected pretax income of Reorganized Home, assuming it is merged with and into ZRNA, is as follows:

                                  Projected                      Assumed
            Year                  Pretax Income                  Tax Savings
            ----                  -------------                  -----------
            1998                  $170.0 million                 $56.1 million
            1999                  $208.4 million                 $68.8 million
            2000*                 $262.5 million                 $77.6 million

      - Net operating loss carryforwards as computed for alternative minimum income tax ("AMT") purposes ("AMT NOLs") are assumed to equal the Specified NOL Carryovers.** Taxable income for AMT purposes ("AMT Taxable Income") is assumed to equal regular taxable income. It is also assumed for AMT purposes that the Specified NOL Carryovers may offset no more than 90% of AMT Taxable Income.

      - A Federal corporate tax rate of 35% and an AMT rate of 20% are assumed. Current tax rates are assumed and no prediction of the impact of changes in future tax rates is made or reflected herein.

----------

(1) Assumed Tax Savings for years after 2000 will not significantly affect the valuation of the Earn Out Notes due to deferred payment of such savings, together with high discount rates. Accordingly, Tax Savings from those years have not been utilized to value the Earn Out Notes.

(2) Any theoretical differences between the computation of NOLs and AMT NOLs are not significant for Reorganized Home. Based on its tax returns as filed and estimates as of December 31, 1997, the Debtor's AMT NOLs are estimated to be approximately $100 million less than its NOLs, each as of December 31, 1997. That difference is almost entirely attributable to Home Insurance and should not cause a significant difference between Reorganized Home's NOLs and AMT NOLs. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES-Federal Income Tax Consequences To The Debtor-Net Operating Loss Carryovers; Limitations And Alternative Minimum Tax."

      - The amount of Tax Savings (as hereinafter defined) is equal to the difference of (i) taxes due on the projected pretax income based on the Federal corporate tax rate (without utilization of the Specified NOL Carryovers) and (ii) taxes assumed to be paid (with utilization of the Specified NOL Carryovers). Certain additional Tax Savings may be derived from the use of NOLs to reduce state income taxes. No assumption concerning such additional Tax Savings, if any, is made.

      - A 5-year Treasury Note rate of 5.80%. Current interest rates are assumed and no prediction of the impact of changes in future interest rates is made or reflected herein.

      - For purposes of determining the present discounted value of payments made on the Earn Out Notes, the following discount rates were used for payments received on the Earn Out Notes Series I and the Earn Out Notes Series III in respect of Tax Savings of prior fiscal years:


            Payment Received On Earn Out
                Notes In October Of:                 Discount Rate:
                --------------------                 --------------
                      1999                                17.5%
                      2000                                17.5%
                      2001                                17.5%
                      2002 and after                      22.5%

      - The discount rate applied to payments on the Earn Out Notes Series II is 22.5% for each year. A higher discount rate is utilized in computing the present value of the assumed payments on the Earn Out Notes Series II because the holders of the Earn Out Notes Series II are subject to the added risk of repaying a portion of the prior payments to the extent tax benefits are decreased due to a subsequent reduction of the Specified NOL Carryovers.

o The value of the Membership Units, which represents the residual value in Home Insurance whose insurance operations are being fully run-off and subject to the Order of Supervision, is speculative and no specific quantitative value is ascribed to the Membership Units for purposes hereof.

D. Acceptances Of The Plan

      All holders of Claims in unimpaired Classes are presumed under the Bankruptcy Code to have voted to accept the Plan. All holders of Claims in impaired Classes that will receive a distribution under the Plan are entitled to vote on the Plan. A Class of Claims has accepted the Plan if votes to accept the Plan are cast by the holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of such Class that actually vote on the Plan. For additional information concerning voting, see "FEASIBILITY; BEST INTEREST OF CREDITORS; CONFIRMATION OF THE PLAN--Acceptance Of The Plan." Class 7 Senior Subordinated Note Claims and Class 8 Equity Interests will receive no benefit or distribution under the Plan and, therefore, are deemed to have rejected the Plan and will not receive ballots for voting.

E. Confirmation Hearing

      The Bankruptcy Court has scheduled the Confirmation Hearing for April 3, 1998 at 9:30 a.m. Eastern Standard Time, before the Honorable Jeffry H. Gallet, United States Bankruptcy Judge, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed on or before March 27, 1998 at 5:00 p.m. Eastern Standard Time. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. The Plan may be modified pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice. At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements for confirmation of the Plan under section 1129 of the Bankruptcy Code have been satisfied and, if appropriate, enter an order confirming the Plan. For a more detailed description of the confirmation requirements, see "FEASIBILITY; BEST INTEREST OF CREDITORS; CONFIRMATION OF THE PLAN." Effectiveness of the Plan is subject to certain conditions precedent. See "FEASIBILITY; BEST INTEREST OF CREDITORS; CONFIRMATION OF THE PLAN--Effectiveness Of The Plan--Conditions Precedent To Effectiveness."

      The following table is for illustrative purposes only and is intended to show the distributions that holders of Earn Out Notes would receive under the assumptions described in the Executive Summary.


                                    Table II


                Summary Of Distributions On Earn Out Notes (EONs)

                             (Dollars in Thousands)

                                                           Oct.       Oct.       Oct.        Oct.      Oct.     Oct.     Oct.
              Payment Made:                               1999       2000       2001        2002      2003     2004     2005
                                                      ------------------------------------------------------------------------
                Tax Year:                               1 (1998)   2 (1999)   3 (2000)   4 (2001)  5 (2002)  6 (2003)  7(2004)
------------------------------------------------------------------------------------------------------------------------------
Assumed Beginning NOL Carryforward                      $600,000   $429,986   $221,616          0        -         -        -
Assumed Taxable Income (1)                              $170,014   $208,370   $262,530   $314,333        -         -        -
Assumed NOL Utilized                                    $170,014   $208,370   $221,616          0        -         -        -
Assumed Ending NOL                                      $429,986   $221,616          0          0        -         -        -

Estimated Income Shielded By NOL                        $153,013   $187,533   $221,616                   -         -        -
Estimated Unshielded/Alternative Minimum Income (2)     $ 17,001   $ 20,837   $ 40,914   $314,333        -         -        -
                                                       ---------  ---------  ---------    -------
       Total Income                                     $170,014   $208,370   $262,530   $314,333        -         -        -

Assumed Tax Rate On Unshielded/Alternative Minimum         20.0%      20.0%      35.0%      35.0%        -         -        -
Income

Taxes Assumed Paid                                       $ 3,400    $ 4,167    $14,320   $110,017        -         -        -
Taxes Assumed Due Without NOL (35% rate)                 $59,505    $72,930    $91,886   $110,017        -         -        -


Estimated Tax Savings                                    $56,105    $68,762    $77,566          0        -         -        -

Allocation Of Tax Savings
Series I                                                 $29,185    $35,769    $40,349          0        -         -        -
Series II                                                $11,501    $13,904    $ 2,897          0        -         -        -
Series III                                               $ 3,868    $ 4,741    $ 5,348          0        -         -        -
Residual Tax Savings (Home Holdings)                     $11,550    $14,348    $28,972          0        -         -        -
                                                         -------    -------    -------          -
                                                         $56,105    $68,762    $77,566          0        -         -        -
Percentage Allocation Of Tax Savings
Series 1                                                  52.02%     52.02%     52.02%
Series 2                                                  20.50%     20.22%      3.74%
Series 3                                                   6.89%      6.89%      6.89%
Residual Tax Savings (Home Holdings)                      20.59%     20.87%     37.35%
                                                          ------     ------     ------
                                                         100.00%    100.00%    100.00%

Assumed Aggregate Payments On EONs(3)
Series I                                                 $10,215    $ 7,926    $ 8,070    $22,690  $33,303   $38,608        -
Series II                                                $11,501    $13,904    $ 2,897          0        0         0        -
Series III                                                     0          0          0    $ 4,627  $ 5,671   $ 6,397        -

                                                          Oct.     Oct.       Oct.       Oct.       Oct.
              Payment Made:                              2006     2007       2008       2009       2010
                                                     -----------------------------------------------------
                Tax Year:                              8 (2005) 9 (2006)  10 (2007)  11 (2008)  12 (2009)
----------------------------------------------------------------------------------------------------------
Assumed Beginning NOL Carryforward                           -        -          -          -          -
Assumed Taxable Income (1)                                   -        -          -          -          -
Assumed NOL Utilized                                         -        -          -          -          -
Assumed Ending NOL                                           -        -          -          -          -

Estimated Income Shielded By NOL                             -        -          -          -          -
Estimated Unshielded/Alternative Minimum Income (2)          -        -          -          -          -

       Total Income                                          -        -          -          -          -

Assumed Tax Rate On Unshielded/Alternative Minimum           -        -          -          -          -
Income

Taxes Assumed Paid                                           -        -          -          -          -
Taxes Assumed Due Without NOL (35% rate)                     -        -          -          -          -


Estimated Tax Savings                                        -        -          -          -          -

Allocation Of Tax Savings
Series I                                                     -        -          -          -          -
Series II                                                    -        -          -          -          -
Series III                                                   -        -          -          -          -
Residual Tax Savings (Home Holdings)                         -        -          -          -          -

                                                             -        -          -          -          -
Percentage Allocation Of Tax Savings
Series 1
Series 2
Series 3
Residual Tax Savings (Home Holdings)



Assumed Aggregate Payments On EONs(3)
Series I                                                     -        -          -          -          -
Series II                                                    -        -          -          -          -
Series III                                                   -        -          -          -          -

(1) Assumed Taxable Income differs slightly from the Projections set forth in Exhibit B due to adjustments by Zurich to account for temporary and permanent differences between book and taxable income.

(2)   NOLs are assumed not to shield more than 90% of taxable income.

(3) The Assumed Aggregate Payments on EONs are based on the assumptions, and subject to the qualifications, set forth in this Disclosure Statement.

                  AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
              AMENDED PLAN OF REORGANIZATION OF HOME HOLDINGS INC.
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                 I. INTRODUCTION

      Home Holdings Inc. ("Home Holdings" or the "Debtor") submits this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330 (as amended, the "Bankruptcy Code"), for use in the solicitation of votes on the Plan of Reorganization of Home Holdings Inc., dated as of January 15, 1998 (as it may be amended, modified, or supplemented from time to time, the "Plan," a copy of which is annexed hereto as Exhibit A), filed with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") on January 15, 1998.

      This Disclosure Statement sets forth certain information regarding the Debtor's pre-bankruptcy history and the anticipated organization and operations of Reorganized Home. This Disclosure Statement also describes the Plan, certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan and the securities to be issued to certain creditors under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims in impaired Classes that are entitled to vote to accept or reject the Plan must follow for their votes to be counted.

      FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST THE DEBTOR, PLEASE SEE "SUMMARY OF THE PLAN OF REORGANIZATION" AND "CERTAIN FACTORS TO BE CONSIDERED."

      THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN ANTICIPATED EVENTS IN THE DEBTOR'S CHAPTER 11 CASE, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTOR BELIEVES THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. THE FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE DESCRIPTION OF THE DEBTOR, ITS BUSINESS, AND EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASE, HAS BEEN OBTAINED FROM VARIOUS DOCUMENTS, AGREEMENTS, AND OTHER WRITINGS RELATING TO THE DEBTOR AND FROM DISCUSSIONS WITH, AND VARIOUS WRITINGS PREPARED BY, RISK ENTERPRISE MANAGEMENT LIMITED, ZURICH INSURANCE COMPANY (OR AN AFFILIATE THEREOF), TRYGG-HANSA AB, AND AN AD HOC COMMITTEE OF CERTAIN NOTEHOLDERS FORMED PRIOR TO THE CHAPTER 11 CASE, AND THEIR RESPECTIVE COUNSEL AND FINANCIAL ADVISORS. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF THE DEBTOR OR ANY OTHER PARTY IN INTEREST HAVE BEEN SUBMITTED TO OR APPROVED BY SUCH PARTY, BUT NEITHER THE DEBTOR NOR ANY SUCH PARTY MAKES ANY REPRESENTATION OR WARRANTY REGARDING SUCH DESCRIPTIONS.

      THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING INVOLVING THE DEBTOR OR ANY OTHER PARTY IN INTEREST, NOR SHALL ANYTHING CONTAINED HEREIN CONSTITUTE AN ADMISSION OF FACT OR LIABILITY BY THE DEBTOR OR ANY OTHER PARTY, OR BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, FINANCIAL, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTOR. THE DEBTOR AND ANY OTHER PARTY IN INTEREST THAT SUBMITTED DESCRIPTIONS SET FORTH HEREIN OF ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL, OR FINANCIAL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS WITH RESPECT TO TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

A. Definitions

      Unless otherwise defined, capitalized terms used in this Disclosure Statement shall have the meanings ascribed to them in the Plan.

B. Notice To Holders Of Claims

      This Disclosure Statement is being transmitted to (a) holders of impaired Claims against the Debtor that are entitled to vote to accept or reject the Plan, (b) holders of unimpaired Claims against the Debtor that are conclusively presumed to have accepted the Plan and hence are not entitled to vote thereon, and (c) holders of impaired Claims against and Equity Interests in the Debtor that will receive or retain no distribution or property under the Plan and, therefore, are presumed to have rejected the Plan and hence are not entitled to vote thereon. The primary purpose of this Disclosure Statement is to provide the holders of Claims against the Debtor that are entitled to vote on the Plan with adequate information to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or to reject the Plan.

      On March 4, 1998, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable the holders of Claims against the Debtor that are entitled to vote to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN, OR AN ENDORSEMENT OF THE PLAN, BY THE BANKRUPTCY COURT.

      WHEN CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR, WHETHER OR NOT THEY ARE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS, YOU ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT CAREFULLY. IN PARTICULAR, ALL HOLDERS OF CLAIMS AGAINST THE DEBTOR THAT ARE ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Case.

      THIS DISCLOSURE STATEMENT AND RECOMMENDATION LETTERS OF THE SENIOR NOTEHOLDERS' COMMITTEE (AS HEREINAFTER DEFINED) AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS (THE "CREDITORS' COMMITTEE") ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtor other than the information contained herein.

      CERTAIN INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.

      Except with respect to the projections set forth in Exhibit B hereto (the "Projections"), which have been prepared by Zurich Insurance Company or an affiliate thereof ("Zurich"), and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur or may have occurred subsequent to the date hereof. These events may have a material impact on the information contained in this Disclosure Statement. The Debtor, Reorganized Home, and Zurich do not intend to update the Projections. Nor shall Houlihan Lokey update the estimated creditor recoveries reflected herein. Thus, the Projections and estimated creditor recoveries will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections or underlying the estimated creditor recoveries. Further, the Debtor does not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstances imply that the information herein is correct or complete as of any time subsequent to the date hereof.

      EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT.

C. Solicitation Package

      Accompanying this Disclosure Statement are copies of (i) the Plan; (ii) the exhibits to the Plan and Disclosure Statement; (iii) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time, and place of the hearing to consider confirmation of the Plan and related matters, and the time for filing objections to confirmation of the Plan (the "Confirmation Hearing Notice"); and, if applicable, (iv) a Ballot (and return envelope) to be used in voting to accept or to reject the Plan. If you did not receive a Ballot in your package and believe that you should have, please contact the Information Agent at the address or telephone number set forth in the next subsection.

D. Voting Procedures, Ballots, And Voting Deadline

      After carefully reviewing the Plan, this Disclosure Statement, and the instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan by checking the appropriate box on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided so that it is RECEIVED no later than the Voting Deadline (as defined below). Please note that if you hold the debt securities evidencing your Claim through a broker or other financial intermediary, you may have to return your ballot to such broker or financial intermediary sufficiently in advance of the Voting Deadline so as to permit such broker or financial intermediary to fill out and return a master ballot by the Voting Deadline. HOLDERS OF SECURITIES SHOULD REFER TO "VOTING REQUIREMENTS--SPECIAL NOTE FOR HOLDERS OF SECURITIES" FOR FURTHER INFORMATION REGARDING VOTING PROCEDURES.

      Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

      FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN MARCH 27, 1998 AT 5:00 P.M. EASTERN STANDARD TIME (THE "VOTING DEADLINE") BY MACKENZIE PARTNERS, INC. AT 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010 (THE "INFORMATION AGENT"). DO NOT RETURN TO THE DEBTOR OR ANY OF ITS ADVISORS DEBT INSTRUMENTS WITH YOUR BALLOT.

      If you (i) have any questions about the procedure for voting your Claim or with respect to the packet of materials that you have received or (ii) wish to obtain, at your own expense, an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact:

                            MacKenzie Partners, Inc.
                            156 Fifth Avenue
                            New York, New York 10010
                            Att'n:  Edith A. Lohman
                            Tel:  (212) 929-5500
                            Tel:  (800) 322-2885

If you have any questions about the amount of your Claim, please contact:

                             MacKenzie Partners, Inc.
                             156 Fifth Avenue
                             New York, New York 10010
                             Att'n:  Edith A. Lohman
                             Tel:  (212) 929-5500
                             Telephone:  (800) 322-2885

FOR FURTHER INFORMATION AND INSTRUCTIONS ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE "VOTING REQUIREMENTS" AND "SPECIAL NOTE FOR HOLDERS OF SECURITIES" IN
SECTION XI.

E. Confirmation Hearing And Deadline For Objections To Confirmation And Adequacy Of Disclosure Statement

      Pursuant to section 1128 of the Bankruptcy Code and Fed. R. Bankr. P. 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing for April 3, 1998 at 9:30 a.m. Eastern Standard Time, before the Honorable Jeffry H. Gallet, United States Bankruptcy Judge, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are RECEIVED on or before March 27, 1998 at 5:00 p.m. Eastern Standard Time by:

                      Counsel To The Debtor

                      Skadden, Arps, Slate, Meagher & Flom LLP
                      919 Third Avenue
                      New York, New York 10022-3897
                      Att'n:  Kayalyn A. Marafioti, Esq.

                      United States Trustee

                      The Office of the United States Trustee
                      Southern District for New York
                      80 Broad Street
                      New York, New York 10004
                      Att'n: Paul K. Schwartzberg, Esq.

                      Counsel For The Official Committee Of Unsecured Creditors

                      Anderson, Kill & Olick
                      1251 Avenue of the Americas
                      New York, New York 10020-1182
                      Att'n:  Anthony Princi, Esq.

                      Counsel For Zurich Centre ReSource Limited

                      Paul, Weiss, Rifkind, Wharton & Garrison
                      1285 Avenue of the Americas
                      New York, New York 10019-6064
                      Att'n:  Alan W. Kornberg, Esq.

                      Counsel For Trygg-Hansa AB

                      Simpson Thacher & Bartlett
                      425 Lexington Avenue
                      New York, New York 10017-3909
                      Att'n:  Lillian Kraemer, Esq.

The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

      THE PLAN HAS THE SUPPORT OF (i) THE CREDITORS' COMMITTEE, (ii) THE PREPETITION SENIOR NOTEHOLDERS' COMMITTEE, WHOSE MEMBERS HELD IN THE AGGREGATE APPROXIMATELY 71.8% OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE SENIOR NOTES IN CLASS 4,(1) (iii) THE HOLDERS OF SENIOR WORKING CAPITAL NOTES IN CLASS 5, (iv) THE HOLDERS OF JUNIOR NOTES IN CLASS 6, AND (v) THE DEBTOR. IN THE VIEW OF THE DEBTOR, THE TREATMENT OF HOLDERS OF CLAIMS IN THE IMPAIRED CLASSES ELIGIBLE TO VOTE CONTEMPLATES A GREATER POTENTIAL RECOVERY FOR SUCH HOLDERS THAN WOULD BE AVAILABLE IN A CHAPTER 7 LIQUIDATION. IN ADDITION, IF THE PLAN IS NOT APPROVED, IT WILL FURTHER DELAY RESOLUTION OF THE DEBTOR'S CHAPTER 11 CASE AND COULD RESULT IN A REORGANIZATION OR LIQUIDATION OF THE DEBTOR ON TERMS LESS FAVORABLE THAN THOSE PROPOSED IN THE PLAN. IN SUCH AN EVENT, THE DEBTOR BELIEVES THAT THE RECOVERY TO THE HOLDERS OF SENIOR NOTES, IF ANY, WILL LIKELY BE LESS THAN THAT PROPOSED IN THE PLAN. ACCORDINGLY, THE DEBTOR BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS IN SUCH CLASSES AND, THUS, RECOMMENDS THAT ALL HOLDERS OF CLAIMS IN THE IMPAIRED CLASSES ENTITLED TO DO SO VOTE TO ACCEPT THE PLAN.

      II. THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE

A. Description Of The Debtor's Business

      Home Holdings, a Delaware corporation, is a holding company for its wholly owned insurance subsidiary, The Home Insurance Company, a New Hampshire corporation ("Home Insurance"), and its other subsidiaries. Prior to June 12, 1995, Home Insurance concentrated on large, complex commercial and specialty risks. These specialty risks included lawyers' liability, directors' and officers' liability, and other specialized property and liability coverage for individuals, professionals, and businesses. Pursuant to a Consent Order, dated June 12, 1995 (the "Consent Order"), issued by the New Hampshire Insurance Department (the "Department"), Home Insurance generally ceased writing new or renewal insurance on June 12, 1995, the date of the closing of the Recapitalization Agreement described below. For information concerning the Recapitalization Agreement, see "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE--The Recapitalization Agreement And Related Agreements." Additionally, on March 3, 1997, the Department issued an Order of Supervision (the "Order of Supervision") placing Home Insurance under formal supervision of the Department. For information concerning the Order of Supervision, see "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE--Order Of Supervision And Other Regulatory Action." On March 7, 1997, A.M. Best downgraded the rating of Home Insurance to E (under state supervision). A.M. Best ratings represent an independent opinion of an insurance company's financial strength and ability to meet its obligations to policyholders.

      In addition, the Debtor through Home Insurance and Sterling Forest Management LLC, a limited liability company wholly owned by the Debtor ("Sterling Management"), owns Sterling Forest LLC ("Sterling

--------

(1) See "THE CHAPTER 11 CASE -- Events Leading To Or In Contemplation Of The Chapter 11 Case-- Formation Of And Negotiations With Committee Of Senior Noteholders" for a discussion concerning the Senior Noteholders' Committee.

Forest"), a limited liability company primarily engaged in property development. Prior to the sale described below, Home Insurance and Sterling Forest owned the largest privately held undeveloped area of land in the greater New York metropolitan area, consisting of approximately 17,500 acres (the "Sterling Forest Lands"). An agreement was entered into, on February 18, 1997, to sell a substantial portion of the Sterling Forest Lands and consummated during February 1998. For information concerning Sterling Forest, see "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE--Other Businesses--Land Development Operations."(2)

      The Debtor through Home Insurance currently owns 40% of the membership interests in Gruntal Financial, LLC ("Gruntal"), a securities brokerage business.(3) Gruntal, through its broker-dealer subsidiaries, Gruntal & Co., LLC ("Gruntal & Co.") and The GMS Group LLC ("GMS"), had approximately 2,000 full-time employees as of December 31, 1996, including approximately 854 account executives located in its 29 offices throughout the United States. For information concerning the Gruntal reorganization, see "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE--Other Businesses--Securities Brokerage Operations."(4)

      The Debtor's executive office is located at 59 Maiden Lane, New York, New York 10038-4548.

      The Debtor currently has no employees.

B. Order Of Supervision And Other Regulatory Action

      On March 3, 1997, Home Insurance was placed under formal supervision by the Department. The Department states in the Order of Supervision that this action was taken in response to Home Insurance's Risk-Based Capital ("RBC") report filed with the Department which indicated that a mandatory control level event had occurred within the meaning of New Hampshire Revised Statutes Annotated 404-F:6 (a "Mandatory Control Level Event"). For information concerning the Mandatory Control Level Event, see "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE--Insurance Operations--Risk-Based Capital." Pursuant to the Order of Supervision, the Department oversees and supervises Home Insurance for the purpose of continuing and intensifying an economic, actuarial, and accounting review of the books, records, and business affairs of Home Insurance so as to determine what future actions may be appropriate. The Order of Supervision also provides that Home Insurance may not take certain actions without the prior approval of the Department, including, among other things:

      (a) make any single claim payment in excess of $1 million except under conditions specified therein;

      (b) make any payment to creditors or other persons in excess of $500,000, except under certain conditions specified therein;

      (c) make any single payment to cedents or reinsurers (a) in excess of $250,000 or (b) out of the ordinary course of business, or any commutation of any amount with any cedents or reinsurers;

      (d)   release any obligation or collateral in excess of $500,000;

      (e) materially change the terms of any contracts or enter into any new contracts in excess of $500,000; and

--------

(2)   This paragraph was prepared in conjunction with counsel for the Zurich
      Group.

(3) On or about December 30, 1997, Home Financial Corp., the Debtor's former holding company of its interests in Gruntal, merged into Home Insurance.

(4) In addition, the Debtor also directly owns 100% of the equity of three other subsidiaries. Maiden Lane Realty, Inc. is a licensed New York real estate brokerage which handles occasional real estate transactions for the Debtor and its subsidiaries. The other two subsidiaries, which are currently dormant, are Home Group Funding Corporation, a special purpose financial services firm, and Home Group Financial Services, Inc., a financial services firm which engaged in the sale and leaseback of cars and furniture.

      (f) engage in any transactions with the Debtor, Risk Enterprise Management Limited ("REM"), the Debtor's majority stockholders, or any subsidiaries, other affiliates, or agents of such entities.

      In addition, without limiting the general authority of the Department as set forth above, the Department under the Order of Supervision has the final authority to approve, disapprove, or control (including the power to direct) the following:

      (i) the initiation, settlement, or withdrawal of any action, dispute, arbitration, litigation, or proceeding of any kind involving Home Insurance other than in the ordinary course of business; and

      (ii) the location and material terms of all banking, investment, trust, deposit, and custodial accounts for assets of Home Insurance, including but not limited to reserves.

      At the time of the Recapitalization (as defined below) in 1995, the Department restricted the licenses of Home Insurance to prohibit the writing of any new or renewal business, except for limited risks that Home Insurance was obligated to continue writing for an interim period until Home Insurance could complete the orderly transition to full run-off of operations. Also, in connection with the closing of the Recapitalization described below, the Department appointed a representative to act as an on-site monitor for the Home Insurance's operations, with certain rights of access and cooperation from the Debtor and REM. The Department also notified the Debtor that, after the Recapitalization, Home Insurance could not pay any dividends to the Debtor without prior approval of the Department. In addition to New Hampshire (the primary domiciliary state of Home Insurance), several states issued orders restricting, suspending, or revoking Home Insurance's licenses or authority to write business.

C. The Recapitalization Agreement And Related Agreements

      The Debtor entered into a recapitalization agreement (as amended, the "Recapitalization Agreement" or the "Recapitalization"), dated as of February 9, 1995, with Trygg-Hansa AB, a corporation organized under the laws of Sweden ("Trygg-Hansa"), Zurich Insurance Company, a corporation organized under the laws of Switzerland ("Zurich"), Zurich Centre Investments Limited, a corporation organized under the laws of Bermuda ("ZCI"), Insurance Partners Advisors, L.P., a Delaware limited partnership ("IP"), and ZCI Investments Limited (now known as Zurich Home Investments Limited), a corporation organized under the laws of Bermuda ("ZHI") (Zurich, ZCI, IP and ZHI are collectively referred to herein as the "Investor Group"). Closing under the Recapitalization Agreement took place on June 12, 1995.

      As noted above, Home Insurance has generally ceased writing new or renewal insurance or reinsurance business, except for limited risks that it is obligated to continue writing for an interim period. Since the closing of the Recapitalization, the business and assets of the Debtor and its subsidiaries have received management services provided by an affiliate of Zurich, as further described below. For further information concerning the management of Home Holdings, see "MANAGEMENT AND OWNERSHIP OF THE DEBTOR--Management Of The Debtor" and "THE CHAPTER 11 CASE--Description Of Significant Events During The Pendency Of The Chapter 11 Case -- Administrative Services Arrangement."

      As a result of the transactions consummated under the Recapitalization Agreement, Trygg-Hansa (including its affiliates) and the Investor Group owned virtually the entire equity interest in the Debtor. Since the closing of the Recapitalization, certain members of the Investor Group transferred their respective equity interests to affiliates. In addition, on November 15, 1997, an affiliate of Trygg-Hansa established the Home Holdings Inc. Stock Trust and, on November 20, 1997, transferred all of its equity interests in Home Holdings to such trust for the benefit of the shareholders of Trygg-Hansa AB as of the date of such transfer. For a more detailed discussion concerning the ownership of the Debtor, see "MANAGEMENT AND OWNERSHIP OF THE DEBTOR--Ownership Of The Debtor."

      The primary transactions constituting the Recapitalization were as follows:

      o The Debtor issued to Trygg-Hansa (a) $98 million aggregate principal amount of the Debtor's 12% Senior Subordinated Notes due December 31, 2004 (the "12% Senior Subordinated Notes") and (b) $80 million aggregate principal amount of the Debtor's 8% Junior

            Subordinated Notes due December 31, 2004 (the "Junior Notes"), in exchange for all notes and other obligations of the Debtor outstanding under the Credit Agreement, dated as of November 20, 1991, as amended (the "Credit Agreement"), by and between the Debtor and Trygg-Hansa and in exchange for the aggregate principal amount of the notes and all other obligations of the Debtor outstanding under the Interest Deferral Agreement, dated as of February 9, 1995 (the "Interest Deferral Agreement"), by and between the Debtor and Trygg-Hansa, representing interest deferred on the Credit Agreement Notes from February 9, 1995 to June 12, 1995. See "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE--Principal Liabilities Of The Debtor--Debtor's Debt For Borrowed Money" for a more detailed description of the refinancing.

      o ZHI purchased, at a purchase price equal to the aggregate liquidation preference of $98 million, 170 shares of the Debtor's Series A Preferred Stock, par value $.01 per share (the "Preferred Stock"), to fund the Equity Repurchase Transaction (as defined below) and to pay non-capitalized expenses associated with the Recapitalization.

      o Trygg-Hansa sold to ZHI (a) 800,000 shares of the Debtor's Series A Common Stock and 333,333 shares of the Series B Common Stock for a purchase price of $7.50 per share and (b) 8-year warrants, for an aggregate purchase price of $124,000; Trygg-Hansa sold to Zurich Home Investments Limited, an affiliate of Zurich, $98 million principal amount of 12% Senior Subordinated Notes of the Debtor held by Trygg-Hansa and $12 million principal amount of Junior Notes of the Debtor held by Trygg-Hansa for $1 million in cash plus the right to receive a contingent payment; and Trygg-Hansa exchanged with ZHI $35 million principal amount of Junior Notes for 6/17ths (i.e., 60 shares) of the number of shares of Preferred Stock.

      o The Debtor consummated a repurchase transaction (the "Equity Repurchase Transaction") pursuant to which participating holders of the Series A Common Stock (other than Centre Reinsurance (Bermuda) Limited ("Centre Re (Bermuda)"), Centre Reinsurance Limited, International Insurance Investors, L.P. and Trygg-Hansa) received $10.00 (net) per share of Series A Common Stock in cash plus a payment of $.20 per share in settlement of certain litigation related to the Recapitalization.

      o To fund additional cash requirements incurred in connection with the Equity Repurchase Transaction, the Recapitalization and other extraordinary needs, Centre Finance and ZCI purchased, in 1995, $15 million principal amount of the Debtor's 12% Senior Subordinated Working Capital Notes due December 31, 2004 (the "12% Senior Subordinated Working Capital Notes") and $12 million principal amount of the Debtor's 7% Series A Senior Working Capital Notes, pursuant to the Amended and Restated Standby Working Capital Credit Agreement, dated as of April 26, 1995, by and between the Debtor and ZHI. In February 1996, the Debtor, ZHI and Trygg-Hansa agreed that the Debtor may issue, and ZHI may purchase, additional 7% Series A Senior Working Capital Notes having an aggregate principal amount of $4 million, and the Debtor issued $3.8 million of these additional notes during 1996.

      o ZCI issued a commitment to extend a line of credit of up to $30 million to Sterling Forest to finance Sterling Forest's activities. Sterling Forest borrowed $20.6 million as of January 14, 1998, bearing interest at a rate of 10% per annum. For further discussion concerning Sterling Forest, see "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE--Other Businesses--Land Development Operations."

      o As of April 7, 1995, ZHI, ZCI, and certain of the holders of the Debtor's 7% Senior Notes due 1998 (the "7% Senior Notes") and 7-7/8% Senior Notes due 2003 (the "7-7/8% Senior Notes") entered into an agreement (the "Bondholder Agreement") pursuant to which each such bondholder delivered to the trustee under the Indentures governing the 7% Senior Notes and the 7-7/8% Senior Notes on April 18, 1995, a Waiver, Consent and Release consenting to waivers and amendments to the Indentures necessary to consummate the Recapitalization. Also pursuant to the Bondholder Agreement, on August 25, 1995, the Debtor completed an exchange offer in which approximately $179 million principal value of the 7-7/8% Senior

            Notes were exchanged for the Debtor's 7-7/8% Senior Sinking Fund Notes due December 15, 2003 (the "7-7/8% Senior Sinking Fund Notes") which provide for a sinking fund payment (to be applied to the mandatory retirement of the 7-7/8% Senior Sinking Fund Notes) in installments of approximately $36 million each in years 1999 through 2003. The Senior Notes are collectively referred to as the "Public Indebtedness." See "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE--Principal Liabilities Of The Debtor--Debtor's Debt For Borrowed Money" for further discussion of the Public Indebtedness.

      o As part of a services agreement, dated as of June 12, 1995 (the "Services Agreement"), between the Debtor, Home Insurance, and REM, an indirect subsidiary of Zurich, REM provides management services pertaining to the assets and liabilities associated with the Debtor and the insurance policies written by Home Insurance. REM's services include the administrative operations of Home Holdings and Home Insurance and the claims associated with all of Home Insurance's policyholders. During 1995, REM leased substantially all of its employees from Home Insurance to perform these services and effective January 1, 1996, Home Insurance employees became REM employees. The Services Agreement was amended on March 4, 1997 to accommodate the terms of the Order of Supervision. This amendment includes, among other provisions, provisions related to the Department's right of prior approval with respect to certain transactions involving Home Insurance. For further information concerning the management of Home Holdings, see "MANAGEMENT AND OWNERSHIP OF THE DEBTOR--Management Of The Debtor" and "THE CHAPTER 11 CASE--Description Of Significant Events During The Pendency Of The Chapter 11 Case--Administrative Services Arrangement."

      o Zurich Investment Management Inc. ("ZIM"), a subsidiary of Zurich, was appointed by Centre Investment Services Limited, also an affiliate of Zurich, to manage the cash and invested assets of the Debtor and Home Insurance pursuant to an investment management agreement, which was amended to add ZIM as an additional party. Currently, the Debtor has no assets under the management of ZIM. On or about December 19, 1997, Home Holdings and Home Insurance consented to the assignment of the Investment Management Agreement to Scudder Kemper Investments, Inc.

      o The Debtor and Home Insurance entered into separate Portfolio Value Swap Agreements (each, a "Swap") with Centre Reinsurance International Company which subsequently novated the contracts to Centre Reinsurance Dublin. Currently, the Debtor has no investment portfolio subject to a respective Swap.

      o Home Insurance purchased an Aggregate Excess of Loss Reinsurance Agreement (the "Excess of Loss Reinsurance Agreement") from Centre Reinsurance International Company, an affiliate of Zurich, which subsequently novated the contract to Centre Reinsurance Dublin and commuted or assigned its right to receive payments under the existing stop loss treaty dated January 1, 1991. See "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE--Insurance Operations--Excess Of Loss Reinsurance Agreement" for more detailed information concerning the Excess of Loss Reinsurance Agreement.

D. Insurance Operations

      1. Property And Casualty Insurance

      At the time of the transactions contemplated by the Recapitalization, Home Insurance ceased writing new and renewal business except for limited risks that Home Insurance was obligated to continue writing for an interim period until Home Insurance could complete the orderly transition to full run-off of operations. All Home Insurance operations are being run off subsequent to June 12, 1995.

      Home Insurance's principal insurance operations prior to June 12, 1995 were organized into two business groups. The commercial accounts group underwrote property and casualty insurance throughout the United States and internationally for two primary market segments: (i) large industrial and commercial enterprises that were national in scope and required customized property and casualty insurance involving the services of a professional risk manager and (ii) enterprises operating out of a single state or region. The specialty lines group wrote specialized property and liability insurance for individuals, professionals, and businesses. Finally, Home Insurance maintained a run-off operations group which administered certain businesses from which Home Insurance had withdrawn prior to June 12, 1995, principally assumed reinsurance, personal lines, and excess casualty business written during the period from 1962 through 1982, and also managed run-off of policies containing asbestos/pollution exposure.

      Since June 12, 1995, REM has provided administrative services covering all of Home Insurance's operations. For further information concerning the Management of Home Holdings, see "MANAGEMENT AND OWNERSHIP OF THE
DEBTOR--Management Of The Debtor" and "THE CHAPTER 11 CASE--Description Of Significant Events During The Pendency Of The Chapter 11 Case--Administrative Services Arrangement."

      2. Excess Of Loss Reinsurance Agreement

      In connection with the Recapitalization, Home Insurance and Centre Reinsurance Dublin entered into the Excess of Loss Reinsurance Agreement, dated as of June 12, 1995. Home Insurance is provided with an aggregate limit of $1.3 billion subject to certain adjustments, attaching at the point that Home Insurance has no remaining cash or assets readily convertible into cash to pay any of its obligations. Among such adjustments, in the event that Home Insurance pays any dividends to the Debtor prior to the third anniversary of the closing of the Recapitalization to fund interest payments on the Public Indebtedness, the limit will be increased by the amount of such dividends plus interest thereon at the rate of 7.5% per annum, compounded, from the date such dividends were paid to the date the reinsurers commence making payments under the Excess of Loss Reinsurance Agreement. Also, up to $290 million of additional coverage provided by the Excess of Loss Reinsurance Agreement is linked to certain factors, including dividend payments from Home Insurance to the Debtor, and funding principal payments on the Public Indebtedness as such debts become payable. For further discussion concerning the payment of dividends, see "THE CHAPTER 11 CASE--Events Leading To Or In Contemplation Of The Chapter 11 Case--Dividend Restrictions."

      In connection with the Excess of Loss Reinsurance Agreement, the Debtor and Zurich entered into a guaranty agreement, dated as of June 12, 1995 (the "Guaranty Agreement"), in favor of Home Insurance pursuant to which Zurich guaranteed to Home Insurance the complete and timely performance of Centre Reinsurance Dublin's obligations under the Excess of Loss Reinsurance Agreement to the fullest extent permitted by law. Based on cash flow forecasts at December 31, 1996, the Debtor projects that the coverage limits of the Excess of Loss Reinsurance Agreement will be exhausted in favor of the creditors of Home Insurance and that no residual interest will be available for the creditors of Home Holdings.

      3. Risk-Based Capital

      To enhance the regulation of insurer solvency, on December 5, 1993 the National Association of Insurance Commissioners approved a formula and model laws to implement RBC requirements for property and casualty insurance companies, which are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholder obligations. The RBC formula for property and casualty insurance companies measures three major areas of risk facing property and casualty insurers: (i) underwriting, which encompasses the risk of adverse loss development and inadequate pricing; (ii) declines in asset values arising from credit risk; and (iii) declines in asset values arising from investment risks. Pursuant to the model law, insurers having less statutory surplus than is required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

      Home Insurance, which had received a waiver from the Department relating to calculation of RBC in 1995, was required to perform this calculation in 1996. This calculation indicated that a Mandatory Control Level Event had occurred because Home Insurance's total adjusted capital was negative $227 million, which was less than its mandatory control level RBC of $228 million. The adjusted capital is a calculated amount per the RBC formula, derived by deducting 60% of non-tabular discount from statutory surplus. The Department informed Home Insurance that it was exercising its rights under New Hampshire law to expand its supervision of Home Insurance's run-off based on this Mandatory Control Level Event. In this regard, the Department issued the Order of Supervision to increase the Department's oversight of Home Insurance. See "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE--Order Of Supervision And Other Regulatory Action" for further discussion.

E. Other Businesses

      1. Securities Brokerage Operations

      Gruntal, through its broker-dealer subsidiaries, Gruntal & Co. and GMS, operates a full-service securities brokerage business. As of December 31, 1996 Gruntal employed approximately 2,000 full-time people, of whom approximately 854 were account executives. Gruntal & Co. has its main office in New York City and 23 branch offices in nine states. GMS specializes in municipal and other fixed income securities, with headquarters in Livingston, New Jersey and four branch offices. Gruntal has approximately 278,000 active clients, which are predominantly retail.

      Gruntal's business is divided into two primary areas: retail and capital markets.

      Retail principally includes client brokerage and professional asset management. These businesses are conducted through 29 offices in the United States, with a concentration on the northeast corridor, particularly New York. In addition, Gruntal provides research and client services in support of these businesses. The retail business accounted for 55% of Gruntal's total revenues during 1996. Gruntal's additional activities within the retail area, included in the retail revenues, are customer margin lending, money market funds, securities borrowing, and lending activities.

      Capital market activities primarily involved the trading of high grade corporate bonds ("bond dealer"), municipal fixed income debt instruments, unit trusts government issues, and proprietary trading, which in aggregate, excluding bond dealer, accounted for 27% of Gruntal's total revenues during 1996. With respect to corporate bonds, Gruntal maintains active markets and an extensive inventory of corporate debt instruments, marketing them through its dealer network of over 300 brokers and institutions. Bond dealer activities accounted for 8% of Gruntal's total revenues during 1996. In addition, Gruntal conducts a traditional investment banking/corporate finance business, which emphasizes initial purchase offerings and private placements for emerging companies. These aggregate business lines accounted for 2% of Gruntal's total revenues during 1996.

      Gruntal is a member of the New York Stock Exchange Inc., other principal stock exchanges, the National Association of Securities Dealers, Inc. ("NASD") and the National Futures Association. Gruntal is also a member of the Securities Investor Protection Corporation ("SIPC") and is registered as a futures commission merchant. GMS is also a member of NASD and SIPC.

      Gruntal is subject to extensive regulation under Federal and state laws covering numerous aspects of the securities business, including sales methods, trade practices, uses and safekeeping of customer funds and securities, capital structure, payment of dividends, record keeping, margin lending, and the conduct of directors, officers, and employees. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the national securities exchanges and the NASD. Gruntal is also subject to regulation in the states in which it is registered.

      On February 24, 1997, Gruntal Financial Corp. ("Gruntal Corp."), a former wholly owned subsidiary of Home Insurance, and The 1880 Group LLC ("The 1880 Group") entered into the Reorganization Agreement. The Gruntal reorganization was consummated on March 28, 1997. The reorganization resulted in Gruntal Corp. transferring its securities broker-dealer operating companies, Gruntal & Co. and GMS, to a newly formed limited liability company, Gruntal. In connection with the reorganization, Gruntal Corp. changed its name to Home Financial on April 1, 1997. On or about December 30, 1997, Home Financial merged into Home Insurance. The Gruntal reorganization involved the issuance of several classes of securities to Home Financial and The 1880 Group, including preferred securities, in an aggregate nominal amount of approximately $235 million as follows: (i) Gruntal issued to Home Financial securities called Preferred A Interests in a nominal amount of $155.9 million, as adjusted, and securities called Preferred B Interests in a nominal amount of $70 million and (ii) Gruntal issued to The 1880 Group securities called Preferred C Interests in an approximate nominal amount of $9 million. As a result of the Gruntal reorganization, Home Financial held 40% of the common interest of Gruntal and The 1880 Group held 60% of the common interest of Gruntal. The Debtor anticipates that, during March 1998, Home Insurance may decrease its common interest in Gruntal to approximately 35%. As a result of the merger of Home Financial, Home Insurance currently owns a direct 40% common interest in Gruntal. In connection with the issuance of certain preferred securities to Home Financial, Home Insurance and Centre Reinsurance Dublin entered into a swap agreement intended to ensure that Home Insurance's investment in Gruntal yields at least $155.9 million plus a 7.5% per annum rate of return thereon, subject to certain modifications with respect to certain distributions and sales proceeds of the common and preferred interests of Gruntal. In connection with the Gruntal reorganization, the members of The 1880 Group entered into a management services agreement with The 1880 Group which, in turn, provides such services to Gruntal.

      2. Land Development Operations (5)

      Sterling Forest, formerly known as Sterling Forest Corporation, was reorganized as a limited liability company and changed its name to Sterling Forest LLC on June 27, 1997. Prior to the sale described below, the principal asset of Sterling Forest, the Sterling Forest Lands, consisted of approximately 17,500 acres of largely undeveloped land in Orange County, New York, approximately 40 miles from Manhattan.

      On May 15, 1996, Governors Pataki of New York and Whitman of New Jersey, and Speaker of the House Gingrich, announced an agreement in principle for the purchase and sale of a substantial part of the Sterling Forest Lands for public parkland. In connection therewith, a Purchase and Sale Agreement between Sterling Forest and Sterling Lake Associates, as seller, and Trust for Public Land and Open Space Institute, as buyer, was signed on February 18, 1997 (the "Sterling Forest Agreement").

      Under the terms of the Sterling Forest Agreement, approximately 15,250 acres of Sterling Forest land were to be acquired as parkland by the State of New York under the management of the Palisades Interstate Park Commission, at a total acquisition cost of $55 million. On August 11, 1997, the sale of approximately 1,400 acres to the not-for-profit conservation foundation was consummated, resulting in estimated net proceeds of $4.8 million and leaving approximately 16,000 acres of Sterling Forest Lands.

      As of January 14, 1998, the limited liability interests in Sterling Forest were divided into series interests: the series A interests consisting of approximately 12,850 acres of the Sterling Forest Lands to be sold pursuant to the Sterling Forest Agreement and the liabilities relating thereto, other than an existing mortgage in favor of an affiliate of Zurich (the "Sterling Forest Series A Property"), and the series B interests consisting of all of the assets of Sterling Forest, other than the Sterling Forest Series A Property, including approximately 3,250 acres of the Sterling Forest Lands not being sold pursuant to the Sterling Forest Agreement and the liabilities relating thereto, including the mortgage in favor of the affiliate of Zurich (the "Sterling Forest Series B Property"). As a result of distributions and contributions on January 14, 1998, Home Insurance became the owner of the Sterling Forest Series A Property and Home Holdings, through its wholly owned limited liability company, Sterling Management, became the owner of the Sterling Forest Series B Property. In addition, on such date Home Insurance received $10 million in the form of cash from Sterling Forest and at least $3.5 million (subject to increase pending the results of an appraisal of the Sterling Forest Series B Property) in the form of an increase to the available reinsurance limit under the Excess of Loss Reinsurance Agreement.

      The management of the Sterling Forest Series A Property is provided through a management services agreement among Home Insurance, Sterling Forest, and Sterling Management. Similarly, the management of the Sterling Forest Series B Property is provided through a management services agreement between Sterling Forest and Sterling Management.

      During February 1998, the closing of the sale of the remaining Sterling Forest Series A Property to be sold pursuant to the Sterling Forest Agreement occurred, resulting in estimated net proceeds of approximately $48 million to Home Insurance. Under the Sterling Forest Agreement, development on the approximately 2,250 acres of land to be retained by Sterling Forest will be "capped" at no more than 3,000 new residential units and 2.8 million square feet of new commercial space.

      Under the terms of a loan agreement between Zurich Capital Markets Company ("ZCMC") and Sterling Forest, ZCMC has agreed to lend Sterling Forest up to $30 million to finance Sterling Forest's activities. As of January 14, 1998, on behalf of the Sterling Forest series B interest, Sterling Forest has borrowed $20.6 million under such agreement, which loan has been secured by a first mortgage on the Sterling Forest Series B Property.

--------

(5)   This section was prepared in conjunction with counsel for the Zurich
      Group.

F. Principal Liabilities Of The Debtor

      1. Debtor's Debt For Borrowed Money

            As of January 15, 1998, the Debtor's principal debt outstanding for borrowed money consisted of approximately the following:


                                                                   ($ millions)
7% Senior Notes due in 1998, net of unamortized discount of              100.0
       nil in 1996
7-7/8% Senior Sinking Fund Notes due in 2003, net of                     179.5
       unamortized discount of $2 million in 1996
7-7/8% Senior Notes due in 2003, net of unamortized discount                .5
       of nil in 1996
12% Senior Subordinated Notes, issued at original issue                  133.1
       discount, $303 million principal value due in 2004
8% Junior Subordinated Notes, issued at original issue                    98.5
       discount, $171 million principal value due in 2004
12% Senior Subordinated Working Capital Notes, issued at                  20.4
       original issue discount, $46 million principal value due
       in 2004
7% Series A Senior Working Capital Notes                                  15.8
7% Series B Senior Working Capital Notes                                  46.5
                                                                   -----------
       Total                                                       $     594.3
                                                                   ===========

            (a) Public Indebtedness--7% Senior Notes Due December 15, 1998; 7-7/8% Senior Notes Due December 15, 2003; And 7-7/8% Senior Sinking Fund Notes Due December 15, 2003

      In December 1993, as part of a 1993 recapitalization, the Debtor issued
(i) $100 million in the original principal amount of 7% Senior Notes due December 15, 1998 pursuant to an Indenture, dated as of December 28, 1993, between the Debtor and The Bank of New York, as trustee and (ii) $180 million in the original principal amount of 7-7/8% Senior Notes due December 15, 2003 pursuant to an Indenture, dated as of December 28, 1993, between the Debtor and The Bank of New York, as trustee. The 7% Senior Notes and the 7-7/8% Senior Notes were originally secured by certain collateral pursuant to certain security agreements with The Chase Manhattan Bank ("Chase"), as collateral agent for the trustee. The security agreements have since terminated.

      The Debtor sold the Public Indebtedness subject to an interest rate adjustment of 3/4% depending on debt ratings assigned by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Corporation ("S&P"). On November 7, 1994, as a result of a reduction in the Debtor's debt rating to BB- by S&P, the interest rate on the Public Indebtedness increased by 3/4% to 7-3/4% for the 7% Senior Notes and 8-5/8% for the 7-7/8% Senior Notes. For further information concerning the public debt ratings, see "THE CHAPTER 11 CASE--Events Leading To Or In Contemplation Of The Chapter 11 Case--Public Debt Ratings."

      Pursuant to the Bondholder Agreement, in exchange for the consent by each bondholder to the waivers and amendments to the indentures governing the Public Indebtedness necessary to consummate the Recapitalization, the Debtor completed an exchange offer on August 25, 1995, in which approximately $179 million principal value of the 7-7/8% Senior Notes were exchanged for the 7-7/8% Senior Sinking Fund Notes, which provide for sinking fund payments (to be applied to the mandatory retirement of the 7-7/8% Senior Sinking Fund Notes) in installments of approximately $36 million each in year 1999 through 2003. All other terms and conditions of the 7-7/8% Senior Sinking Fund Notes are substantially the same as the 7-7/8% Senior

Notes. The 7-7/8% Senior Sinking Fund Notes were originally secured by certain collateral pursuant to a security agreement with Chase, as collateral agent for the trustee. The security agreements have since terminated.

      The principal repayments due under the Public Indebtedness are $100 million in 1998 and $179 million in 2003. The Debtor's only source of funding principal payments for the Public Indebtedness would be dividend income from Home Insurance, and there can be no assurance that such a dividend would be made.

      The Debtor failed to pay $11,637,500 in interest on the Senior Notes due on December 15, 1997, see "THE CHAPTER 11 CASE--Events Leading To Or In Contemplation Of The Chapter 11 Case--Dividend Restrictions" for further discussion concerning the failure to make the interest payments.

            (b) Nonpublic Debt--12% Senior Subordinated Notes; 8% Junior Subordinated Notes; 12% Senior Subordinated Working Capital Notes; And 7% Senior Working Capital Notes

      As part of the Recapitalization, Trygg-Hansa refinanced the sum of $178 million of indebtedness outstanding under the Credit Agreement ($170 million) and the Interest Deferral Agreement ($8 million). In exchange, the Debtor issued $98 million of 12% Senior Subordinated Notes issued at original issue discount ($303 million principal value) and $80 million of Junior Notes issued at original issue discount ($171 million principal value). Trygg-Hansa sold to Zurich Home Investments Limited ("ZHI") $98 million principal amount of the 12% Senior Subordinated Notes and $12 million principal amount of the Junior Notes. The Debtor is not required to pay any interest or principal on the 12% Senior Subordinated Notes or the Junior Notes until maturity at December 31, 2004. Pursuant to the Plan, ZHI will waive its Junior Note Claim and its right to receive a distribution on account of the Junior Note Claim.

      To fund additional cash requirements incurred in connection with the Equity Repurchase Transaction, the Recapitalization and other extraordinary needs, Centre Finance and ZCI purchased, in 1995, $15 million principal amount of the Debtor's 12% Senior Subordinated Working Capital Notes due December 31, 2004 issued at original issue discount ($46 million principal value) and $16 million principal amount of the Debtor's 7% Series A Senior Working Capital Notes pursuant to the Amended and Restated Standby Working Capital Credit Agreement, dated as of April 26, 1995 between the Debtor and ZHI. The Debtor is not required to pay any interest or principal on the 12% Senior Subordinated Working Capital Notes until maturity. The principal on 7% Series A Senior Working Capital Notes is due on successive one-year anniversaries of the closing date. The date can be extended, however, for annual periods at the option of either Centre Finance, ZHI, or the Debtor until December 15, 2003. The Debtor elected in 1997 to extend the due date until June of 1998. In February 1996, the Debtor, ZHI, and Trygg-Hansa agreed that the Debtor may issue and ZHI may purchase additional 7% Series A Senior Working Capital Notes having an aggregate principal amount of $4 million. During 1996, the Debtor issued $3.8 million of 7% Series A Working Capital Notes.

      During 1995 and 1996, the Debtor issued to Centre Finance the aggregate principal amount of $46,550,000 of the Debtor's 7% Series B Senior Working Capital Notes to fund interest payments occurring through December 1996 on the Public Indebtedness. The principal on these notes is due on the successive one-year anniversaries of the closing date. The date can be extended, however, for annual periods at the option of either Centre Finance or the Debtor until December 15, 2003. The Debtor elected in 1997 to extend the due date until June of 1998.

      In addition, effective December 31, 1996, each of the 7% Series A and 7% Series B Senior Working Capital Notes was amended to change the timing of the payment of interest. Prior to such amendment, interest was payable quarterly. According to the amended terms, however, interest shall not be due or payable until seven business days following the receipt by the Debtor of written demand from holders of these notes, or when the principal of the 7% Series A and 7% Series B Senior Working Capital Notes becomes due and payable. If interest is not paid within seven business days of such written demand, all interest accrued shall be deemed overdue and shall immediately become due and payable. If interest becomes overdue, the interest rate is adjusted upwards to the greater of (i) the rate of interest on the notes, plus 3% or (ii) the prime rate plus 3%. As of September 30, 1997, approximately $7 million of interest had accrued but not been paid on the 7% Series A and 7% Series B Senior Working Capital Notes. As a result of the amended terms, the interest is not overdue.

      2. Other Liabilities

            (a) Liability To AmBase Corporation

      On February 13, 1991, Home Insurance and its subsidiaries were acquired from AmBase Corporation ("AmBase") by Home Holdings (then known as TVH Acquisition Corporation) pursuant to a stock purchase agreement (the "Stock Purchase Agreement"). As part of the Stock Purchase Agreement, as amended, AmBase provided Home Holdings and Home Insurance a tax indemnification for all taxes including those assessed against AmBase and its consolidated group, which included Home Insurance, for all periods ending on or before December 31, 1989 (other than those taxes accrued on Home Insurance's financial statements as of December 31, 1989). The Stock Purchase Agreement, as amended, also provided for a "hold-back" by Home Holdings to defer payment of a portion of the purchase consideration until called on to pay as follows: (i) $23 million in respect of liabilities for Federal or state income taxes, including interest thereon, assessed against AmBase, Home Holdings, Home Insurance, or any other member of the AmBase affiliated group for years ending on or before December 31, 1989 and liabilities of AmBase in connection with the Assignment and Assumption Agreement dated as of August 30, 1985, between AmBase and City Investing Company (the "Assignment and Assumption Agreement"), (ii) $15 million in respect of litigation and related expenses, and (iii) $10 million in respect of certain other liabilities to be paid pursuant to an agreed schedule, and, in each case, to the extent not used for these purposes, to be paid to AmBase as provided in the Stock Purchase Agreement.

      The maximum amounts in connection with the hold-back for items (ii) and
(iii) above were paid by December 31, 1994. According to the Debtor's books and records, the unpaid balance relating to the amounts held back for item (i) above is $11,703,136 as of January 15, 1998. In the calendar year 1997, a total of $450,578 was paid, at AmBase's request, primarily for legal fees in connection with an ongoing tax issue and also for various amounts due under the Assignment and Assumption Agreement. The Stock Purchase Agreement provides that the balance of the hold-back amount relating to all the liabilities under item (i) above (the "Tax Liabilities") would be paid on the earlier of the dates on which all Tax Liabilities are resolved and the date the applicable statute of limitations with respect to the Tax Liabilities expires. The significant issues remaining which AmBase contends could give rise to the Tax Liabilities are (x) a withholding tax issue concerning a wholly owned Netherlands Antilles finance subsidiary that the Internal Revenue Service contends was not adequately capitalized and thus should be disregarded for tax purposes and (y) a "Fresh Start" Tax Reform Act of 1986 insurance tax issue involving Home Insurance ("AmBase's Position"). The first case has been tried before the Tax Court and a decision is pending. The outcome of the second case will be determined based on a Supreme Court decision that has not yet been rendered. Under AmBase's Position, the potential liabilities significantly exceed the remaining balance of the holdback. Accordingly, Home Holdings believes that it has no obligation to make current payments until the remaining issues are resolved.

      In addition to the foregoing, AmBase alleges that Home Holdings has responsibility for certain amounts which AmBase contends have not been paid to it by Home Insurance pursuant to certain provisions of a Consolidated Income Tax Agreement, dated as of October 30, 1975, between AmBase and Home Insurance (the "1975 Consolidated Income Tax Agreement"). In 1995, Home Holdings paid AmBase the full amounts which Home Holdings calculated were owed under the relevant provisions of the 1975 Consolidated Income Tax Agreement. Until February 1998, when AmBase informed Home Holdings of AmBase's contention, Home Holdings believed that AmBase had accepted Home Holdings' computation as correct. AmBase now claims that Home Holdings currently owes AmBase approximately $5,100,000 under the 1975 Consolidated Income Tax Agreement. Home Holdings believes that AmBase does not have any basis for the claim under the 1975 Consolidated Income Tax Agreement and thus the claim has been estimated at $0.

      AmBase filed a proof of claim alleging a claim against the Debtor in the aggregate amount of $57,136,920. The Debtor believes that any claim asserted by AmBase in excess of $11,703,136 is entirely without merit. The Debtor intends to object vigorously to AmBase's asserted claims. For a discussion concerning the risks of failing to satisfy conditions precedent to the Effective Date, including the condition precedent that Allowed General Unsecured Claims not exceed $12.5 million as of the Effective Date, see "CERTAIN FACTORS TO BE CONSIDERED--Risk Factors--Failure Of Conditions Precedent To The Effective Date" and "FEASIBILITY; BEST INTERESTS OF CREDITORS; CONFIRMATION OF THE PLAN--Effectiveness Of The Plan." The Debtor believes that the amount of $12.5 million as the maximum amount of Allowed General Unsecured Claims as a condition precedent to the effectiveness of the Plan is an appropriate amount. AmBase has indicated to the Debtor that it intends vigorously to object to the confirmation of the Plan and to pursue claims against nondebtor parties.

            (b) Liability To Home Insurance

      Home Holdings and Home Insurance entered into a Consolidated Group Tax Agreement, dated as of February 13, 1991 (the "Consolidated Group Tax Agreement") effective for tax years commencing on or after February 14, 1991. The Consolidated Group Tax Agreement provides that Home Insurance is obligated to pay to Home Holdings an amount equal to the total tax liability that Home Insurance and each of its direct and indirect subsidiaries (the "Home Insurance Consolidated Group") would have incurred if the Home Insurance Consolidated Group had filed a separate consolidated Federal income tax return. If on the basis of separate tax computations made by the Home Insurance Consolidated Group, the Home Insurance Consolidated Group would have had a claim for refund of Federal income taxes, Home Holdings is obligated to pay to Home Insurance an amount equal to the refund the Home Insurance Consolidated Group would have been entitled to obtain from the Internal Revenue Service. At the option of Home Holdings, Home Holdings may defer payment of the excess of the amount due under the Consolidated Group Tax Agreement over the amount of any refund received from the Internal Revenue Service to Home Insurance for up to three years. Interest on the deferred amount accrues at the prime rate beginning one year following the date such payment was due.

      As of January 15, 1998, Home Holdings was indebted to Home Insurance in the amount of $14,145,407 (inclusive of accrued interest) on account of the Consolidated Group Tax Agreement for the taxable years 1992 and 1993. Home Holdings and Home Insurance have agreed to settle the Home Insurance Claim, consisting of the Debtor's liability under the Consolidated Group Tax Agreement, in accordance with the terms of the Home Insurance Settlement. The Home Insurance Settlement provides that Home Insurance will release the Home Insurance Claim and receive Earn Out Notes Series III as a distribution under the Plan. In addition, Home Insurance and the Debtor will exchange mutual releases in favor of the other party, except with respect to obligations under or pursuant to the Plan. Home Insurance will also be entitled to receive a release under Section 8.10 of the Plan. For a more detailed description of the Home Insurance Settlement, see "SUMMARY OF THE PLAN OF REORGANIZATION--Certain Matters Regarding Classification And Treatment Of Claims And Equity Interests--Impaired Classes Of Claims (Entitled To Vote On The Plan)" and "SUMMARY OF THE PLAN OF REORGANIZATION--Home Insurance Settlement."

            (c) Liability To General Electric Capital Corporation

      Pursuant to a guaranty dated February 13, 1991, as amended by letter agreement dated December 30, 1991 (the "Guaranty"), the Debtor agreed to guaranty (i) all amounts payable under a Master Lease Agreement dated as of December 30, 1988, as amended, between General Electric Capital Corporation ("GECC"), as lessor, and Home Insurance, as lessee (the "Master Lease Agreement"), for certain furniture and telecommunications equipment, as set forth on Schedules thereto and (ii) all other obligations of Home Group Financial Services, Inc. ("Home Group Financial") under such Master Lease Agreement pursuant to an assignment thereof dated March 31, 1989.

      The failure of the Debtor to own all of the issued and outstanding shares of Home Insurance would give GECC the right to declare a default under the Master Lease Agreement. In addition, by letter dated December 18, 1997, GECC advised Home Group Financial that GECC would not declare a default of the Master Lease Agreement for previous violations of such agreement resulting from the sale, transfer, or relocation of certain equipment if Home Insurance takes certain requested actions, including an accounting of all sales, transfers, and relocations, and timely payment and performance of its obligations under the Master Lease Agreement. GECC filed a proof of claim alleging a fixed and contingent claim against the Debtor in the amount of $9,907,076.71. Subsequently, GECC has settled with Home Insurance and Home Group Financial with respect to the Master Lease Agreement and stated its intentions to withdraw its proof of claim.

            (d) General Business Corporation Franchise Tax

      The Debtor is currently under field examination by the State of New York for the General Business Corporation Franchise Tax Return and the City of New York for the General Corporation Tax Return. The years under audit are 1992 through 1994 for New York State, and 1993 through 1995 for New York City. Proposed adjustments totaling $529,563 in the aggregate have been submitted by those jurisdictions. The Debtor is preparing responses to the proposed adjustments. The Debtor believes that the proposed adjustments are excessive, but is uncertain as to the amount of tax and interest, if any, that will ultimately be due.

            (e) Potential Liability Under Title IV Of ERISA

      The Home Insurance Company Retirement Plan (the "Pension Plan") is a tax-qualified, defined benefit pension plan that was established and maintained for employees of Home Insurance, the Debtor, Sterling Forest, and USI Reinsurance. At this time, the Debtor has no employees. The Pension Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (29 U.S.C. ss. 1301 et seq.).

      The Debtor is a contributing sponsor of the Pension Plan and is a member of Home Insurance's controlled group. The Debtor understands that it and all members of the controlled group are obligated to contribute to the Pension Plan at least the amounts necessary to satisfy ERISA's minimum funding standards, ERISA ss. 302; Internal Revenue Code ("I.R.C.") ss. 412. In addition, in the event of a termination of the Pension Plan, the Debtor and all members of the controlled group will be jointly and severally liable for the unfunded benefit liabilities, if any, of the Pension Plan. See 29 U.S.C. ss. 1362(a). The Debtor further understands that the Pension Plan may be terminated only if the statutory requirements of either ERISA ss. 4041, 29 U.S.C. ss. 1341, or ERISA ss. 4042, 29 U.S.C. ss. 1342, are met.

      The Pension Benefit Guaranty Corporation ("PBGC") is a wholly-owned United States Government corporation created under Title IV of ERISA which guarantees the payment of certain pension benefits upon termination of a pension plan. It should be noted that in the event of a termination, the PBGC would review the determination of the Pension Plan's enrolled actuary as to asset sufficiency, including all actuarial assumptions, and that insufficiently funded plans must use the PBGC's assumptions to measure benefit liabilities. See 29 C.F.R. ss. 4041.1 et seq.

      As of December 31, 1997, the Pension Plan is estimated to be 80% funded on a "PBGC plan termination" basis. The fair market value of assets on that date was $140.8 million. The Pension Plan's benefit liabilities on a "PBGC plan termination" basis on that date was an estimated $176.2 million, as determined using interest rate (5.6% immediate), mortality (GAM83), and retirement age (weighted average equal to 56) assumptions required by the PBGC under Title IV of ERISA in calculating pension plan benefit liabilities in standard terminations.

      On an "ongoing ERISA funding" basis, the Pension Plan is estimated to be 126% funded as of December 31, 1997 (ERISA funding liability estimated at $111.7 million using 7.50% interest rate, GAM83, and average retirement age equal to
61). Therefore, no cash contributions are required at this time. As of December 31, 1995, all benefits were frozen.

      The liabilities under the "PBGC plan termination" and "ongoing ERISA funding" bases were estimated using 1/1/97 valuation census data projected to 12/31/97 using generally accepted actuarial practices.

      Under the proposed Plan, Home Insurance may no longer be a member of its existing controlled group of corporations. It is the PBGC's view that it is unlikely that Home Insurance will be able to make additional contributions to the Pension Plan at any point in the foreseeable future, should such contributions be required under ERISA's minimum funding standards. The PBGC also believes it is not clear whether, and if so, for how long, Home Insurance will be able to perform its duties as Pension Plan Administrator under ERISA.

      Based on its foregoing views, the PBGC has requested that arrangements be made within a reasonable period of time prior to confirmation of the Plan with respect to the Pension Plan that assure that the unfunded benefits of the Pension Plan will be funded in accordance with the requirements of ERISA. The PBGC has indicated that if a disposition of the Plan that provides for funding of the Pension Plan's unfunded benefit liabilities is not effectuated, it may seek to exercise its authority to involuntarily terminate the Pension Plan pursuant to 29 U.S.C. ss. 1342. In that event, as discussed above, PBGC indicates that the Debtor and others in Home Insurance's controlled group would be liable to the PBGC for the unfunded benefit liabilities of the Pension Plan pursuant to 29 U.S.C. ss. 1362.

      The Debtor and the PBGC are in discussions with respect to the disposition of the Pension Plan and the Debtor is seeking a resolution to provide assurances to the PBGC prior to the confirmation of the Plan. For a discussion concerning the risks of failing to satisfy conditions precedent to the Effective Date, including the condition precedent that Allowed General Unsecured Claims not exceed $12.5 million as of the Effective Date, see "CERTAIN FACTORS TO BE CONSIDERED--Risk Factors--Failure Of Conditions Precedent To The

Effective Date" and "FEASIBILITY; BEST INTERESTS OF CREDITORS; CONFIRMATION OF THE PLAN--Effectiveness Of The Plan."

                   III. MANAGEMENT AND OWNERSHIP OF THE DEBTOR

A. Board Of Directors Of The Debtor

      As of Commencement Date, the following persons comprised the Board of Directors of Home Holdings:

      Steven D. Germain has been a director since June 1995. Mr. Germain is currently a managing director of Zurich Centre ReSource Limited, and General Counsel of Zurich Centre Investments Limited and its wholly owned subsidiaries since 1994. Since 1988, Mr. Germain has also served as General Counsel of the Centre Reinsurance Group of Companies.

      Jan E. Bruneheim has been a director since February 1995. Mr. Bruneheim resigned as President and Chief Executive Officer of the Debtor on April 15, 1996. He also has served as Senior Vice President and General Manager of the Run-off Division of Trygg-Hansa since 1995.

      Michael D. Palm has been a director since June 1995. Mr. Palm has been Executive Vice President of Centre Reinsurance Limited since its founding in 1987. He has also served as Executive Vice President of Zurich Centre Investments Limited since March 1994 and Chief Executive Officer of Centre Reinsurance Holdings Limited since September 1995. Mr. Palm also serves on the Board of Directors of Zurich Reinsurance Centre Holdings, Inc.

      Zaid O.B. Pedersen has been a director since January 1994. Mr. Pedersen has been Executive Vice President and Controller of Trygg-Hansa since 1993. Prior thereto he served as Senior Vice President and Controller of Trygg-Hansa from 1980 to 1993.

      As a result of a condition of the Federal Reserve Board's approval of a tender offer of the common stock of Trygg-Hansa by Skandinaviska Enskilda Banken, Mr. Bruneheim and Mr. Pedersen tendered their resignations as directors of each of Home Holdings and Home Insurance, effective as of the close of business of January 15, 1998. For a further discussion of the tender offer, see "THE CHAPTER 11 CASE--Events Leading To Or In Contemplation Of The Chapter 11 Case--Tender Offer Of Trygg-Hansa; Transfer Of Stock."

      Mr. Germain and Mr. Palm are currently directors of Home Insurance.

B. Management Of The Debtor

      As noted above, REM has provided to Home Holdings the services necessary for the continuing operations of the Debtor and its subsidiaries, including, but not limited to, management, accounting, tax, auditing, corporate, treasury, data processing, and communication services. REM's service agreement with Home Holdings and Home Insurance provides that REM will receive compensation of its actual costs, plus a contingent fee amounting to 15% in excess of its actual costs, accumulating with interest, as follows: 100% of the annual amounts for the years 1995 through 2000 and 33% of the amounts from years 2000 until 2005, payable from and after 2005. The fee is payable by Home Insurance contingent upon prior approval of the Department. REM has not waived any rights it may have against Home Insurance. Based on the issuance of the Order of Supervision, and based on projections that the Excess of Loss Reinsurance Agreement will be fully exhausted, the payment of such contingent fees is considered remote and therefore has not been accrued in the consolidated financial statements of Home Holdings. The consolidated contingent liability as of September 30, 1997 was $48 million. Prior to the Commencement Date, REM has not allocated any charges for its services to Home Holdings, and, accordingly, has no claim against Home Holdings for the contingent fee. See "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE--Insurance Operations--Excess Of Loss Reinsurance Agreement" for further discussion of the Excess of Loss Reinsurance Agreement.

      Mr. Germain has served as President and Chief Executive Officer of the Debtor since January 9, 1997. He had served as Secretary and General Counsel of the Debtor since June 1995 and resigned from such position on May 20, 1996. For discussion of additional experience of Mr. Germain, see "MANAGEMENT AND OWNERSHIP OF THE DEBTOR-Board Of Directors Of The Debtor."

      Through the services of REM, Richard H. Hershman served as Treasurer and principal financial and accounting officer of the Debtor since October 1995. On December 23, 1997, the Board of Directors appointed Arthur D. Wilson to succeed Mr. Hershman, effective March 1, 1998. Mr. Wilson is also Vice President and Controller of Home Insurance.

      On February 3, 1998, the Bankruptcy Court entered an order authorizing the continuation of the services of REM. Subsequent to the Commencement Date and, pursuant to the Bankruptcy Court order, REM will charge the Debtor only for its actual costs. In connection with that order, REM agreed to waive any and all prepetition claims against the Debtor that it may have held. See "THE CHAPTER 11 CASE--Description Of Significant Events During The Pendency Of The Chapter 11 Case--Administrative Services Arrangement" for further discussion on REM's services arrangement with the Debtor.

      For additional information concerning the Debtor's officers and directors, see Items 10 and 11 of the Debtor's Form 10-K for the year ended December 31, 1996 filed with the Securities and Exchange Commission ("SEC") on or about March 31, 1997, annexed to this Disclosure Statement as Exhibit D (the "1996 Form 10-K"). Directors in office during 1997 did not receive any fees for service on the Board of Directors of either Home Holdings or Home Insurance.

C. Certain Relationships And Related Transactions With Officers And Directors

      Certain officers and directors are involved in other relationships and transactions with Affiliates of the Debtor. See Item 13 "Certain Relationships and Related Party Transactions" on pages 99-101 of the 1996 Form 10-K.

D. Ownership Of The Debtor

      On June 12, 1995, the Debtor repurchased 9,234,701 shares of its Series A Common Stock for approximately $92 million. The repurchase had the effect of Trygg-Hansa and the Investor Group owning virtually the entire equity in the Debtor.

      As of December 31, 1997, Home Holdings Inc. Stock Trust, ZHI, and Centre Re (Bermuda), directly or indirectly, beneficially owned 83.56%, 9.85%,(6) and 6.0%, respectively, of the Debtor's outstanding Series A Common Stock.(7) As of December 31, 1997, only .59% of the Debtor's outstanding Common Stock was held by public holders. On November 15, 1997, an affiliate of Trygg-Hansa established the Home Holdings Inc. Stock Trust and, on November 20, 1997, transferred to the trust all of its equity interests in the Debtor for the benefit of the shareholders of Trygg-Hansa AB as of the date of such transfer. Trygg-Hansa Stiftelsen, a Swedish foundation, holds a 23.7% beneficial interest in the trust. However, Trygg-Hansa Stiftelsen and the other beneficiaries of the trust have no power to vote or direct the voting of shares held by the trust. For a discussion of the tax consequences concerning a possible ownership change within the meaning of section 382 of the Internal Revenue Code of 1986, as amended, see "CERTAIN FEDERAL INCOME TAX

--------

(6) ZHI might be deemed to beneficially own approximately 94% of the outstanding shares of Series A Common Stock (including shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act) because of its ability, pursuant to a Securityholders' Agreement, dated as of June 12, 1995, as amended, among the Debtor, ZHI, Centre Re (Bermuda), IP, and Home Holdings Inc. Stock Trust, as assignee of an affiliate of Trygg-Hansa, to restrict the transfer and voting of shares of Series A Common Stock held by Home Holdings Inc. Stock Trust, which shares were formerly held by Trygg-Hansa and its affiliate. Zurich might also be deemed to beneficially own the shares of Series A Common Stock beneficially owned by Centre Re (Bermuda), by virtue of Zurich's indirect ownership of all of the shares of voting stock of Centre Re (Bermuda). Zurich might be deemed to beneficially own approximately 95% of the outstanding shares (including shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act).

(7) The percentages include shares of Series A Common Stock which such Persons have the right to acquire upon conversion of Series B Convertible Stock and which are deemed outstanding for purposes of Rule 13d-3(d)(1) under the Exchange Act.

CONSEQUENCES OF THE PLAN--Federal Income Tax Consequences To The Debtor--Net Operating Loss Carryovers; Limitations."

      Zurich Holding Company of America and Home Holdings Inc. Stock Trust also hold Series A Preferred Shares of the Debtor in the amounts of 110 shares and 60 shares, respectively.

                             IV. THE CHAPTER 11 CASE

A. Events Leading To Or In Contemplation Of The Chapter 11 Case

      1. Dividend Restrictions

      The Debtor has relied primarily on dividends from Home Insurance to meet its obligations for payment of interest and principal on outstanding debt obligations, dividends to stockholders, and corporate expenses. The Debtor's ability to pay its obligations has depended on the receipt of sufficient funds from Home Insurance. Since the issuance of the Consent Order, Home Insurance has been subject to regulatory restrictions on the amount of dividends that it may pay as described below. The Debtor received no common stock dividends from Home Insurance in 1995, 1996, and the first six months of 1997.

      Pursuant to the Consent Order, Home Insurance could not pay any dividends without prior approval of the Department. In July 1997, the Department approved an $11.7 million dividend for the purpose of funding the payment of interest by the Debtor on its Public Indebtedness that was due on June 15, 1997, plus 29 days' interest thereon. The dividend was received by the Debtor on July 14, 1997.

      On December 12, 1997, the Debtor announced that it would not pay $11,637,500 in interest on the Senior Notes by the coupon date of December 15, 1997. The Debtor failed to make the interest payment because the board of directors of Home Insurance voted to defer a decision on whether to make a dividend payment to the Debtor. To the Debtor's knowledge, the board of directors of Home Insurance has not requested the Department to approve any further dividends other than in connection with the Plan. For further information concerning dividends, see "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE--Insurance Operations--Excess Of Loss Reinsurance Agreement."

      2. Formation Of And Negotiations With Committee Of Senior Noteholders (8)

      In March 1997, as a result of the Department's issuance of the Order of Supervision with respect to Home Insurance, institutions holding collectively approximately two-thirds in amount of the Debtor's 7% Senior Notes, 7-7/8% Senior Notes, and 7-7/8% Senior Sinking Fund Notes formed an ad hoc committee (such holders, and such holders as comprised such committee from time to time, collectively, the "Senior Noteholders' Committee") to seek to advance and protect their interests in the Senior Notes. As of the Commencement Date, the members of the Senior Noteholders' Committee, which represented in the aggregate approximately 71.8% of the outstanding principal amount of the Senior Notes, were:

                                CS First Boston
                                Lehman Brothers Inc.
                                Conseco Capital Management
                                Contrarian Capital Management, LLC
                                Cerberus Partners
                                BEA Associates
                                Alliance Capital Management LP

      After its formation, the Senior Noteholders' Committee engaged Anderson Kill & Olick, P.C. ("Anderson Kill") as independent counsel and Houlihan Lokey Howard & Zukin, Inc. ("Houlihan Lokey") as financial advisor. In addition, the Senior Noteholders' Committee retained Altheimer & Gray as special insurance regulatory counsel.

--------

(8) This section was prepared in conjunction with counsel for the Senior Noteholders' Committee.

      In April 1997, the Senior Noteholders' Committee, through its advisors, engaged in discussions with the Department seeking the support of the Department for a possible recapitalization of Home Insurance and a related exchange offer for the Senior Notes. On April 24, 1997, the Senior Noteholders' Committee presented a proposal for such a recapitalization to the board of directors of Home Insurance, which the board declined to pursue. As a result, the Senior Noteholders' Committee began discussions with the Department regarding a possible consensual restructuring of Home Holdings. The Senior Noteholders' Committee then commenced negotiations with Zurich regarding such a restructuring. In July 1997, these negotiations resulted in the preparation by Zurich and the Senior Noteholders' Committee of a preliminary outline of the principal terms of a proposed reorganization of Home Holdings.

      Zurich thereafter engaged in negotiations with Trygg-Hansa in an effort to achieve a proposed restructuring of Home Holdings in a manner consistent with the terms that had been developed with the Senior Noteholders' Committee. These negotiations led to the execution by Zurich and Trygg-Hansa of the Pre-Reorganization Agreement dated as of November 15, 1997. For a more detailed discussion of the Pre-Reorganization Agreement, see "THE CHAPTER 11 CASE -- Events Leading To Or In Contemplation Of The Chapter 11 Case -- The Pre-Reorganization Agreement."

      Thereafter and through the Commencement Date, Zurich, the Senior Noteholders' Committee, Home Holdings, the Department, and Trygg-Hansa continued to negotiate the definitive terms of the Plan and prepared the documentation necessary to effectuate the Plan.

      Prior to the Commencement Date, the members of the Senior Noteholders' Committee holding approximately 71.8% of the outstanding principal amount of the Senior Notes signed lock-up letters (collectively, the "Lock-Up Letters") making certain undertakings and representations for the benefit of the members of the Senior Noteholders' Committee and Zurich. Pursuant to these Lock-Up Letters, each member of the Senior Noteholders' Committee has agreed that (i) the members of the Senior Noteholders' Committee will support the Plan for Home Holdings and
(ii) the Senior Noteholders will not, directly or indirectly, sell or otherwise transfer, pledge, encumber, or dispose of, or enter into, any agreement or commitment to sell or otherwise transfer, pledge, encumber, or dispose of, any or all of their Senior Notes or any interest or participation therein, other than in a transaction contemplated by the Plan or for the benefit of any person or entity that agrees in writing to be subject to the terms and undertakings contained in the Lock-Up Letters.

      The Senior Noteholders' Committee paid Anderson Kill at its customary hourly rates, in effect from time to time, and reimbursed Anderson Kill for its out-of-pocket expenses relating to its representation of the Senior Noteholders' Committee. The Senior Noteholders' Committee incurred legal fees and expenses in connection with the services rendered by Anderson Kill in the total amount of approximately $925,000. As of February 24, 1998, Anderson Kill has been paid $700,684.89 by members of the Senior Noteholders' Committee.

      The Senior Noteholders' Committee and Houlihan Lokey entered into a letter agreement, dated April 15, 1997, setting forth the terms of Houlihan Lokey's engagement (the "Houlihan Lokey Engagement Letter"). Under the Houlihan Lokey Engagement Letter, the Senior Noteholders' Committee agreed to compensate Houlihan Lokey directly for its services and undertake certain indemnification obligations to Houlihan Lokey. Specifically, as compensation for Houlihan Lokey's services under such engagement, the Senior Noteholders' Committee agreed to pay a fee of $200,000 for the first 60 days of the assignment commencing as of April 10, 1997 payable upon the signing of the Houlihan Lokey Engagement Letter, $50,000 per month for each month thereafter payable in advance on the first day of each month, plus a transaction fee (the "Transaction Fee") equal to
 .5% of the total consideration received by the holders of the Senior Notes who participate in any Senior Noteholders' Committee-approved transaction, including, without limitation, a Chapter 11 or Chapter 7 case, payable upon closing in cash or, at the Senior Noteholders' Committee's option, securities received by the holders of the Senior Notes pursuant to the transaction. In addition to the foregoing, Houlihan Lokey was reimbursed by the Senior Noteholders' Committee for reasonable and documented out-of-pocket expenses incurred relating to the engagement. The Senior Noteholders' Committee incurred fees and expenses in connection with the services rendered by Houlihan Lokey in the total amount of approximately $600,547.82 (excluding the Transaction Fee). As of February 24, 1998, Houlihan Lokey has been paid $321,949.71 by members of the Senior Noteholders' Committee.

      The Senior Noteholders' Committee incurred legal fees and expenses in connection with the services rendered by Altheimer & Gray in the total amount of approximately $157,691.18. As of February 24, 1998, Altheimer & Gray has been paid $125,760.63 by members of the Senior Noteholders' Committee.

      The Senior Noteholders' Committee will be required to seek an award by the Bankruptcy Court for reimbursement for its professional fees and expenses incurred prior to the Chapter 11 Case, including the fees and expenses of Anderson Kill, and Houlihan Lokey, attorneys and financial advisors, respectively, for the Senior Noteholders' Committee, together with any other advisor so designated by such committee, under section 503(b) of the Bankruptcy Code, by filing an application for allowance for reimbursement of all its professional fees and expenses by the date that is 60 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and, if granted, such award by the Bankruptcy Court will be Allowed in an amount not to exceed $2.2 million in the aggregate. The Allowed amount of such award will not be paid by the Debtor unless and until the Effective Date has occurred, in which event the Allowed amount of such award will be paid by the Debtor on the later of (x) the date such award becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable, and (y) the Initial Distribution Date. The Debtor has agreed to support the Senior Noteholders' Committee's application for such fees and expenses up to an amount not to exceed $2.2 million in the aggregate. Zurich has agreed that in the event the Bankruptcy Court awards the Senior Noteholders' Committee an amount less than the amount the Senior Noteholders' Committee requested for reimbursement for its professional fees and expenses, Zurich will pay the Senior Noteholders' Committee an amount equal to the requested amount up to $2.2 million minus the Allowed portion of the award, if and only if the Effective Date has occurred. See "SUMMARY OF THE PLAN OF REORGANIZATION--Means For Implementation Of The Plan--Professional Fees" for the Plan provision concerning the payment of such fees.

      3. Qualified Auditor's Opinion

      The Debtor's independent auditors issued a qualified opinion in connection with the Debtor's 1996 Form 10-K. The auditors' report stated in part:

      the Company has suffered recurring losses from operations and has a net stockholders' deficiency. In addition, based on the Company's most current cash flow projections, without dividends from The Home Insurance Company (Home Insurance), the Company is unlikely to meet its cash flow needs during 1997. Home Insurance cannot pay any dividends without prior approval of The State of New Hampshire Insurance Department (Department). At December 31, 1996, these circumstances raise substantial doubt about the entity's ability to continue as a going concern. The 1996 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                      * * *

      Home Insurance follows a permitted accounting practice in its statutory financial statements as filed with the Department which has a material positive impact on statutory surplus. Non-tabular loss and loss adjustment expense reserves are reported at their present value discounted at 7.0% for the time value of money resulting in a reduction of such reserves in the statutory financial statements and a corresponding increase in reported statutory surplus of $469 million.

      In our opinion, because the amount and timing of ultimate loss payments are subject to substantial uncertainty, the Company does not meet the prescribed statutory criteria required to account for its loss reserves on a discounted basis. However, the Company requested permission to follow this practice in its 1996 statutory financial statements filed with the Department and such permission was granted.

      4. Public Debt Ratings

      In March 1997, Moody's lowered its rating of the Debtor's debt security to Ca from B3, and S&P lowered its ratings to CC from B-. S&P lowered its rating to D on June 15, 1997 following the nonpayment of interest due on the Public Indebtedness, and the rating was restored to CC on November 7, 1997 to reflect the payment of such interest on July 14, 1997.

      5. Tender Offer Of Trygg-Hansa; Transfer Of Stock

      On December 1, 1997, Skandinaviska Enskilda Banken ("SE Banken") consummated a tender offer for the common stock of Trygg-Hansa. Pursuant to an agreement with Zurich, in an effort to avoid an ownership change within the meaning of section 382 of the Internal Revenue Code of 1986, as amended, and preserve the Debtor's NOLs, an affiliate of Trygg-Hansa established a New Hampshire trust, the Home Holdings Inc. Stock Trust, and, on November 20, 1997, transferred all of its equity interests in the Debtor to such trust for the benefit of the shareholders of Trygg-Hansa AB as the date of such transfer. See "CERTAIN FACTORS TO BE CONSIDERED--Risk Factors--Taxation" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN" for a further discussion of the possible impact of these transactions on the Debtor's NOLs.

      6. The Pre-Reorganization Agreement (9)

      Following negotiations commenced by the Senior Noteholders' Committee and a series of discussions and negotiations between Trygg-Hansa, Zurich, and their respective representatives, on November 15, 1997, Trygg-Hansa, one of its affiliates, and two affiliates of Zurich entered into the Pre-Reorganization Agreement (the "Pre-Reorganization Agreement") setting forth their agreements with respect to the Plan, the governance of Home Insurance following the Effective Date, and the contribution by the Trygg-Hansa affiliate of its equity interests in the Debtor to a New Hampshire trust. The parties to the Pre-Reorganization Agreement agreed, among other things, (i) to support the principal terms of the Plan and to vote their respective claims, if any, in favor of the Plan, (ii) that under the Plan Trygg-Hansa would receive Earn Out Notes Series II in exchange for its Junior Notes and the Plan would provide for the Earn Out Notes Series II Payments, (iii) to the formation of Home Insurance Holdings, LLC for the purpose of holding the shares of Home Insurance as of the Effective Date, (iv) to the formation of a corporation to act as the manager of Home Insurance Holdings, LLC, subject to any necessary government approvals, and that, subject to receipt of any necessary government approvals (including approval of the Federal Reserve Board), the Trygg-Hansa affiliate and one of the Zurich affiliates will each purchase up to 50% of the voting shares of such corporation (or, if acquisition of such shares would not be in conformity with the terms of any relevant governmental approval, such other interest as may be in conformity with such terms), (v) to the contribution by the Trygg-Hansa affiliate of its Series A Common Stock, Series B Convertible Stock, and Series A Preferred Stock of the Debtor to a New Hampshire trust for the benefit of the holders of Trygg-Hansa common stock as of the date of such contribution, and
(vi) that, following the date of the Pre-Reorganization Agreement, Trygg-Hansa is entitled to receive from Zurich an amount equal to a portion of all fees and expenses actually payable to REM by Home Insurance and its insurance subsidiaries under the Service Agreement dated as of June 12, 1995.

            In addition, the parties to the Pre-Reorganization Agreement agreed that, if at any time ownership of an interest in the Home Insurance Holdings, LLC would result in a violation of any law applicable to the affiliate of Trygg-Hansa or Zurich or any of their respective affiliates (including the terms of any government approval), such affiliate of Zurich or such affiliate of Trygg-Hansa may dispose of such interest in accordance with applicable law. Any such disposition by such entities is to be subject to the consent of the other party, as the case may be, such consent not to be unreasonably withheld; it being agreed that neither party may withhold its consent to a disposition by the other party made in order to comply with applicable law (including the terms of any government approval, including the approval of the Federal Reserve Board) if withholding such consent would force the other party to take unreasonable steps in order to comply with applicable law or the terms of any government approval. As part of the Pre-Reorganization Agreement, affiliates of Zurich agreed to indemnify, among other parties, the Trygg-Hansa Group and Home Holdings Inc. Stock Trust from certain claims and liabilities relating to or arising out of the operation or governance of Home Insurance Holdings, LLC. See "THE CHAPTER 11 CASE--Events Leading To Or In Contemplation Of The Chapter 11 Case--Tender Offer Of Trygg-Hansa; Transfer of Stock" and "Description Of Significant Events During The Pendency Of The Chapter 11 Case--Transfer Of Interests In Home Insurance"; "MANAGEMENT AND OWNERSHIP OF THE DEBTOR--Ownership Of The Debtor"; and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--Federal Income Tax Consequences To The Debtor--Net Operating Loss Carryovers; Limitations" for further discussions concerning Trygg-Hansa. Affiliates of the parties to the Pre-

--------

(9) This paragraph was prepared in conjunction with counsel for the Zurich Group and for Trygg-Hansa.

Reorganization Agreement are also party to an Affiliates Agreement dated November 15, 1997 regarding certain post-Effective Date obligations between such parties arising in connection with the Pre-Reorganization Agreement.

      For a discussion concerning the status of the request for Federal Reserve Board approval and an alternative structure for the manager corporation of Home Insurance Holdings, LLC, see "CHAPTER 11 CASE -- Events Leading To Or In Contemplation Of The Chapter 11 Case -- The Proposed Restructuring And Third Party Releases."

      7. The Proposed Restructuring And Third Party Releases

      During 1997, Home Holdings, Zurich, Trygg-Hansa, the Department, and the Senior Noteholders' Committee, as then constituted, engaged in negotiations regarding a consensual restructuring of the indebtedness of the Debtor, which culminated in the principal economic and other terms of a financial restructuring proposal, as reflected by the terms and provisions of the Plan.

      An integral part of the financial restructuring proposal for Home Holdings was the agreement by the Senior Noteholders' Committee and the Debtor to grant the members of the Zurich Group and the Trygg-Hansa Group the releases set forth in the Plan and described in further detail below. See "SUMMARY OF THE PLAN OF REORGANIZATION -- Means For Implementation Of The Plan -- Waiver Of Claims; Covenant Not To Sue; Releases," for a description of the releases and injunction not to sue set forth in the Plan.

      The Zurich Group is providing several sources of financial support which cumulatively represent both the primary sources of creditor recoveries under the Plan and the necessary liquidity for the Debtor to satisfy its administrative expenses. First, the Zurich Note Entity has agreed, pursuant to the New Note Tender Offer Undertaking, to offer to purchase any and all outstanding New Notes on the terms and conditions described therein. Second, the Zurich Put Entity has agreed, pursuant to the Put Option Undertaking, to purchase the Earn Out Notes Series I on the terms and conditions described therein in the event that an order for relief under the Bankruptcy Code is entered against Reorganized Home within five years of the Effective Date. In addition, a member of the Zurich Group shall enter into the Keepwell Agreement on the Effective Date, which will insure that Reorganized Home has the necessary liquidity to meet its obligations under the New Notes and Earn Out Notes Series I. Finally, Centre Reinsurance Dublin (a member of the Zurich Group) has agreed with the Commissioner that dividends paid to the Debtor to fund administrative expenses will increase the amount available under the Excess of Loss Reinsurance Agreement.

      The Zurich Group is receiving several different types of direct and indirect benefits in exchange for their claims against the Debtor and the financial support provided by members of the Zurich Group described herein. First, members of the Zurich Group shall receive all of the New Common Stock issued by Reorganized Home in exchange for their Senior Working Capital Notes. Reorganized Home shall retain all of the residual tax benefits, net of payments which Reorganized Home is required to pay to creditors pursuant to the EONs, or approximately 20.5% of such tax benefits. In addition, as a result of the transfer of the stock of the Home Insurance to Home Insurance Holdings, LLC, the Zurich Group shall not have any further obligation under the Excess of Loss Reinsurance Agreement that could arise from the payment of dividends by the Home Insurance to the Debtor or Reorganized Home. AmBase argues that as a result thereof the Zurich Group will be released from approximately $350 million of obligations under the Excess of Loss Reinsurance Agreement. Zurich disputes that argument and does not believe that it would have to make any such payments. REM (an affiliate of the Zurich Group) shall also retain approximately $48 million in claims against Home Insurance. Finally, the Zurich Group is being provided with certain releases by creditors of, and holders of equity interests in, the Debtor as set forth in the Plan.(10)

      AmBase argues that it and the holders of the Senior Notes might have rights directly or indirectly under the Excess of Loss Reinsurance Agreement to compel dividends of approximately $300 million to Home Holdings for the payment of all or a portion of their claims. The Debtor, Home Insurance, and Zurich dispute that argument and would vigorously contest its prosecution. Confirmation of the Plan will eliminate AmBase's and other creditors' potential recourse, if any, to such rights.

----------

(10) This paragraph and the foregoing paragraph were prepared in conjunction with counsel for the Zurich Group.

      Trygg-Hansa contributed significant value to the reorganization. By having an affiliate contribute all of its equity interests in Home Holdings to the Home Holdings Inc. Stock Trust, Trygg-Hansa intended to preserve Home Holdings' tax benefits that will be the basis for value to be received under the Earn Out Notes. In addition, Trygg-Hansa has agreed, pursuant to the Pre-Reorganization Agreement, that subject to regulatory approval, an affiliate of Trygg-Hansa will purchase, for consideration not exceeding $1,000, up to 50% of the voting shares of a corporation that may be organized for the purpose of acting as a manager of Home Insurance Holdings, LLC or, if acquisition of such shares would not be in conformity with the terms of any relevant government approval, such other interest in Home Insurance Holdings, LLC as may be in conformity with such terms. See "THE CHAPTER 11 CASE--Events Leading To Or In Contemplation Of The Chapter 11 Case--The Pre-Reorganization Agreement." Subsequent to the execution of the Pre-Reorganization Agreement, the staff of the Federal Reserve Board indicated that it will not recommend to the Board approval of Trygg-Hansa's purchase of up to 50% of the voting shares of the corporation to be organized to act as the manager (the "Manager Corporation") of Home Insurance Holdings, LLC and Trygg-Hansa's designation of 50% of the Manager Corporation's directors. Trygg-Hansa may, however, be permitted to purchase some lower percentage of the voting shares of the Manager Corporation and to designate a lower percentage of the Manager Corporation's directors. Accordingly, Zurich has reached an agreement in principle with a Delaware trust company whereby the Delaware trust company has agreed to hold up to 50% of the shares of the Manager Corporation and to appoint directors to its board. Therefore, to the extent that Trygg-Hansa is not successful in obtaining the requisite regulatory approval to purchase voting shares of the Manager Corporation and designate directors to its board, it is currently contemplated that a Delaware trust company will hold such shares and designate such directors. All proposals regarding the ownership of Home Insurance are subject to the approval of the Department and the above alternative is subject to the execution and delivery of a definite agreement with the Delaware trust company.(11)

      Under the Plan, Trygg-Hansa, as a holder of a Class 6 Junior Note Claim, will receive the Earn Out Notes Series II, representing substantially less than 100% of the value of the tax savings achieved through the Debtor's NOLs. See Table II of the "Executive Summary" for summary of distributions on Earn Out Notes. The Earn Out Notes Series II aggregate approximately 20.5% of the tax savings of Reorganized Home. Prior to the transfer of its equity interest in Home Holdings to Home Holdings Inc. Stock Trust, Trygg-Hansa would have been entitled to 100 percent of that value. Under the Plan, the Trygg-Hansa Group is also receiving a release from all holders of Claims and Equity Interests. Trygg-Hansa has advised the Debtor that it is not aware of any claims pending or threatened against it relating to the Debtor or the Chapter 11 Case. In addition, Trygg-Hansa is entitled to receive from Zurich an amount equal to a portion of all fees and expenses actually payable to REM by Home Insurance and its insurance subsidiaries under the Services Agreement dated as of June 12, 1995. This is a pre-existing obligation of Zurich that is not being released under the Plan and therefore neither Trygg-Hansa nor Zurich believes that such payment is part of the Plan consideration.(12)

      The Home Insurance Settlement also represents an integral part of the Plan. As part of the Home Insurance Settlement, releases in favor of Home Insurance are provided for under the Plan. Home Insurance is providing sources of financial support, which represent the liquidity necessary for the Debtor to satisfy its Administrative Expense Claims. Home Insurance through the payment of dividends (whose dividends are subject to the approval of the New Hampshire Insurance Department, which approval the Debtor believes will be forthcoming based upon discussions leading to the formulation and the filing of the Plan and the Department's preliminary support of the Plan ) will provide the Cash for the payment of the Allowed Administrative Expense Claims and the Allowed professional fees and expenses referred to in Section 8.11 of the Plan. In addition, in contemplation of the Chapter 11 Case and in reliance upon the imminent filing of the petition by Home Holdings, Home Insurance recapitalized Sterling Forest and provided value to the Debtor. In that regard, the Department has required in connection with the proposed restructuring set forth in the Plan certain protections for Home Insurance, including, without limitation, certain releases provided for under the Plan. The Department has and will continue to participate in negotiations concerning the structure and implementation of the Plan and the transactions contemplated thereby. Its consent was necessary to certain

--------

(11) This paragraph and the foregoing paragraph were prepared in conjunction with counsel for Trygg-Hansa and the Zurich Group.

(12) This paragraph and the foregoing paragraph were prepared in conjunction with counsel for Trygg-Hansa and the Zurich Group.

transactions that enabled the Plan to be proposed, and its consent remains necessary as a condition precedent to the Plan becoming effective.

      Although not as part of the Plan, Zurich Group and the Home Insurance have also agreed that the amount available under the Excess of Loss Reinsurance Agreement will be increased in a manner to reflect any tax savings actually realized by Reorganized Home net of payments pursuant to Earn Out Notes Series, I, II, and III.

B. Commencement Of The Chapter 11 Case

      Based on the foregoing, on January 15, 1998, Home Holdings filed a petition for reorganization relief under Chapter 11 of the Bankruptcy Code.

C. Description Of Significant Events During The Pendency Of The Chapter 11 Case

      1. Retention Of Professionals

      Simultaneously with the filing of the petition, this Disclosure Statement, and the Plan, the Debtor filed an application to retain Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps") as bankruptcy counsel and KPMG Peat Marwick LLP ("Peat Marwick") as accountants and financial adviser. By orders dated January 31, 1998, the Bankruptcy Court authorized the Debtor's retention of Skadden Arps and Peat Marwick.

      2. Administrative Services Arrangement

      On January 31, 1998, the Bankruptcy Court granted the Debtor's motion, pursuant to sections 105 and 363 of the Bankruptcy Code, for an order approving an administrative services arrangement among the Debtor, its insurance subsidiaries, and REM pursuant to the terms set forth in the motion (the "Administrative Services Motion"). Accordingly, REM is responsible for the day-to-day operation, direction, management, and supervision of the Debtor during the pendency of the Chapter 11 Case.

      3. The Official Committee Of Unsecured Creditors

      On January 23, 1998, the United States Trustee appointed an Official Committee of Unsecured Creditors (the "Creditors' Committee") in the Chapter 11 Case of the Debtor. The Creditors' Committee originally consisted of: Contrarian Capital Management LLC, Cerberus Partners, L.P., and Credit Suisse First Boston Corp. On February 5, 1998, the United States Trustee changed the membership of the Creditors' Committee to include The Bank of New York, as Indenture Trustee for the holders of the Senior Notes, and See More Light Investments. There have been no further changes to the composition of the Creditors' Committee since February 5, 1998.

      By order dated January 31, 1998, the Bankruptcy Court approved the retention of Anderson Kill as counsel to the Creditors' Committee. By order dated February 13, 1998, the Bankruptcy Court approved the Creditors' Committee's retention of Houlihan Lokey as its financial advisor.

      4. Transfer Of Interests In Home Insurance(13)

      The Debtor will form a limited liability company ("Home Insurance Holdings, LLC") organized for the purpose of holding the shares of common stock of Home Insurance as of the Effective Date but not govern or manage the business of Home Insurance in any way. See "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE -- Order Of Supervision And Other Regulatory Action" and "MANAGEMENT AND OWNERSHIP OF THE DEBTOR -- Management Of The Debtor." The members of Home Insurance Holdings, LLC will consist of holders of Allowed General Unsecured Claims and Allowed Senior Notes Claims that receive distributions under the Plan, unless such holders elect not to receive their pro rata share of

--------

(13) This paragraph was prepared in conjunction with counsel for the Zurich Group and for Trygg- Hansa.

Membership Units. The Membership Units will be non-transferable and have no voting or other governance rights.

      Immediately prior to the Effective Date, Home Insurance Holdings, LLC pursuant to the Acquisition Agreement will purchase from the Debtor all of the issued and outstanding shares of common stock of Home Insurance. Prior to the Effective Date, a Zurich entity (either Zurich Home Investments Limited or Zurich Centre Investments Limited, each a Bermuda corporation), subject to relevant governmental approvals, will purchase 50% of the voting shares of a newly formed corporation to act as the non-member manager of Home Insurance Holdings, LLC. Zurich has reached an agreement in principle with a Delaware trust company whereby the Delaware trust company has agreed to hold up to 50% of the shares of the Manager Corporation and to appoint directors to its board. Therefore, to the extent that Trygg-Hansa is not successful in obtaining the requisite regulatory approval to purchase voting shares of the manager corporation and designate directors to its board, it is currently contemplated that a Delaware trust company will hold such shares and designate such directors. All proposals regarding the ownership of Home Insurance are subject to the approval of the Department and the above alternative is subject to the execution and delivery of a definitive agreement with the Delaware trust company. For a further discussion on the Manager Corporation, see "THE CHAPTER 11 CASE--Events Leading To Or In Contemplation Of The Chapter 11 Case--The Proposed Restructuring And Third Party Releases."

      To enable the Department to continue to exercise its appropriate authority under the Order of Supervision, the Department has indicated that the restrictions on transferability and governance rights of the Membership Units will be necessary and therefore required in order to secure the Department's consent to this transaction. In particular, the manager of Home Insurance Holdings, LLC must be acceptable to the Department, thereby obviating any reason for the Membership Units to have the right to select management. In addition, because the value of the Membership Units is speculative and no specific value has been assigned to them, the Membership Units should not be traded. For the assumptions concerning the value of the Membership Units, see "EXECUTIVE SUMMARY-Projected Recoveries Under The Plan-Summary Of Principal Assumptions For Determination Of Projected Recoveries."

D. Business And Operations Of Reorganized Home (14)

      It is anticipated that, following the Effective Date, Reorganized Home will be merged (the "Merger") with and into Zurich Reinsurance North America, a Connecticut insurance company ("ZRNA"). It is Zurich's current intention, subject to certain conditions, including receipt of all necessary regulatory approvals, to consummate the Merger after the Effective Date; however, no assurances can be given that such Merger will occur or, if so, when. It is expected that the executive officers of the combined entity will consist of the current executive officers of ZRNA, as set forth in the following table:


             Name                                        Title
      Steven M. Gluckstern                       Chairman
      Richard E. Smith                           President and CEO
      Brian E. Kensil                            Senior Vice President
      Isaac Mashitz                              Senior Vice President
      Gerald S. King                             Senior Vice President
      Adrienne W. Reid                           Senior Vice President
      Michael E. Maloney                         Senior Vice President
      Corcoran Byrne                             Vice President and Secretary

      ZRNA is the principal underwriting affiliate of Zurich in the North American market for traditional property and casualty reinsurance. ZRNA's executive offices are located at One Chase Manhattan Plaza, 43rd Floor, New York, New York 10005 and its telephone number is (212) 898-5000. Zurich, a corporation organized under the laws of Switzerland, is an insurance company which is engaged in operations in more than 40 countries. Zurich and its subsidiaries and affiliates are engaged in life and property and casualty insurance

--------

(14)  This section was prepared by the Zurich Group.

and reinsurance, insurance-related businesses and asset management. Zurich's principal executive offices are located in Mythenquai 2, Zurich, Switzerland and its telephone number is 011-411 205-2121.

      Zurich anticipates that, following the Merger, the assets, business and operations of ZRNA will be continued substantially as they are currently being conducted. Management of ZRNA may, however, cause ZRNA to make such changes as are deemed appropriate and intends to continue to review ZRNA and its assets, businesses, operations, properties, policies, corporate structure, capitalization, and management and consider if any changes would be desirable in light of the circumstances then existing. In addition, Zurich intends to continue to review the business of ZRNA and identify synergies and potential cost savings. See "CERTAIN FACTORS TO BE CONSIDERED--Risk Factors--Taxation" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN" for a discussion of the possible effects of the anticipated merger on Reorganized Home's NOLs.

      In addition, Reorganized Home will hold all the limited liability interests of Sterling Management, which will continue to provide management services to the Sterling Forest Series A Property and Sterling Forest Series B Property. For a description of the land development operations, see "THE DEBTOR AND BACKGROUND OF THE CHAPTER 11 CASE --Other Businesses--Land Development Operations."

E. Credit Rating Of The Zurich Note Entity And The Zurich Put Entity (15)

      Zurich Reinsurance Centre Holdings ("ZRCH"), a Delaware corporation, is the member of the Zurich Group which will initially be the Zurich Note Entity and Zurich Put Entity. ZRCH has a "A-" senior debt and counterparty credit rating from S&P. Under each of the New Note Tender Offer Undertaking and Put Option Undertaking, ZRCH retains the ability to assign its obligations thereunder to an Affiliate provided that at the time of such assignment and after giving effect to such assignment such Affiliate has a credit rating which is "A" (or higher) from A.M. Best Company or "A" (or higher) from S&P. For a discussion of the obligations of the Zurich Note Entity and the Zurich Put Entity, see "SUMMARY OF THE PLAN OF REORGANIZATION--Description Of Securities And Instruments To Be Issued In Connection With The Plan" and "Means For Implementation Of The Plan--Tender Offer."

F. Certain Subordination Provisions

      The Class 6 Junior Note Claims are by the terms of the Junior Notes subordinate to certain debt of the Debtor which includes the Class 4 Senior Note Claims and the Class 7 Senior Subordinated Note Claims (the "Senior Debt").16 Pursuant to Section 5 of the Junior Notes (the "Subordination Provision"), the holders of

--------

(15)  This paragraph was prepared by counsel for the Zurich Group.

(16)  The Term "Senior Debt" is defined in the Junior Notes as follows:

            "Senior Debt" shall mean (i) the [Debtor's] 7% Senior Notes due December 15, 1998, issued pursuant to that certain Indenture, dated as of December 28, 1993, between the [Debtor] and The Bank of New York, as trustee, (ii) the [Debtor's] 7-7/8% Senior Notes due December 15, 2003, issued pursuant to that certain Indenture, dated as of December 28, 1993, between the [Debtor] and The Bank of New York, as trustee, (iii) the [Debtor's] 12% Senior Subordinated Notes due December 31, 2004, issued pursuant to that certain Amended and Restated Note Exchange Agreement, dated as of April 26, 1995, by and between the [Debtor] and [Trygg-Hansa], (iv) the Senior Working Capital Notes, if issued, (v) the indebtedness issued under the Bank Working Capital Facility, if issued, (vi) the Senior Subordinated Working Capital Notes, if issued, and (vii) extensions, renewals and refundings of the Debt referred to in the foregoing clauses (i) through (vi), except that any such extensions, renewals or refundings of the Debt referred to in the foregoing clauses (i) through (vi) shall not increase the principal amount

                                                                  (continued...)

Senior Debt have the right to receive payment in full of all amounts due or to become due on or in respect of all Senior Debt before the holders of Junior Notes are entitled to receive any payment under the Plan on the account of Junior Notes. The Subordination Provision further provides that any distributions to be made to the holders of Junior Note Claims under the Plan shall be received in trust for the benefit of the holders of Senior Debt, and shall be paid over or delivered and transferred to the holders of Senior Debt.

      Based on the projected recoveries, however, the holders of Allowed Senior Note Claims will not receive as great a recovery (on a percentage basis) as holders of Allowed Junior Note Claims. For a discussion and the underlying assumptions of the projected recoveries, see "EXECUTIVE SUMMARY-Projected Recoveries Under The Plan." The Plan proposes to distribute to each holder of an Allowed Senior Note Claim less than the full amount provided in the Subordination Provision. The Debtor believes that the recoveries to be received by each holder of an Allowed Senior Note Claim under the Plan will be greater than any recoveries that would be achieved in a Chapter 7 liquidation. By accepting the distributions under the Plan, each holder of an Allowed Senior Note Claim will be, as of the Effective Date, deemed to have waived, released, discharged, and terminated such holder's subordination rights, rights to post-petition and default interest, or similar rights, and all actions related to the enforcement of such rights, provided by the Subordination Provision. See "EFFECT OF CONFIRMATION OF PLAN-Termination Of Subordination Rights."

                    V. SUMMARY OF THE PLAN OF REORGANIZATION

      THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT, AND IMPLEMENTATION OF THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

      THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

      THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN, WHICH ARE OR WILL HAVE BEEN FILED PRIOR TO THE HEARING ON FINAL APPROVAL OF THIS DISCLOSURE STATEMENT, WILL CONTROL THE TREATMENT OF HOLDERS OF CLAIMS AND HOLDERS OF EQUITY INTERESTS UNDER THE PLAN AND WILL, UPON CONSUMMATION, BE BINDING UPON HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR AND ALL OTHER PARTIES IN INTEREST.

A. Overall Structure Of The Plan

      Under the Plan, Claims against and Equity Interests in the Debtor are divided into Classes and subclasses according to their relative seniority and other criteria. If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims in certain Classes will receive distributions equal to the full amount of such Claims, (ii) the Claims in other Classes will receive distributions constituting a partial recovery on such Claims, and (iii) the Claims in a certain other Class and the Equity Interests will receive no distribution. On the Effective Date, and at certain times thereafter, the Disbursing Agent will distribute Cash, securities, and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against and Equity Interests in the Debtor created under the Plan, the treatment of those Classes under the Plan, and the securities and other property to be distributed under the Plan, are described below.

----------
(16)(...CONTINUED)
                  thereof (other than to include accrued and unpaid interest at such time).

      The terms of the Plan are based upon, among other things, the New Note Tender Offering Undertaking, the Keepwell Agreement, the Put Option Undertaking, and the Debtor's assessment of its ability to make distributions under the Plan and its future tax savings through the utilization of its NOLs.

      It is the present intention of Zurich that, following consummation of the Plan, Reorganized Home will be merged with and into ZRNA, although no assurances can be given that such Merger will occur or, if so, when. ZRNA is the principal underwriting affiliate of Zurich Insurance Company in the North American market for traditional property and casualty reinsurance. For a more detailed description of the anticipated business and operations of Reorganized Home, see "THE CHAPTER 11 CASE--Business And Operations Of Reorganized Home." See "CERTAIN FACTORS TO BE CONSIDERED--Risk Factors--Taxation" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN" for a discussion of the possible effects of the anticipated Merger on Reorganized Home's NOLs.

B. Certain Matters Regarding Classification And Treatment Of Claims And Equity Interests

      1. Unclassified Claims (Not Entitled To Vote On The Plan)

            (a)   Administrative Expense Claims

      An Administrative Expense Claim consists of any right to payment constituting a cost or expense of administration of the Chapter 11 Case of a kind specified under section 503(b) and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estate of the Debtor, any actual and necessary costs and expenses of operating the business of the Debtor, any indebtedness or obligations incurred or assumed by the Debtor-in-Possession in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of title 28 of the United States Code.

      Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim will receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor-in-Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor-in-Possession (to the extent authorized and approved by the Bankruptcy Court if such authorization and approval was required under the Bankruptcy Code) will be paid in full and performed by Reorganized Home in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions. The Debtor expects that Administrative Expense Claims will approximate $1,105,000 or more in the aggregate if the Plan is confirmed within 90 days of the Commencement Date.

            (b)   Priority Tax Claims

      A Priority Tax Claim consists of any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, at the sole option of Reorganized Home, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8 1/4%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, commencing on the first anniversary of the Effective Date, or upon such other terms as may be determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. The Debtor expects that Priority Tax Claims will not exceed $800 in the aggregate.

      2. Unimpaired Class Of Claims (Deemed To Have Accepted The Plan And Therefore Not Entitled To Vote On The Plan)

            (a)   Class 1: Other Priority Claims

      An Other Priority Claim consists of any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code. Each holder of an Allowed Other Priority Claim will receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable. The Debtor expects that the Other Priority Claims will be $0.

            (b)   Class 2: Convenience Claims

      A Class 2 Convenience Claim includes any General Unsecured Claim in the amount of $2,000 or less and any General Unsecured Claim that is reduced to $2,000 by the election of the holder thereof on such holder's Ballot. Each holder of an Allowed Convenience Claim will receive Cash in an amount equal to 100% of such Allowed Convenience Claim on the later of the Effective Date and the date such Allowed Convenience Claim becomes an Allowed Convenience Claim, or as soon thereafter as is practicable.

      By checking the appropriate box on a timely cast Ballot, the holder of an Allowed General Unsecured Claim in an amount greater than $2,000 may elect to reduce the amount of such holder's Allowed General Unsecured Claim to $2,000 and to receive a distribution upon such Allowed Class 2 Convenience Claim in the amount of $2,000 as described in Section 4.2(b) of the Plan. Such an election will constitute a waiver of the right to collect, and a release of, the amount of the Allowed General Unsecured Claim in excess of $2,000, and the holder of such Allowed Class 2 Convenience Claim will be deemed to have released the Debtor and its estate, Reorganized Home, and their property from any and all liability for such excess amount. The holder of an Allowed General Unsecured Claim which timely elects to reduce the amount of its Allowed Claim will be deemed to be the holder of an Allowed Class 2 Convenience Claim for classification, voting, and all other purposes under the Plan. The Debtor expects that the Convenience Claims will be $0.

            (c)   Class 3: Secured Claims

      A Secured Claim includes any Claim, to the extent reflected in the Schedules or a proof of claim as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

      Except to the extent that a holder of an Allowed Secured Claim agrees to a different treatment, at the sole option of Reorganized Home, (i) each Allowed Secured Claim will be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Secured Claim to demand or receive payment of such Allowed Secured Claim prior to the stated maturity of such Allowed Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Secured Claim will receive Cash in an amount equal to such Allowed Secured Claim, including any interest on such Allowed Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Secured Claim will receive the Collateral securing its Allowed Secured Claim and any interest on such Allowed Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Secured Claim on the later of the Effective Date and the date such Allowed Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable. The Debtor does not believe that any Secured Claims can properly be asserted against it.

      3.    Impaired Classes Of Claims (Entitled To Vote On The Plan)

            (a)   Class 4: Unsecured Claims

                  (i)   Group 4-A: General Unsecured Claims

      A General Unsecured Claim includes any Unsecured Claim other than a Convenience Claim, Senior Note Claim, Senior Working Capital Note Claim, Senior Subordinated Note Claim, Junior Note Claim, or Home Insurance Claim.

      On the Initial Distribution Date or as soon thereafter as is practicable, each holder of an Allowed General Unsecured Claim as of the Record Date will receive (x) New Notes in a principal amount equal to the product of the Percentage Formula and such holder's Allowed General Unsecured Claim, (y) its Pro Rata Share of units of Earn Out Notes Series I, and (z) its Pro Rata Share of Membership Units in Home Insurance Holdings, LLC, a limited liability company which is to acquire all of the outstanding shares of stock of Home Insurance. See "SUMMARY OF THE PLAN OF REORGANIZATION--The Percentage Formula" for further discussion of the Percentage Formula. On each Subsequent Distribution Date, each holder of an Allowed General Unsecured Claim which was a Disputed Claim on the Initial Distribution Date or the prior Subsequent Distribution Date will receive a Pro Rata Share of the amount of Earn Out Notes Series I, New Notes, and the Membership Units in the Reserve in accordance with Section 5.3(i) of the Plan. Each holder of an Allowed General Unsecured Claim, by accepting the distributions provided for under the Plan, will be deemed to have (i) requested that it be admitted as a member of the Home Insurance Holdings, LLC and (ii) agreed to be bound by the terms of the Home Insurance Holdings, LLC Agreement, unless such holder elects not to be a member by checking the appropriate box on a timely cast Ballot or so advising the Debtor in writing prior to the Effective Date. Such an election will constitute a waiver of the right to receive its pro rata share of Membership Units. The Debtor expects that Allowed General Unsecured Claims will not exceed $11,857,704 in the aggregate.

                  (ii)  Group 4-B: Senior 7% Note Claims

      A Senior 7% Note Claim includes a Claim of a Senior Noteholder arising under or as a result of the 7% Senior Notes.

      On the Initial Distribution Date or as soon thereafter as is practicable, each holder of an Allowed Senior 7% Note Claim as of the Record Date will receive (x) New Notes in a principal amount equal to the product of the Percentage Formula and such holder's Allowed Senior 7% Note Claim, (y) its Pro Rata Share of units of Earn Out Notes Series I, and (z) its Pro Rata Share of Membership Units in Home Insurance Holdings, LLC. See "SUMMARY OF THE PLAN OF REORGANIZATION--The Percentage Formula" for further discussion of the Percentage Formula. Each holder of an Allowed Senior 7% Note Claim, by accepting the distributions provided for under the Plan, will be deemed to have (i) requested that it be admitted as a member of the Home Insurance Holdings, LLC and (ii) agreed to be bound by the terms of the Home Insurance Holdings, LLC Agreement, unless such holder elects not to be a member by checking the appropriate box on a timely cast Ballot or so advising the Debtor in writing prior to the Effective Date. Such an election will constitute a waiver of the right to receive its pro rata share of Membership Units. On the Effective Date, the Senior 7% Note Claims will be deemed Allowed Unsecured Claims in Group 4-B in the aggregate amount of $104,545,859.37.

                  (iii) Group 4-C: Senior 7-7/8% Sinking Fund Note Claims

      A Senior 7-7/8% Sinking Fund Note Claim includes a Claim of a Senior Noteholder arising under or as a result of the 7-7/8% Sinking Fund Senior Notes.

      On the Initial Distribution Date or as soon thereafter as is practicable, each holder of an Allowed Senior 7-7/8% Sinking Fund Note Claim as of the Record Date will receive (x) New Notes in a principal amount equal to the product of the Percentage Formula and such holder's Allowed Senior 7-7/8% Sinking Fund Note Claim, (y) its Pro Rata Share of units of Earn Out Notes Series I, and (z) its Pro Rata Share of Membership Units in Home Insurance Holdings, LLC. See "SUMMARY OF THE PLAN OF REORGANIZATION--The Percentage Formula" for further discussion of the Percentage Formula. Each holder of an Allowed Senior 7-7/8% Sinking Fund Note Claim, by accepting the distributions provided for under the Plan, will be deemed to have (i) requested that it be admitted as a member of the Home Insurance Holdings, LLC and (ii) agreed to be bound by the terms of the Home Insurance Holdings, LLC Agreement, unless such holder elects not to be a member by checking the appropriate box on a timely cast Ballot or so advising the Debtor in writing prior to the Effective Date. Such an election will constitute a waiver of the right to receive its pro rata share of Membership Units. On the Effective Date, the Senior 7-7/8% Sinking Fund Note Claims will be deemed Allowed Unsecured Claims in Group 4-C in the aggregate amount of $188,568,871.16.

                  (iv)  Group 4-D: Senior 7-7/8% Note Claims

      A Senior 7-7/8% Note Claim includes a Claim of a Senior Noteholder arising under or as a result of the 7-7/8% Senior Notes.

      On the Initial Distribution Date or as soon thereafter as is practicable, each holder of an Allowed Senior 7-7/8% Note Claim as of the Record Date will receive (x) New Notes in a principal amount equal to the product of the Percentage Formula and such holder's Allowed Senior 7-7/8% Note Claim, (y) its Pro Rata Share of units of Earn Out Notes, and (z) its Pro Rata Share of Membership Units in Home Insurance Holdings, LLC. See "SUMMARY OF THE PLAN OF REORGANIZATION--The Percentage Formula" for further discussion of the Percentage Formula. Each holder of an Allowed Senior 7-7/8% Note Claim, by accepting the distributions provided for under the Plan, will be deemed to have (i) requested that it be admitted as a member of the Home Insurance Holdings, LLC and (ii) agreed to be bound by the terms of the Home Insurance Holdings, LLC Agreement, unless such holder elects not to be a member by checking the appropriate box on a timely cast Ballot or so advising the Debtor in writing prior to the Effective Date. Such an election will constitute a waiver of the right to receive its pro rata share of Membership Units. On the Effective Date, the Senior 7-7/8% Note Claims will be deemed Allowed Unsecured Claims in Group 4-D in the aggregate amount of $543,171.81.

                  (v)   Group 4-E: Home Insurance Claim

      The Home Insurance Claim includes any and all claims which Home Insurance may have against the Debtor and the Debtor-in-Possession arising out of that certain Consolidated Group Tax Agreement, dated February 13, 1991, between Home Holdings and Home Insurance.

      On the Initial Distribution Date, or as soon thereafter as is practicable, in full satisfaction of the Home Insurance Claim, Home Insurance shall receive the consideration provided in the Home Insurance Settlement described in Section
9.1 of the Plan. On the Effective Date, the Home Insurance Claim shall be deemed an Allowed Unsecured Claim in Group 4-E in the amount of $14,145,407.

            (b)   Class 5: Senior Working Capital Note Claims

      A Senior Working Capital Note Claim includes a Claim of a Senior Working Capital Noteholder arising under or as a result of the Senior Working Capital Notes.

      On the Initial Distribution Date or as soon thereafter as is practicable, each holder of an Allowed Senior Working Capital Note Claim as of the Record Date will receive a pro rata share of the New Common Stock in the New Common Stock Distribution Pool. On the Effective Date, the Senior Working Capital Note Claims will be deemed Allowed Unsecured Claims in Class 5 in the aggregate amount of $71,424,889.

            (c)   Class 6: Junior Note Claims

      A Junior Note Claim includes a Claim of a Junior Noteholder arising under or as a result of the Junior Notes.

      On the Initial Distribution Date or as soon hereafter as is practicable, the holder of the Allowed Junior Note Claims (other than Zurich Home Investments Limited) as of the Record Date will receive the Earn Out Notes Series II. Zurich Home Investments Limited has waived its Junior Note Claims and the right to receive a distribution on account of its Junior Note Claims. On the Effective Date, the Junior Note Claims will be deemed Allowed Unsecured Claims in Class 6 in the aggregate amount of $41,340,232.

      4. Impaired Classes Of Claims And Equity Interests (Not Entitled To Vote On The Plan)

            (a)   Class 7: Senior Subordinated Note Claims

      A Senior Subordinated Note Claim includes a Claim of a Senior Subordinated Noteholder arising under or as a result of the Senior Subordinated Notes. Class 7 is deemed to have rejected the Plan, and, therefore, is not entitled to vote to accept or reject the Plan.

      On the Effective Date, the holders of Senior Subordinated Notes shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Senior Subordinated Notes. See "FEASIBILITY; BEST INTEREST OF CREDITORS; CONFIRMATION OF THE PLAN--Confirmation Without Acceptance Of All Impaired Classes: The 'Cramdown' Alternative." The Debtor believes the Plan does not unfairly discriminate and is fair and equitable to Class 7.

            (b)   Class 8: Equity Interests

      A Class 8 Equity Interest includes any share of preferred stock or common stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire any such interest. Class 8 is deemed to have rejected the Plan, and, therefore, is not entitled to vote to accept or reject the Plan. On the Effective Date, the Class 8 Equity Interests in the Debtor will be canceled and each holder of a Class 8 Equity Interest in the Debtor will not be entitled to, and will not, receive or retain any property or interest in property on account of such Class 8 Equity Interest. See "FEASIBILITY; BEST INTEREST OF CREDITORS; CONFIRMATION OF THE PLAN--Confirmation Without Acceptance Of All Impaired Classes: The 'Cramdown' Alternative." The Debtor believes the Plan does not unfairly discriminate and is fair and equitable to Class 8.

C. Description Of Securities And Instruments To Be Issued In Connection With The Plan

      1. Earn Out Notes Series I

      The principal terms of the Earn Out Notes Series I to be issued by Reorganized Home under the Plan are set forth below. The following summary is qualified by reference to, and may be modified by, the form of Earn Out Notes Indenture and the Earn Out Notes Series I which will be filed with the Bankruptcy Court at least 10 days prior to the date of the Confirmation Hearing.


            Issuer:

                  Reorganized Home.

            Issue:

                  Units of Earn Out Notes Series I (the "Series I EONS").

            Number Of Units:

                  315,000 Units to be issued on a pro rata basis to holders of Claims based upon the Senior Notes issued and outstanding immediately prior to the Effective Date plus amounts due on the Senior Notes, including interest accrued through the Commencement Date and to holders of Allowed Group 4-A General Unsecured Claims.

            Participation Of Series I EONS:

                  The Series I EONS will participate in the Federal, state, and local income tax savings (the "Tax Savings") realized by Reorganized Home through the actual or deemed utilization by the consolidated group of which Reorganized Home or its successor in a merger with another entity in which Reorganized Home is not the surviving entity, is a member (the "Home Group") of the net operating loss carryforwards available to Reorganized Home immediately after the Effective Date as set forth in the Plan after taking into account adjustments required by reason of the consummation of the Plan, including the reductions required pursuant to sections 108(b) and 382(l)(5) of the Internal Revenue Code of 1986, as amended (the "Specified NOL Carryovers").

            Tax Savings:

                  The Tax Savings will be the difference between the consolidated Federal, state, and local income tax liability of the Home Group with or without the Specified NOL Carryovers.

            Amount Of Participation:

                  The Series I EONS issued in exchange for Senior Notes will be entitled in the aggregate to 50% of the Tax Savings and Series I EONS issued to holders of Allowed Group 4-A General Unsecured Claims will be entitled in the aggregate to a percentage of the Tax Savings that is in the same ratio to their aggregate allowed claims as 50% is to the aggregate Allowed Senior Note Claims (such aggregate portion of the Tax Savings, the "Allocated Participation").

            Computation Of Tax Savings:

                  The Tax Savings will be computed each taxable year based upon the Federal, state, and local income tax returns (a "Tax Return") of the Home Group filed with respect to such year and certified (a "Certification") by the Chief Financial Officer of the Home Group on September 25 of the following taxable year.

            Payments To Series I EONS-Holders:

                  Subject to the third following sentence, upon the issuance by the Home Group of a Certification with respect to any of its Tax Returns, Series I EONS-holders shall be entitled to payments with respect to their Series I EONS as follows:

                  (a) with respect to the actual or deemed utilization of the first $200 million of Specified NOL Carryovers: (i) on October 15 following the issuance of each Certification (the "Initial Payment Date"), an aggregate amount equal to 35% of the Allocated Participation thereby certified and (ii) upon the October 15 following the expiration of the statute of limitations with respect to the Tax Return to which the Certification relates, an aggregate amount equal to the excess, if any, of the Allocated Participation for such taxable year as finally determined over the amounts previously paid pursuant to clause (i) plus interest on the amount paid pursuant to this clause (ii) at a fixed rate equal to the 5-year Treasury Notes rate as of the Initial Payment Date with respect to such taxable year, plus 35 basis points, from the Initial Payment Date with respect to such taxable year; and

                  (b) thereafter: (i) on the Initial Payment Date with respect to a taxable year, an aggregate amount equal to 20% of the Allocated Participation thereby certified and (ii) upon the October 15 following the expiration of the statute of limitations with respect to the Tax Return to which the Certification relates, an aggregate amount equal to the excess, if any, of the Allocated Participation for such taxable year as finally determined over the amounts previously paid pursuant to clause (i) plus interest on the amount paid pursuant to this clause (ii) at a fixed rate equal to the 5-year Treasury Notes rate as of the Initial Payment Date with respect to such taxable year, plus 35 basis points, from the Initial Payment Date with respect to such taxable year.

                  Credit support for payments due, including interest accrued thereon, shall be provided in the form of a Keepwell Agreement by a member of the group comprised of Zurich Insurance Company and its worldwide affiliates with creditworthiness satisfactory to the Senior Noteholders' Committee (the "Zurich Entity").

                  In the event that payment of the first installment on the Series I EONS with respect to any Taxable Year is not made on the Initial Payment Date other than for the reason set forth in the following paragraph, Reorganized Home shall pay interest thereon monthly at a rate of 8.31%, accruing from the Initial Payment Date.

                  In the event that the Internal Revenue Service (or, if relevant, any state or local taxing authority) issues a notice of proposed adjustment (or any procedurally later notice, such as a notice of proposed deficiency or notice of deficiency) which, if sustained, would disallow all or a portion of the Tax Savings in question, payments with respect to the challenged Tax Savings will be suspended to the extent of such challenge, taking into account the effect of such challenge on other taxable years (or, in the case of Tax Savings described in clause (a), above, reduced to 20% of the Allocated Participation) until a final determination. Once a final determination has been made, the Allocated Participation with respect to the Tax Savings as finally determined shall be paid (to the extent not previously paid), plus interest thereon at a fixed rate equal to the 5-year Treasury Notes rate as of the Initial Payment Date, plus 35 basis points from the Initial Payment Date.

            Minimum Cumulative Operating Income Of Reorganized Home:

                  Pursuant to the terms of the Series I EONS, the Home Group will agree, solely in favor of the Series I EONS-holders, that it will utilize its best efforts to generate cumulative taxable income (determined without regard to the Specified NOL Carryovers) at least as follows:

                  From the Effective Date through the end of the first taxable year ending on or after the thirty- third month after the Effective Date (the "First Target Date")

                        $200 million(17) (the "First Target")

                  From the Effective Date through the end of the first taxable year ending on or after the fifty- seventh month after the Effective Date (the "Second Target Date")

                        $400 million (the "Second Target")

--------

(17) In the event that the Effective Date falls after the first quarter of 1998, the First Target Date will be December 31, 2000, with the First Target reduced by a fraction, the numerator of which is the number of days after March 31 that the Effective Date occurs and the denominator of which is 731 (the total number of days in 1999 and 2000). To the extent that there is any such reduction in the First Target, December 31, 2001 will constitute a Supplemental First Target Date ("Supplemental First Target Date") by which the Home Group will utilize its best efforts to generate cumulative taxable income of $200 million ("Supplemental First Target"). The Supplemental First Target will be subject to the same conditions and limitations, and will provide the same remedies for the Series I EONS-holders, as the other Targets set forth herein.

                  From the Effective Date through the end of the first taxable year ending on or after the ninety- third month after the Effective Date (the "Third Target Date")(18)

                        $700 million (the "Third Target")

                  From the Effective Date through the last year of the NOL carryforward period of the Specified NOL Carryovers (the "Fourth Target Date")(19)

                        the lessor of $1 billion and 90% of the amount of the Specified NOL Carryovers as finally determined (the "Fourth Target")

                  (a) In the event that such Targets are not met other than by reason of a Material Change of Law, the sole remedy for the Series I EONS-holders shall be to receive payments with respect to the Series I EONS in an amount equal to the amounts that would have been payable were the minimum income levels met at the times at which such amounts would have been payable. To the extent that the actual taxable income of the Home Group is less than the amounts specified above, the excess deemed income shall be deemed to have the same characteristics as the actual income of the Home Group from the Effective Date through the relevant Target Date.

                  (b) In the event that such Targets are not met by reason of a Material Change of Law, the Series I EONS-holders shall have no remedy. For this purpose, a Material Change of Law shall mean: a change in any Federal, state, or local statute, unappealable and final court decision, regulation, ruling, or other administrative practice or order, or any lapse or reinterpretation of existing law (a "Change of Law"), that prohibits or effectively proscribes the Zurich Group from conducting its business in the United States.

                  (c) In the event of the disallowance, in whole or in part, of the deductibility of the Specified NOL Carryovers, or if, as a result of a Change of Law, the deductibility of the Specified NOL Carryovers is limited, the Targets above will be adjusted so that they do not exceed the amount of Specified NOL Carryovers that can be utilized by Reorganized Home to offset its income.

                  (d) In the event that the Home Group fails to generate any taxable income, for purposes of calculating payments due with respect to the Targets, the amount of the Specified NOL Carryovers shall be deemed to be equal to the amount shown as such on the Tax Return of Reorganized Home for the first taxable year ending after the Effective Date.

----------

(18) Based on the current estimated amount of the Specified NOL Carryovers of approximately $560-610 million, the Third Target will effectively be lower than $700 million.

(19) Based on the current estimated amount of the Specified NOL Carryovers of $560-610 million, the Fourth Target will not be operative.

                  Any payments made pursuant to this section shall be credited against future amounts otherwise payable with respect to the Series I EONS.

                  In the preparation of the Tax Returns of the Home Group or any proceeding relating thereto, Reorganized Home will seek realization of Tax Savings relating to the Specified NOL Carryovers in good faith; provided that this paragraph shall not give any Series I EONS-holders or any other person any rights with respect to the preparation or filing of any Tax Return of the Home Group or the conduct of any proceeding with respect thereto or any rights to be provided with confidential information of Reorganized Home or its Affiliates.

            Transfers Of New Common Stock:

                  In the event that holders of New Common Stock of Reorganized Home transfer more than 20% of such stock during the first two years following the Effective Date, or any such stock thereafter, and such transfer causes an ownership change within the meaning of section 382 of the Internal Revenue Code of 1986, as amended, such holders will make, or cause Reorganized Home to make, payments with respect to the Series I EONS with respect to the First, Supplemental First, Second, Third, and Fourth Target Dates, as applicable, that are no less than the amounts that would have been due if such ownership change had not occurred, and subject to a Material Change of Law, taxable income in the taxable year ending on the relevant Target Date before deducting the Specified NOL Carryovers equaled the excess of the respective Target (where appropriate) for such year over the amount of taxable income with respect to which the Tax Savings have previously been taken into account.

                  (b) Transfers of New Common Stock shall not affect the Zurich Entity's Keepwell obligations hereunder unless those obligations are assumed by another entity with an equivalent or better AM Best rating for claims paying ability at the time of transfer.

            Transfers Of Series I EONS:

                  Certain limited restrictions on transferability under certain limited circumstances to the extent necessary to prevent adverse consequences under Section 382 of the Internal Revenue Code of 1986, as amended.

            Order For Relief Against Reorganized Home:

                  In the event that an order for relief under title 11 of the United States Code is entered against Reorganized Home within five years of the Effective Date, the Series I EONS will be puttable to the Zurich Put Entity at a price to be determined pursuant to the formula set forth on Schedule 1-A to Exhibit A to the Plan.

            Expiration:

                  The Series I EONS will expire upon the final payment made by Reorganized Home to the Series I EONS-holders with respect to the last year of the NOL carryforward period of the Specified NOL Carryovers.

      2. Earn Out Notes Series II

      The principal terms of the Earn Out Notes Series II to be issued by Reorganized Home under the Plan and related terms of the Pre-Reorganization Agreement are set forth below. The following summary is qualified by reference to, and may be modified by, the form of Earn Out Notes Series II, which will be filed with the Bankruptcy Court at least 10 days prior to the date of the Confirmation Hearing.

            Issuer:

                  Reorganized Home.

            Issue:

                  The Plan shall provide for the issuance to Trygg-Hansa in exchange for its Junior Subordinated Note of Series II EONS which shall provide for the Series II EONS Payments.

            Series II EONS Payment:

                  The "Series II EONS Payment" shall mean payments which Reorganized Home will be required to make pursuant to the Series II EONS on October 31 of each year, equal to (i) until Trygg-Hansa has received payments with a net present value (calculated from the Effective Date) of $20 million, the greater of (A) 50% of the Zurich Tax Benefits with respect to the taxable year ending immediately prior to such October 31 or (B) 20.5% of the Tax Benefits for such taxable year, and
                  (ii) 10% of the Zurich Tax Benefits thereafter; provided that the net present value (calculated from the Effective Date) of the Series II EONS Payments shall not exceed $50 million. "Zurich Tax Benefits" means (a) 85%, multiplied by (b) Tax Benefits reduced by amounts payable with respect thereto to holders of the Series I EONS. "Tax Benefits" means the difference between (x) the consolidated Federal, state, and local income tax liability of the Home Group with the Home NOLs and (y) the consolidated Federal, state, and local income tax liability of the Home Group without the Home NOLs computed each taxable year, which shall initially be based upon the Federal, state, and local income tax returns of the Home Group filed with respect to such year and shall initially certified by the Chief Financial Officer of Reorganized Home on September 25 of the following taxable year. "Home NOLs" means the net operating loss carryforwards and built-in losses available to Reorganized Home immediately after the Effective Date. "Home Group" means any affiliated, consolidated, combined, or unitary group of which the Reorganized Home is or would become a member. "Net present value" hereunder shall be calculated using a 7.5% discount rate compounded quarterly.

                  So long as Trygg-Hansa or any of its Affiliates owns the Series II EONS, Series II EONS Payments shall be made to Trygg-Hansa, by wire transfer in immediately available funds to an account designated by Trygg-Hansa, on October 31 of each year and shall be accompanied by a certification by the Chief Financial Officer of Reorganized Home as described in the definition of "Tax Benefits." Series II EONS Payments with respect to Series II EONS not held by Trygg-Hansa or any of its Affiliates shall be made on the same basis as payments pursuant to other EONS.

            Minimum Cumulative Operating Income Of The Home Group:

                  (a) Pursuant to the Series II EONS, the Home Group will agree, solely in favor of Trygg-Hansa and its successors and assigns, that it will utilize its best efforts to generate cumulative taxable income (determined without regard to the Reorganized Home's NOLs) at least as follows:

                  (i) $200 million for the period from the Effective Date through the end of the first taxable year ending on or after the thirty-third month after the Effective Date (the "First Target");

                  (ii) $400 million for the period from the Effective Date through the end of the first taxable year ending on or after the fifty-seventh month after the Effective Date (the "Second Target");

                  (iii) $700 million for the period from the Effective Date through the end of the first taxable year ending on or after the ninety-third month after the Effective Date (the "Third Target"); and

                  (iv) the lesser of $1 billion and ninety percent of the Home NOLs as finally determined for the period from the Effective Date through the last year of the carryforward period of the Home NOLs (the "Final Target").

                  (b) (i) If the Targets described in (a)(i)-(iv) above are not met, then, subject to clause (ii) below, the remedy (which shall be the sole remedy) of the Series II EONS-holders as a result of such failure shall be to receive Series II EONS Payments in the amounts that would have been payable were the Targets met at the time when such amounts would have been payable. To the extent that the actual taxable income of the Home Group is less than the amounts specified above, the excess deemed income shall be deemed to have the same characteristics as the actual income of the Home Group from the Effective Date through the date specified in the relevant clause above. Any amounts paid solely by reason of the application of this clause (b) shall be credited against future amounts otherwise payable pursuant to the Series II EONS. Deemed income shall not be taken into account in determining the cumulative taxable income of the Home Group under (a)(i)-(iv).

                  (ii) To the extent that the Targets described in (a)(i)-(iv) above are not met by reason of a Material Change of Law, the Series II EONS-holders shall have no remedy. For this purpose, a "Material Change in Law" shall mean: a change in any Federal, state or local statute, unappealable and final court decision, regulation, ruling or other administrative practice or order, or any lapse or reinterpretation of existing law that prohibits or effectively proscribes Zurich from conducting its business in the United States.

                  (c) If, subsequent to the making of a Series II EONS Payment there is a Final Tax Determination or the filing of an amended tax return that results in the reduction or elimination in whole or in part of the Tax Benefit that gave rise to such Payment, the amount of the Series II EONS Payment shall be recomputed and Trygg-Hansa shall repay to Home Holdings an amount (the "Repayment Amount") equal to the excess of the Series II EONS Payment actually paid over the amount of the Series II EONS Payment as so recomputed based upon such Final Tax Determination or amended Tax Return (together with an allocable portion of any interest payable to the Internal Revenue Service or other relevant taxing authority); provided however that the aggregate repayments pursuant to this (c) (exclusive of amounts relating to interest) shall not exceed the aggregate amounts paid pursuant to the Series II EONS.

                  In the preparation of the Tax Returns of the Home Group or any proceeding relating thereto, Reorganized Home will seek realization of the Tax Benefits relating to the Reorganized Home's NOLs in good faith; provided that neither this paragraph nor any other provision of the Pre-Reorganization Agreement shall give Trygg-Hansa or any other person any rights with respect to the preparation or filing of any Tax Return of the Home Group or the conduct of any proceeding with respect thereto or any rights to be provided with confidential information of Reorganized Home or its Affiliates.

            Transfers Of Series II EONS

                  Certain limited restrictions on transferability under certain limited circumstances to the extent necessary to prevent adverse consequences under Section 382 of the Internal Revenue Code of 1986, as amended; provided that Trygg-Hansa may transfer Series II EONS to Trygg-Hansa Forsakrings AB or any of their respective Affiliates.

            Transfers Of New Common Stock:

                  See "SUMMARY OF THE PLAN OF REORGANIZATION--Description Of Securities And Instruments To Be Issued In Connection With The Plan--Earn Out Notes Series I--Transfers Of New Common Stock."

      3. Earn Out Notes Series III

      The principal terms of the Earn Out Notes Series III to be issued by Reorganized Home under the Plan are set forth below. The following summary is qualified by reference to, and may be modified by, the form of Earn Out Notes Series III, which will be filed with the Bankruptcy Court at least 10 days prior to the date of the Confirmation Hearing.

            Issuer:

                  Reorganized Home.

            Issue:

                  Units of Earn Out Notes Series III ("Series III EONS").

            Number Of Units:

                  One Note to be issued for release of Class 4-E claims under the Plan.

            Participation Of Series III EONS:

                  The Series III EONS will participate in the Federal, State, and local income tax savings (the "Tax Savings") realized by Reorganized Home through the utilization by the consolidated group of which Reorganized Home or its successor is a member (the "Home Group") of the net operating loss carryforwards available to Reorganized Home immediately after the Effective

                  Date as set forth in the Plan after taking into account adjustments required by reason of the consummation of the Plan, including the reductions required pursuant to sections 108(b) and 382(l)(5) of the Internal Revenue Code of 1986, as amended (the "Specified NOL Carryovers").

            Tax Savings:

                  The Tax Savings will be the difference between the consolidated Federal, state, and local income tax liability of the Home Group with or without the Specified NOL Carryovers.

            Amount Of Participation:

                  The Series III EONS will be entitled in the aggregate to 6.89% of the Tax Savings realized by Reorganized Home (the "Series III EONS Allocated Participation").

            Computation Of Tax Savings:

                  The Tax Savings for each year will be calculated as of the earlier of: a) the expiration of the statute of limitations with respect to the relevant taxable year; or b) the time at which a Final Determination (within the meaning of section 1313(a) of the Internal Revenue Code of 1986, as amended) is made with respect to the tax liability of Reorganized Home for the relevant taxable year (a "Calculation Date") and will be certified (a "Certification") by the Chief Financial Officer of Reorganized Home within 30 days of the Calculation Date.

            Payments To Series III EONS-Holders:

                  Upon the issuance by Reorganized Home of a Certification with respect to its Tax Savings for a taxable year, Series III EONS- holders shall be entitled to payments with respect to their Series III EONS in the amount of the Series III EONS Allocated Participation relating to such Certification plus interest thereon at a fixed rate equal to the Specified Treasury Rate plus 35 basis points from October 15 of the taxable year following the taxable year to which the Certification relates. "Specified Treasury Rate" shall mean the 5-Year Treasury Notes rate as of October 15 of the taxable year following the taxable year to which the Certification relates.

            Transfers Of Series III EONS:

                  Certain limited restrictions on transferability under certain lim- ited circumstances to the extent necessary prevent adverse consequences under Section 382 of the Internal Revenue Code of 1986, as amended.

            Expiration:

                  The Series III EONS will expire upon the final payment made by Reorganized Home with respect to the Series III EONS with respect to the last year of the NOL carryforward period of the Specified NOL Carryovers.

      4. New Notes

      The principal terms of the New Notes to be issued by Reorganized Home under the Plan are set forth below. The following summary is qualified by reference to, and may be modified by, the form of the New Notes Indenture and New Notes which will be filed with the Bankruptcy Court at least 10 days prior to the date of the Confirmation Hearing.

      Issuer:

            Reorganized Home.

      Issue:

            Senior Notes due 2005 (the "New Notes").

      Issuance:

            New Notes to be issued to holders of Allowed Senior Note Claims and Allowed General Unsecured Claims on or as soon as practicable after the Effective Date.

      Price:

            The product of the "Percentage Formula" and each holder's Allowed General Unsecured Claim or Allowed Senior Note Claim, as the case may be. See "SUMMARY OF THE PLAN OF REORGANIZATION-- The Percentage Formula" for further discussion of the "Percentage Formula."

      Denominations:

            $1,000 and integral multiples thereof.

      Interest:

            The interest rate per annum shall be a fixed rate equal to the 5-year Treasury Note rate as of the Effective Date. Interest for the first 3 years following the Effective Date may, at Reorganized Home's option, be paid in the form of additional New Notes.

      Maturity:

            8 years (2005).

      Mandatory Redemption:

            None prior to maturity.


      Optional Redemption:

            The New Notes may be redeemed at the option of Reorganized Home, in whole or in part, at any time on not less than 30 nor more than 60 days' notice, at par plus accrued and unpaid interest, if any, to the redemption date.

      Ranking:

            The New Notes will be senior unsecured obligations of Reorganized Home, ranking pari passu with all other existing and future senior unsecured obligations of Reorganized Home and will rank senior to all existing and future subordinated debt of Reorganized Home.

      Covenants:

            Same as in the Indenture dated as of December 22, 1993 (the "Old Indenture"), relative to the Company's 7% Senior Notes due December 15, 1998.

      Events Of Default:

            Same as in the Old Indenture.

      Defeasance Or Covenant Defeasance:

            Market terms.

      Modification Of New Indenture:

            Same as in the Old Indenture.

      Credit Support:

            Credit support for payments due, including interest accrued thereon, shall be provided in the form of a Keepwell Agreement by a member of the group composed of Zurich Insurance Company and its worldwide affiliates with creditworthiness satisfactory to the Senior Noteholders' Committee.

      5. Membership Units

      The principal terms of the Membership Units in Home Insurance Holdings, LLC are set forth below. The following summary is qualified by reference to, and may be modified by, the form of the Home Insurance Holdings, LLC Agreement, which will be filed with the Bankruptcy Court at least 10 days prior to the Confirmation Date.

      The Membership Units represent interests in the Home Insurance Holdings, LLC and entitle the members to participate in the profits and losses of, and any distributions made by, the Home Insurance Holdings, LLC. Membership Units carry no voting rights and are non-transferable.

      6. New Common Stock

      The principal terms of the New Common Stock to be issued by Reorganized Home under the Plan will be set forth in an Amended Home Certificate of Incorporation to be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least 10 days prior to the date of the Confirmation Hearing.

D. The Percentage Formula

      The "Percentage Formula" was developed to calculate the recovery to be realized on the New Notes by the holders of Allowed Senior Note Claims and Allowed Class 4-A General Unsecured Claims, which recovery was negotiated between the Senior Noteholders' Committee and the Zurich Group. The face amount of the New Notes to be distributed to a holder of either an Allowed Class 4-A General Unsecured Claim or an Allowed Senior Note Claim is computed by multiplying the percentage determined by the Percentage Formula and such holder's Allowed Class 4-A General Unsecured Claim or Allowed Senior Note Claim, as the case may be. The Percentage Formula means:

                                     (A/B)
                                     -----
                                      .99

      when

      A  =  the sum of

            (i)   $61,271,875 (representing 25% of the $280,000,000 principal amount of the Senior Notes, plus 25% of accrued interest on the Senior Notes as of June 15, 1997, less 100% of accrued interest paid thereon in July 1997) and

            (ii) .25 x (((280,000,000 (representing the principal amount of the Senior Notes) x .083125 (representing the weighted average of annual interest rates on the Senior Notes)) / 360 (representing the number of days in a year for the purpose of computing interest)) x N1),

      N1 = the number of days from and including June 16, 1997 to and including the Effective Date,

      B  =  the sum of (i) 280,000,000 and
                       (ii) (((280,000,000 x .083125) / 360) x N2), and

      N2 = the number of days from and including June 16, 1997 to and excluding the Commencement Date.

      Because the Debtor filed its Chapter 11 petition on January 15, 1998, and assuming an Effective Date of April 15, 1998, "N2" would be equal to 213 days and "N1" would be equal to 304 days. Thus, the Percentage Formula would be equal to approximately 22.76%. Accordingly, if the Effective Date is prior to April 15, 1998, the Percentage Formula will be less than 22.76%, and if the Effective Date is after April 15, 1998, the Percentage Formula will be greater than 22.76%.

E. Home Insurance Settlement

      On the Effective Date, and in accordance with the Plan, the Home Insurance Settlement will be effective. In accordance with the Home Insurance Settlement, the Home Insurance Claim against the Debtor will be resolved and compromised and Home Insurance will exchange the Home Insurance Claim against the Debtor as follows:

            (a) On the Effective Date, the Home Insurance Claim will be deemed an Allowed Unsecured Claim in Group 4-E in the amount of $14,145,407.

            (b) On the Initial Distribution Date, or as soon thereafter as is practicable, in full satisfaction of the Home Insurance Claim, Home Insurance will receive the Earn Out Notes Series III.

            (c) In exchange for the Earn Out Notes Series III, Home Insurance shall release the Home Insurance Claim.

      In addition, on the Effective Date, the Debtor and Home Insurance will each execute general releases in favor of the other party, except with respect to obligations under or pursuant to the Plan. Home Insurance will also be entitled to receive a release under Section 8.10 of the Plan.

F. Certain Provisions Regarding Corporate Governance And Management Of Reorganized Home

      1. General

      On the Effective Date, the management, control, and operation of Reorganized Home will become the general responsibility of the Board of Directors of Reorganized Home, who will, thereafter, have the responsibility for the management, control, and operation of Reorganized Home.

      2. Meetings Of Reorganized Home Stockholders

      In accordance with the Amended Home Certificate of Incorporation and the Amended Home Bylaws, as the same may be amended from time to time, the first annual meeting of the stockholders of Reorganized Home will be held on a date in 1998 to be selected by the Board of Directors of Reorganized Home, and subsequent meetings of the stockholders of Reorganized Home will be held at least once annually each year thereafter.

      3. Directors And Officers Of Reorganized Home

            (a) Board Of Directors

      The initial Board of Directors of Reorganized Home will consist of four individuals whose names will be disclosed 10 days prior to the date of the Confirmation Hearing. Each of the members of such initial Board of Directors will serve until the first annual meeting of stockholders of Reorganized Home or their earlier resignation or removal in accordance with the Amended Home Certificate of Incorporation or Amended Home Bylaws, as the same may be amended from time to time.

            (b) Officers

      The individuals listed below will serve as the initial officers of Reorganized Home on and after the Effective Date.

                     Name                              Title
             Steven M. Gluckstern              Chairman
             Richard E. Smith                  President and CEO
             Brian E. Kensil                   Senior Vice President
             Isaac Mashitz                     Senior Vice President
             Gerald S. King                    Senior Vice President
             Adrienne W. Reid                  Senior Vice President
             Michael E. Maloney                Senior Vice President
             Corcoran Byrne                    Vice President and Secretary

      4. Amended Bylaws And Amended Certificate Of Incorporation

      The Amended Home Bylaws and Amended Home Certificate of Incorporation will be amended and restated as of the Effective Date to the extent necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and bylaws as permitted by applicable law and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtor, the Debtor-in-Possession, or Reorganized Home.

      5. Issuance Of New Securities

      The issuance of the following securities and notes by Reorganized Home or Home Insurance Holdings, LLC, as the case may be, will be authorized under the Plan without further act or action under applicable law, regulation, order, or rule:

            (a) 100 shares of New Common Stock;

            (b) the New Notes;

            (c) the Earn Out Notes; and

            (d) the Membership Units.

G. Means For Implementation Of The Plan

      1. Sources Of Payment

      The Plan will be funded from several sources. Allowed Administrative Expense Claims and the Allowed professional fees and expenses referred to in
Section 8.11 of the Plan will be paid by the Debtor by means of one or more dividends to the Debtor from two of its subsidiaries: Home Insurance (whose dividends are subject to the approval of the New Hampshire Insurance Department, which approval the Debtor believes will be forthcoming based upon discussions leading to the formulation and filing of the Plan and the Department's preliminary support for the Plan), and Sterling Forest Management LLC. All such payments will be made on the Effective Date, or as incurred by the Debtor-in-Possession (to the extent authorized and approved by the Bankruptcy Court if such authorization and approval was required by the Bankruptcy Code), or as otherwise provided in the terms of the Plan. Payments to be made under the Plan with respect to all other Classes of Claims will be made pursuant to the Earn Out Notes and the other instruments and securities that are issued and delivered under the Plan. Dividends paid in connection with the Chapter 11 Case and the Plan shall be deemed paid within the meaning of the Excess of Loss Reinsurance Agreement.

      By letter dated January 15, 1998, the Department conditionally approved Home Insurance's payment of a $2.5 million dividend to Home Holdings for the payment of administrative fees in the Debtor's Chapter 11 Case, contingent upon confirmation of the Plan.

      2. Tender Offer

      As provided in the New Note Tender Offer Undertaking, the Zurich Note Entity will offer to purchase any and all outstanding New Notes upon the terms and subject to the conditions set forth below and in the Offer to Purchase and Letter of Transmittal:

            (a) Tender Offer. Not later than the sixtieth (60th) day after the Effective Date, the Zurich Note Entity will offer to purchase any and all outstanding New Notes.

            (b) Offer Price. The Zurich Note Entity will offer to purchase the New Notes at a price equal to the sum of 99% of: (i) the face amount of the New Notes tendered by any holder of New Notes and (ii) all accrued and unpaid interest on such New Notes as of the date that the Zurich Note Entity makes the payments described in
Section 8.3(c) of the Plan.

            (c) Payment. In the event that a holder of the New Notes accepts the Zurich Note Entity's offer and delivers a Letter of Transmittal and such holder's New Notes to the Zurich Note Entity, the Zurich Note Entity shall pay the purchase price for such New Notes in Cash to such holder.

      3. Consummation Of Acquisition

      Pursuant to the Acquisition Agreement between the Debtor and Home Insurance Holdings, LLC and as contemplated by the Plan, prior to the Effective Date, the consummation of the Acquisition Agreement will occur and in connection therewith, Home Insurance Holdings, LLC will acquire the Acquired Assets.

      4. Waiver Of Claims; Covenant Not To Sue; Releases

      Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Plan or the Confirmation Order, (i) the Debtor and Debtor-in-Possession and (ii) all Persons who have held, hold, or may hold Claims against or Equity Interests in the Debtor (x) will be deemed to have covenanted with each member of the Zurich Group, the Trygg-Hansa Group, and Home Insurance to waive and not to (1) sue or otherwise seek any recovery from the Zurich Group, the Trygg-Hansa Group, Home Insurance, or their respective property, whether for tort, fraud, contract, violations of Federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Effective Date in any way relating to the Debtor, the Chapter 11 Case, or the Plan or (2) assert against any of the Zurich Group, the Trygg-Hansa Group, Home Insurance, or their respective property any Claim, obligation, right, cause of action, or liability which any such holder of a Claim against or Equity Interest in the Debtor may be entitled to assert in any case, whether for tort, fraud, contract, violations of Federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Effective Date in any way relating to the Debtor, the Chapter 11 Case, or the Plan and (y) are permanently enjoined, on and after the Effective Date, from commencing or continuing in any manner any action or other proceeding of any kind with respect to such Claims, obligations, rights, causes of action, and liabilities released hereunder.

      Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Plan or the Confirmation Order, each of the Debtor, Reorganized Home, the Trygg-Hansa Group, the Zurich Group, Home Insurance, the Department, and each of their respective officers, directors, agents, financial advisors, attorneys, employees, and representatives and their respective property will be released from any and all Claims, obligations, rights, causes of action, and liabilities which any holder of a Claim against or Equity Interest in the Debtor may be entitled to assert in any case, whether for tort, fraud, contract, violations of Federal or state securities laws, or otherwise, whether known or unknown, whether foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Effective Date in any way relating to the Debtor, the Chapter 11 Case, or the Plan.

      As noted above, AmBase argues that it and the noteholders of the Senior Notes might have rights directly or indirectly under the Excess of Loss Reinsurance Agreement to compel dividends of approximately $300 million to Home Holdings for the payment of all or a portion of their claims. The Debtor, Home Insurance, and Zurich dispute that argument and would vigorously contest its prosecution. Confirmation of the Plan will eliminate AmBase's and other creditors' potential recourse, if any, to such rights.

      Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Plan or the Confirmation Order, each of the Trygg-Hansa Group, the Zurich Group, Home Insurance, the Department, and each of their respective officers, directors, agents, financial advisors, attorneys, employees, and representatives and their respective property will be released from any and all Claims, obligations, rights, causes of action, and liabilities which the Debtor or the Debtor-in-Possession may be entitled to assert, in any case, whether for tort, fraud, contract, violations of Federal or state securities laws, or otherwise, whether known or unknown, whether foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction or other occurrence taking place on or before the Effective Date in any way relating to the Debtor, the Chapter 11 Case, or the Plan.

      The waivers and covenants set forth in the foregoing paragraphs will not be applicable to (x) any obligations of any such Person or group pursuant to the Plan, or pursuant to any of the documents contained in the Plan Supplement, or any of the documents listed on Exhibit G to the Plan, or (y) any continuing obligations and liabilities of each applicable member of the Zurich Group to Home Insurance under the contracts and agreements between such member of the Zurich Group and Home Insurance, or (z) any Claim, obligation, right, cause of action, or other liability arising out of any contract of insurance or reinsurance or other similar agreement.

      5. Professional Fees

      The Senior Noteholders' Committee will be required to seek an award by the Bankruptcy Court for reimbursement for its professional fees and expenses incurred prior to the Chapter 11 Case, including the fees and expenses of Anderson Kill and Houlihan Lokey, attorneys and financial advisors, respectively, for the Senior Noteholders' Committee, together with any other advisor so designated by such committee, under section 503(b) of the Bankruptcy Code, by filing an application for allowance of reimbursement of all its professional fees and expenses by the date that is 60 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and, if granted, such award by the Bankruptcy Court will be Allowed in an amount not to exceed $2.2 million in the aggregate. The Allowed amount of such award will not be paid by the Debtor unless and until the Effective Date has occurred, in which event, the Allowed amount of such award will be paid by the Debtor on the later of (x) the date such award becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable, and (y) the Initial Distribution Date. The Debtor has agreed to support the Senior Noteholders' Committee's application for such fees and expenses up to an amount not to exceed $2.2 million in the aggregate.

H. Effect Of Confirmation Of Plan

      1. Term Of Bankruptcy Injunction Or Stays

      All injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Effective Date.

      2. Revesting Of Assets

      The property of the estate of Home Holdings will revest in Reorganized Home on the Effective Date, except as provided in Sections 5.3(h)(ii), 5.5, and
8.4 of the Plan. From and after the Effective Date, Reorganized Home may operate its business, and may use, acquire, and dispose of property free of any restrictions imposed under the Bankruptcy Code. As of the Effective Date, all property of the Debtor and Reorganized Home shall be free and clear of all liens, claims, and interests of holders of Claims and Equity Interests, except as provided in the Plan.

      3. Causes Of Action

      Except as otherwise expressly provided in the Plan, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any and all causes of action accruing to the Debtor and Debtor-in-Possession, including, without limitation, actions under sections 544, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code, shall become assets of Reorganized Home, and Reorganized Home will have the authority to prosecute (or not prosecute) such causes of action for the benefit of Reorganized Home as it shall determine in its sole and absolute discretion. Reorganized Home will have the authority to compromise and settle, otherwise resolve, discontinue, abandon, or dismiss all such causes of action without approval of the

Bankruptcy Court. The Debtor will evaluate whether any such causes of action exist and disclose this at this Confirmation Hearing. AmBase believes that there are significant claims relating to the Recapitalization, having value in excess of $90 million, which will be retained by Reorganized Home. The Debtor and Zurich believe that such claims, if any, are meritless.

      4. Discharge Of Debtor

      The rights afforded in the Plan and the treatment of all Claims and Equity Interests therein will be in exchange for and in complete satisfaction, discharge, and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtor and the Debtor-in-Possession, or any of its assets or properties arising on or prior to the Effective Date. Except as otherwise provided in the Plan, (a) on the Effective Date, all such Claims against and Equity Interests in the Debtor shall be satisfied, discharged, and released in full and (b) all persons shall be precluded from asserting against Reorganized Home, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

      5. Injunction

      Except as otherwise expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all entities who have held, hold, or may hold Claims against or Equity Interests in the Debtor which arose before or were held as of the Effective Date, will be permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtor with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtor on account of any such Claim or Equity Interest, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest, and (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest. Such injunction will extend to successors of the Debtor (including, without limitation, Reorganized Home) and their respective properties and interests in property.

      6. Termination Of Subordination Rights

      All Claims of the Senior Noteholders, Senior Working Capital Noteholders, Senior Subordinated Noteholders, and Junior Noteholders against the Debtor and all rights and claims between or among the Senior Noteholders, Senior Working Capital Noteholders, Senior Subordinated Noteholders, and Junior Noteholders relating in any manner whatsoever to claimed subordination rights, rights to post-petition and default interest, or similar rights, if any (collectively, "Subordination-Related Rights"), will be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented by, the Plan to holders of such Claims and such rights will be deemed waived, released, discharged, and terminated as of the Effective Date, and all actions related to the enforcement of such Subordination-Related Rights shall be permanently enjoined. Distributions under, described in, contemplated by, and/or implemented by, the Plan shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim, including, but not limited to, holders of Senior Note Claims, Senior Working Capital Noteholders, Senior Subordinated Note Claims, and Junior Note Claims by reason of any claimed Subordination-Related Rights or otherwise, so that each holder of a Claim shall have and receive the complete benefit of the distributions in the manner set forth and described in this Plan.

I. Distributions Under The Plan

      1. In General

      Subject to Bankruptcy Rule 9010, all distributions under the Plan will be made by Reorganized Home to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Record

Date, unless the Debtor or Reorganized Home has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim by such holder that provides an address for such holder different from the address reflected on the Schedules.

      2. Distributions Of Cash

      Any payment of Cash made by Reorganized Home pursuant to the Plan will be made by check drawn on a domestic bank.

      3. Timing Of Distributions

      If the day when any payment or distribution required to be made under the Plan is not a Business Day, such payment or distribution will be made on the next succeeding Business Day.

      4. Minimum Distributions

      No payment of Cash less than one-hundred dollars will be made by Reorganized Home to any holder of a Claim unless a request therefor is made in writing to Reorganized Home.

      5. Fractional Shares; Multiples Of New Notes

      New Notes will only be issued in multiples of $1,000. Any New Notes that would otherwise have been distributed in multiples of other than $1,000 shall be aggregated by the Trustee under the New Notes Indenture or the Disbursing Agent and sold. The Cash proceeds from such sale will be distributed on a pro rata basis to those holders of Allowed General Unsecured Claims and Senior Note Claims which would have been entitled to New Notes in multiples of other than $1,000. No fractional units of Earn Out Notes or of Membership Units will be distributed under the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance of a number of units of Earn Out Notes or of Membership Units that is not a whole number, the actual distribution of shares of Earn Out Notes or of Membership Units shall be rounded as follows: (i) fractions of one-half or greater shall be rounded to the next higher whole number and (ii) fractions of less than one-half shall be rounded to the next lower whole number. The total number of units of Earn Out Notes or of Membership Units to be distributed to a Class of Claims will be adjusted as necessary to account for the rounding as provided in Section 5.3(e) of the Plan.

      6. Unclaimed Distributions

      Any distributions to holders of Allowed Unsecured Claims of New Notes, Earn Out Notes, or Membership Units under the Plan that are unclaimed for a period of one year after distribution thereof will revest in Reorganized Home, such New Notes, Earn Out Notes, or Membership Units will be deemed canceled, and any entitlement of such holders of Allowed Unsecured Claims to such distributions will be extinguished and forever barred.

      7. Distributions To Holders As Of The Record Date

      As at the close of business on the Record Date, the claims register will be closed, and there shall be no further changes in the record holders of any Claims. The Debtor and Reorganized Home will have no obligation to recognize any transfer of any Claims occurring after the Record Date. The Debtor and Reorganized Home will instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan pursuant to
Section 5.1 of the Plan) with only those record holders stated on the claims register as of the close of business on the Record Date.
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                                                                              51


      8. Distributions Withheld For Disputed General Unsecured Claims

            (a) Establishment And Maintenance Of Reserve. On the Initial Distribution Date, Reorganized Home will place into a reserve an amount of Earn Out Notes Series I, New Notes, and Membership Units equal to 100% of the distributions to which holders of Disputed General Unsecured Claims would be entitled under the Plan as of such date if such Disputed General Unsecured Claims were Allowed General Unsecured Claims in their Disputed Claim Amounts (the "Reserve"). Such amount will be determined by reference to the aggregate Face Amount of all Disputed General Unsecured Claims that have Face Amounts, plus an amount to be determined by the Bankruptcy Court to be reserved for any given Disputed General Unsecured Claims that do not have Face Amounts.

            (b) Property Held In Reserve. Cash held in the Reserve (including interest paid on New Notes held in the Reserve) will be deposited in a segregated bank account or accounts in the name of Reorganized Home and designated as held in trust for the benefit of holders of Allowed General Unsecured Claims. Cash held in the Reserve will not constitute property of Reorganized Home. Reorganized Home will invest the Cash held in the Reserve in a manner consistent with investment guidelines to be included in the Plan Supplement. Reorganized Home will pay, or cause to be paid, out of the funds held in the Reserve, any tax imposed on the Reserve by any governmental unit with respect to income generated by the property held in the Reserve. The yield earned on such invested Cash (net of applicable taxes) will be distributed to each holder of a Disputed Claim that has become an Allowed General Unsecured Claim on the final Subsequent Distribution Date under the Plan. New Notes, Earn Out Notes Series I, and Membership Units held in the Reserve will be held in trust by Reorganized Home for the benefit of the potential claimants of such securities and will not constitute property of Reorganized Home. Any Cash, New Notes, Earn Out Notes Series I, and Membership Units held in the Reserve after all Allowed General Unsecured Claims have been Allowed or disallowed will revest to Reorganized Home, such New Notes, Earn Out Notes, or Membership Units will be deemed canceled, and any entitlement of such holders of Allowed Unsecured Claims to such distributions will be extinguished and forever barred.

      9. Distributions Upon Allowance Of Disputed Unsecured Claims

      The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date will receive distributions of New Notes, Earn Out Notes Series I, or Membership Units, as applicable, from the Reserve on the next Subsequent Distribution Date that follows the Quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim pursuant to a Final Order. Such distributions will be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest thereon (without regard to interest earned on property held in the Reserve pursuant to Section 5.3(h)(ii) of the Plan).

      10. Disbursing Agent

      The Debtor or Reorganized Home will appoint or will become the disbursing agent (the "Disbursing Agent") to fulfill the obligations that Reorganized Home will have under the Plan with respect to distributions to holders of Allowed General Unsecured Claims, including, without limitation, holding all reserves and accounts pursuant to the Plan, including the Reserve.

J. Objections To And Resolution Of Administrative Expense Claims, Claims, And Equity Interests

      Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtor, Reorganized Home, and Zurich will have the exclusive right to make and file objections to Administrative Expense Claims and Claims subsequent to the Confirmation Date. All objections will be litigated to Final Order; provided, however, that Reorganized Home or Zurich will have the authority to compromise, settle, or otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtor, Reorganized Home, or Zurich will file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses) and Claims and serve such objections upon the holder of the Administrative Expense Claim or Claim as to which the objection is made as soon as is practicable, but in no event later than 60 days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

K. Administrative Claims Reserve

      On the Effective Date, Reorganized Home will create and fund the Administrative Claims Reserve with an amount of the Cash equal to (i) the sum of the aggregate Face Amount of all Disputed Administrative Claims, Disputed Priority Tax Claims, and Disputed Other Priority Claims that have Face Amounts, plus (ii) an amount to be determined by the Bankruptcy Court to be reserved for any given Disputed Administrative Claims, Disputed Priority Tax Claims, and Disputed Other Priority Claims that do not have Face Amounts.

      Cash held in the Reserve shall be deposited in a segregated bank account or accounts in the name of Reorganized Home and designated as held in trust for the benefit of holders of Allowed Administrative Claims. Cash held in the Reserve shall not constitute property of Reorganized Home. Reorganized Home shall invest the Cash held in the Reserve in a manner consistent with investment guidelines to be included in the Plan Supplement. Reorganized Home shall pay, or cause to be paid, out of the funds held in the Reserve, any tax imposed on the Reserve by any governmental unit with respect to income generated by the cash held in the Reserve. Any Cash held in the Administrative Claims Reserve after all Administrative Claims have been allowed or disallowed shall be transferred to and become property of Reorganized Home.

L. Cancellation And Surrender Of Existing Securities And Agreements

      On the Effective Date, the promissory notes, share certificates, bonds, and other instruments evidencing any Claim against or Equity Interest in the Debtor will be deemed canceled as against the Debtor without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtor under the agreements, indentures, and certificates of designations governing such Claims and Equity Interests, as the case may be, will be discharged.

      Each holder of a promissory note, bond, or other instrument evidencing a Claim shall surrender such promissory note, bond, or instrument to Reorganized Home, unless such requirement is waived by Reorganized Home. No distribution of property hereunder will be made to or on behalf of any such holders unless and until such promissory note, bond, or instrument is received by Reorganized Home or the unavailability of such promissory note, bond, or instrument is established to the reasonable satisfaction of Reorganized Home or such requirement is waived by Reorganized Home. Reorganized Home may require any holder which is unable to surrender or cause to be surrendered any such promissory notes, bonds, or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to Reorganized Home. Any holder which fails within the later of one year after the Confirmation Date and the date of Allowance of its Claim (i) if possible, to surrender or cause to be surrendered such promissory note, bond, or instrument, (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized Home, and (iii) if requested, to furnish a bond reasonably satisfactory to Reorganized Home, will be deemed to have forfeited all rights, claims, and causes of action against the Debtor and Reorganized Home and will not participate in any distribution hereunder.

      It is the Debtor's position that any agreement under which AmBase's Claim arises and any non-monetary obligation under any such agreement will be discharged pursuant to the Plan. AmBase disputes the Debtor's position and intends to challenge this provision in connection with confirmation of the Plan.

M. Retention Of Jurisdiction

      The Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

            (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

            (b) To hear and determine any objection to Administrative Expense Claims, Claims, or Equity Interests;

            (c) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

            (d) To issue such orders as may aid in the execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

            (e) To consider any amendments to or modifications of the Plan, to cure any defect or omission thereof, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

            (f) To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

            (g) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan;

            (h) To recover all assets of the Debtor and property of the Debtor's estate, wherever located;

            (i) To hear and determine matters concerning state, local, and Federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

            (j) To hear any other matter not inconsistent with the Bankruptcy Code; and

            (k) To enter a final decree closing the Chapter 11 Case.

N. Miscellaneous Matters

      1. Professional Compensation And Reimbursement Claims

      All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by the date that is 60 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted, such an award by the Bankruptcy Court will be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Debtor-in-Possession or, on and after the Effective Date, Reorganized Home.

      2. Assumption Or Rejection Of Executory Contracts And Unexpired Leases

            (a) Executory Contracts And Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtor and any person will be deemed assumed by Reorganized Home as of the Effective Date, except for any executory contract or unexpired lease (i) which has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) which has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (iii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (iv) which is set forth in Schedules 6.1(a)(x) (executory contracts) or 6.1(a)(y) (unexpired leases) to the Plan, which Schedules will be included in the Plan Supplement; provided, however, that the Debtor or Reorganized Home reserves the right, on or prior to the Confirmation Date, to amend Schedules 6.1(a)(x) or 6.1(a)(y) to the Plan to delete any executory contract or unexpired lease therefrom or to add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) will be deemed to be, respectively, assumed or rejected. The Debtor or Reorganized Home will provide notice of any amendments to Schedules 6.1(a)(x) or 6.1(a)(y) to the Plan to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 6.1(a)(x) and 6.l(a)(y) to the Plan will not constitute an admission by the Debtor or Reorganized Home that such document is an executory contract or an unexpired lease or that the Debtor or Reorganized Home have any liability thereunder.

            (b) Approval Of Assumption Or Rejection Of Executory Contracts And Unexpired Leases. Entry of the Confirmation Order will constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 6.1(a) of the Plan, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume or reject the unexpired leases specified in Section 6.1(a) of the Plan through the date of entry of an order approving the assumption or rejection of such unexpired leases, and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Sections 6.1(a) of the Plan.

            (c) Cure Of Defaults. Except as may otherwise be agreed to by the parties, within 60 days after the Effective Date, Reorganized Home will cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured will be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtor's or Reorganized Home's liability with respect thereto, or as may otherwise be agreed to by the parties.

            (d) Bar Date For Filing Proofs Of Claim Relating To Executory Contracts And Unexpired Leases Rejected Pursuant To The Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section
6.1 of the Plan must be filed with the Bankruptcy Court and/or served upon the Debtor or Reorganized Home or as otherwise may be provided in the Confirmation Order, by no later than 30 days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease,
(ii) notice of entry of the Confirmation Order, and (iii) notice of an amendment to Schedule 6.1(a)(x) or 6.1(a)(y) to the Plan. Any Claims not filed within such time will be forever barred from assertion against the Debtor, its estate, Reorganized Home, and their respective property. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases will be treated as General Unsecured Claims under the Plan.

      3. Releases

      The Debtor will release and will be permanently enjoined from any prosecution or attempted prosecution of any and all causes of action which it has, may have, or claims to have against any present or former director, officer, or employee of the Debtor; provided, however, that the foregoing will not operate as a waiver of or release from any causes of action arising out of
(a) any express contractual obligation owing by any such director, officer, or employee to the Debtor or (b) the willful misconduct or gross negligence of such director, officer, or employee in connection with, related to, or arising out of, the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan. The Debtor does not believe that it has any claims against any of its present or former officers, directors, or employees.

      4. Indemnification Obligations

      For purposes of the Plan, the obligations of the Debtor to defend, indemnify, reimburse, or limit the liability of their present and any former directors, officers, or employees who were directors, officers, or employees, respectively, on or after the Commencement Date against any claims or obligations pursuant to the Debtor's certificate of incorporation or bylaws, applicable state law or specific agreement, or any combination of the foregoing, will survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before, on or after the Commencement Date.

      5. Exemption From Transfer Taxes

      Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

      6. Injunction Regarding Worthless Stock Deduction And Reattribution Of NOLs To The Debtor Or Reorganized Home

      At the Confirmation Hearing, the Debtor may request that the Bankruptcy Court include in the Confirmation Order a provision enjoining (i) any "50-percent shareholder" of the Debtor within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, from claiming a worthless stock deduction with respect to its Equity Interest for any taxable year of such shareholder ending prior to the Effective Date and thereby causing an ownership change under section 382(g)(4)(D) of the Internal Revenue Code and
(ii) Home Insurance from claiming the benefit of NOLs reattributed from Home Insurance to the Debtor or Reorganized Home.

      7. Exculpation

      Neither the Debtor, Reorganized Home, the Zurich Group, the Trygg-Hansa Group, Home Insurance, the Department, the Creditors' Committee, the Senior Noteholders' Committee, the Disbursing Agent, the Information and Tabulation Agent, nor any of their respective members, representatives, officers, directors, employees, attorneys, financial advisors, or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan and, in all respects, the Debtor, Reorganized Home, the Zurich Group, the Trygg-Hansa Group, Home Insurance, the Creditors' Committee, the Disbursing Agent, the Information Agent, and each of their respective members, officers, directors, employees, financial advisors, and agents shall be entitled to rely in good faith upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing contained herein shall be deemed to release or otherwise exculpate any such party for any liability under any contract of insurance or reinsurance or other similar agreement.

      8. Termination Of Committee

      The appointment of the Creditors' Committee shall terminate on the later of the sixtieth (60th) day following the Effective Date and the first date on which there exists a Final Order with respect to the applications for final allowances of compensation and reimbursement of expenses of the attorneys and financial advisors to the Creditors' Committee.

      9. Post-Confirmation Date Fees And Expenses

      From and after the Confirmation Date, the Debtor until the Effective Date and thereafter Reorganized Home will, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by the Debtor and Reorganized Home, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

      10. Payment Of Statutory Fees

      All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on the Effective Date.

      11. Amendment Or Modification Of The Plan

      Alterations, amendments, or modifications of the Plan may be proposed in writing by the Debtor, with the consent of Zurich, Trygg-Hansa, and the Creditors' Committee at any time prior to the Confirmation Date, provided that the Plan, as altered, amended, or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtor shall have complied with section 1125 of the Bankruptcy Code; provided, however, that, prior to the date of the commencement of solicitation of votes to accept or reject the Plan, (a) no alteration, amendment, or modification of the Plan that would materially and adversely affect the Senior Note Claims or General Unsecured Claims may be made without prior approval of the Creditors' Committee and (b) no alteration, amendment or modification of the Plan that would materially and adversely affect Trygg-Hansa may be made without prior approval of Trygg-Hansa; provided, further, that alterations, amendments, or modifications of the Plan proposed by the Debtor that are immaterial and non-adverse in nature may be made upon notice to, but without the consent of any of the aforesaid parties. The Plan may be altered, amended, or modified at any time after the Confirmation Date and before substantial consummation, with the consent of Zurich, Trygg-Hansa, and the Creditors' Committee, provided that the Plan, as altered, amended, or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended, or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments, or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim of such holder.

      12. Revocation Or Withdrawal Of The Plan And Termination

      The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date and such right shall only be exercised with the prior consent of Zurich, Trygg-Hansa, and the Creditors' Committee. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor. If the Effective Date shall not have occurred prior to July 1, 1998, the Plan shall terminate unless the Debtor and Zurich, with the consent of Trygg-Hansa and the Creditors' Committee, shall agree otherwise.

      13. Plan Supplement

      Forms of the documents relating to the Amended Home Certificate of Incorporation, the Amended Home Bylaws, the Earn Out Notes, the Earn Out Notes Indenture, the Keepwell Agreement, the Membership Units, the Home Insurance Holdings, LLC Documents, the Offer to Purchase, the Letter of Transmittal, the New Notes, the New Notes Indenture, the investment guidelines referred to in Sections 5.3(h)(ii) of the Plan, Schedules 6.1(a)(x) (executory contracts) and 6.1(a)(y) (unexpired leases) referred to in Section 6.1 of the Plan, and
Schedule 10.1(l) (contracts and agreements of the Zurich Group) referred to in
Section 10.1 of the Plan, and the transfer documentation for the shares of Home Insurance will be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least 10 days prior to the date of the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Debtor in accordance with Section 12.14 of the Plan.

      14. Allocation Of Plan Distributions Between Principal And Interest

      To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for Federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

      15. Waiver Of Fed. R. Civ. P. 62(a)

      Home Holdings intends to request that the Confirmation Order include (a) a finding that Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order and
(b) authorization for the Debtor to consummate the Plan immediately after entry of the Confirmation Order.


                      VI. CERTAIN FACTORS TO BE CONSIDERED

      The holder of a Claim against the Debtor should carefully consider the following factors before deciding whether to vote to accept or to reject the Plan.

A. General Considerations

      The formulation of a reorganization plan is the principal purpose of a Chapter 11 case. The Plan sets forth the treatment of holders of Claims against and Equity Interests in the Debtor. See Articles II and III of the Plan. Reorganization of the Debtor's business and operations under the Plan also avoids the potentially adverse impact of a liquidation on the Debtor and its creditors, and many other parties in interest.

B. Risk Factors

      1. Certain Bankruptcy Considerations

      If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Case will continue rather than be converted to a Chapter 7 liquidation, or that any alternative plan of reorganization would be on terms as favorable to the holders of the Impaired Claims as the terms of the Plan. If a Chapter 7 liquidation or protracted reorganization were to occur, there is a substantial risk that there would be little, if any, value available for distribution to the holders of Claims.

      2. Failure Of Conditions Precedent To The Effective Date

      As discussed in Section IX.G.1. below, and in the Plan, certain conditions must be satisfied for the Plan to become effective and for the transactions contemplated therein to be consummated. Unless such conditions are fully satisfied, or waived in accordance with the applicable provisions of the Plan and in compliance with the Bankruptcy Code, the Plan will not become effective and the transactions contemplated therein will not be consummated. The Debtor believes that each such condition is capable of being satisfied.

      3. Inherent Uncertainty Of Financial Projections

      The projections (the "Projections") set forth in Exhibit B, which were prepared by Zurich, are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Home, general business and economic conditions, and other matters, many of which are beyond the control of Reorganized Home and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of Reorganized Home's operations. These variations may be material and may adversely affect the ability of Reorganized Home to pay the obligations owing to certain holders of Claims entitled to distributions under the Plan and other post-Consummation indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur. In the event that the income amounts set forth in the Projections are not realized, the estimated recoveries under the Plan set forth in the "Executive Summary" may be materially less.

      4. Taxation

      There are a number of material income tax considerations, risks, and uncertainties associated with consummation of the Plan. For example, the value of the Earn Out Notes is entirely dependent on the amount of Specified NOL Carryovers and the ability of Reorganized Home to utilize them to reduce its taxable income after the Effective Date. There can be no assurance that the IRS will not challenge the amount or availability of the Specified NOL Carryovers, nor can there be any assurance that the IRS will not challenge Reorganized Home's future utilization of the Specified NOL Carryovers. In addition, Reorganized Home's future ability to utilize the Specified NOL Carryovers could be affected to the extent that it engages in future merger or acquisition transactions, including the possible Merger of Reorganized Home into ZRNA. Further, the ability of Reorganized Home to utilize the Specified NOL Carryovers in the future will likely be limited if future transfers of equity interests in Reorganized Home result in an "ownership change" within the meaning of section 382 of the Internal Revenue Code, and if such an ownership change were to occur within two years of consummation of the Plan, Reorganized Home would be prevented from utilizing the Specified NOL Carryovers in their entirety. In addition, both the New Notes and the Earn Out Notes will be issued with original issue discount ("OID"), which could result in the inclusion of substantial amounts of income prior to the receipt of cash. Interested parties should read "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN" for a discussion of the material Federal income tax consequences and risks for holders of Claims and Reorganized Home resulting from the transactions occurring in connection with the Plan.

      5. No Assurance Of Active Public Market For New Notes, Earn Out Notes, And New Common Stock

      There is currently no trading market for the New Notes, the Earn Out Notes, or the New Common Stock. No assurance can be given as to whether any such market will develop or, if one does develop, as to the price at which such securities will trade. In addition, the Membership Units will not be tradeable.

      6. Appeal Of Confirmation Order

      The Confirmation Order may be the subject of an appeal. If the Confirmation Order is vacated on appeal (assuming an appeal could be taken and would not be rendered moot prior to prosecution) the Plan would fail.


                VII. RESALE OF SECURITIES RECEIVED UNDER THE PLAN

A. Registration Of Securities

      Under section 1145(a) of the Bankruptcy Code, the issuance of the New Notes, the Earn Out Notes, the Membership Units, and the New Common Stock to be distributed under the Plan in exchange for certain Claims against the Debtor, and the subsequent resale of such securities by entities which are not "underwriters" (as defined in section 1145(b) of the Bankruptcy Code), are not subject to the registration requirements of Section 5 of the Securities Act of 1933.

      BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTOR MAKES NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. MOREOVER, SUCH SECURITIES, OR THE DOCUMENTS THAT ESTABLISH THE TERMS AND PROVISIONS THEREOF, MAY CONTAIN TERMS AND LEGENDS THAT RESTRICT OR INDICATE THE EXISTENCE OF RESTRICTIONS ON THE

TRANSFERABILITY THEREOF. THE DEBTOR RECOMMENDS THAT RECIPIENTS OF SUCH SECURITIES UNDER THE PLAN CONSULT WITH LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.

      The Debtor has no present intention to (i) register under the Securities Act of 1933 the New Notes, the Earn Out Notes, the Membership Units, or the New Common Stock to be distributed under the Plan or (ii) apply for listing of such instruments on a national securities exchange or quoting in a United States automated inter-dealer quotation system and comply with the reporting requirements of the Securities Exchange Act of 1934.

B. Restrictions On Transfer Of New Common Stock

      To preserve the Debtor's ability to apply its past NOLs against future taxable income (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN"), the New Common Stock will be subject to certain restrictions contained in the Earn Out Notes on the ability of any holder to transfer New Common Stock. For a detailed description on the restrictions on the ability to transfer the New Common Stock, see "SUMMARY OF THE PLAN OF REORGANIZATION--Description Of Securities And Instruments To Be Issued In Connection With The Plan--Earn Out Notes Series I."


            VIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

      THE DISCUSSION BELOW IS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN THAT HAS BEEN PREPARED BY COUNSEL TO ZURICH AND IS BASED UPON INFORMATION PROVIDED BY REM ON BEHALF OF THE DEBTOR. THE DEBTOR HAS REVIEWED THIS SUMMARY AND BELIEVES THAT IT ACCURATELY DISCLOSES, SUBJECT TO THE QUALIFICATIONS SET FORTH BELOW, THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN. HOWEVER, THE DISCUSSION BELOW SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY.

      THIS SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), FINAL, TEMPORARY, AND PROPOSED TREASURY REGULATIONS THEREUNDER ("TREASURY REGULATIONS") AND APPLICABLE JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS THEREOF, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE AT ANY TIME, WHICH CHANGES MAY BE RETROACTIVELY APPLIED IN A MANNER THAT COULD ADVERSELY AFFECT THE DEBTOR, ITS CREDITORS, AND ITS EQUITY SECURITY HOLDERS. MANY OF THE TAX ISSUES INVOLVED RAISE UNSETTLED AND COMPLEX LEGAL ISSUES, AND ALSO INVOLVE VARIOUS FACTUAL DETERMINATIONS, SUCH AS VALUATIONS, THAT RAISE ADDITIONAL UNCERTAINTIES. NO RULINGS OR OPINIONS HAVE BEEN OR ARE EXPECTED TO BE REQUESTED FROM THE INTERNAL REVENUE SERVICE (THE "SERVICE") OR COUNSEL CONCERNING ANY OF THE MATTERS DESCRIBED HEREIN, AND THERE CAN BE NO ASSURANCE THAT THE SERVICE WILL NOT CHALLENGE THE POSITIONS EXPRESSED HEREIN WITH RESPECT TO SUCH MATTERS OR THAT A COURT WOULD NOT SUSTAIN SUCH A CHALLENGE. MOREOVER, DEVELOPMENTS SUBSEQUENT TO THE DATE HEREOF COULD AFFECT THE TAX CONSEQUENCES OF THE REORGANIZATION.

      THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR CREDITOR OR EQUITY SECURITY HOLDER IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO CERTAIN CREDITORS AND EQUITY SECURITY HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (FOR EXAMPLE, BROKER-DEALERS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, AND FOREIGN CORPORATIONS AND INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES) AND DOES NOT DISCUSS ANY ASPECT OF STATE, LOCAL, OR FOREIGN TAXATION. FURTHERMORE, THIS DISCUSSION DOES NOT ADDRESS THE TAX

CONSEQUENCES OF THE REORGANIZATION TO CREDITORS HOLDING CLASS 4-E, CLASS 5, CLASS 6, OR CLASS 7 CLAIMS.

      THE FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION ARE COMPLEX. CREDITORS AND EQUITY SECURITY HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MATTERS DISCUSSED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

A. Federal Income Tax Consequences To The Debtor

      1. Cancellation Of Indebtedness Income

      A taxpayer generally must include in gross income the amount of any discharged indebtedness realized during the taxable year, except to the extent payment of such indebtedness would have given rise to a deduction. Such amounts, however, are not included in income where the discharge of indebtedness is accomplished pursuant to a plan approved by the court in a case under the Bankruptcy Code. Instead, the amount of discharged indebtedness that would otherwise have been required to be included in income will be applied to reduce certain tax attributes of the taxpayer in the following order: net operating loss carryovers ("NOLs"), general business credit carryovers, capital loss carryovers, the taxpayer's basis in property and foreign tax credit carryovers.

      Under the Plan, satisfaction of the Claims would give rise to discharge of indebtedness income to the Debtor in an amount equal to the difference between
(i) the sum of the adjusted issue prices of those Claims that constitute securities for Federal income tax purposes and the amount of those Claims that do not so constitute securities and (ii) the sum of (a) the amount of Cash, if any, paid by the Debtor in partial satisfaction of such Claims and (b) the issue price of any debt instrument and the fair market value of stock and other consideration issued in satisfaction of such Claims, except to the extent that the discharged Claims would have given rise to a deduction had they been paid in full and a deduction for such amount has not already been claimed.

      As of January 15, 1998, the Debtor estimates that the amount of its indebtedness that would be impaired under the Plan is approximately $644 million which includes approximately $75 million of accruals of interest and original issue discount which have not been deducted in computing taxable income (loss) and which the Debtor believes would have given rise to a deduction if paid and that the aggregate amount of consideration to be issued in satisfaction of such indebtedness is approximately $69 million to $117 million (as determined for Federal income tax purposes based on the projected recoveries under the Plan determined by the financial advisors to the Senior Noteholders' Committee (see "EXECUTIVE SUMMARY--Projected Recoveries Under The Plan") resulting in discharge of indebtedness of approximately $450 million to $500 million. The appropriate valuation of the consideration to be paid, however, is subject to both legal and factual uncertainty (including issues relating to the proper classification of the securities to be issued, whether or not they are publicly traded and other factors), and thus the amount of discharge of indebtedness could differ substantially from the amounts set forth above.

      Because the discharge is being accomplished pursuant to a plan approved by a court in a case under the Bankruptcy Code and affects certain accruals which have not been deducted in computing taxable income, the Debtor will not be required to recognize income in respect of such discharge. Instead, the amount of such discharge (less the amount of discharged accruals which have not been deducted in computing taxable income) will reduce tax attributes existing after the determination of the Debtor's taxable income for the taxable year in which the discharge occurs.

      2. Net Operating Loss Carryovers; Limitations

      Based on its tax returns as filed, the Debtor had approximately $1,935 million of NOLs at December 31, 1996, of which approximately $1,690 million are attributable to its subsidiary, Home Insurance, and estimates that these amounts will be approximately $1,995 million(20) and $1,725 million, respectively, as of December 31, 1997. The Debtor believes that, upon its sale of the stock of Home Insurance to Home Insurance Holdings, LLC, it should, pursuant to the consolidated return regulations, be able to reattribute to itself approximately $793 million of the NOLs attributable to Home Insurance, with the result that it would have NOLs at the Effective Date of approximately $1,060 million prior to taking into account reductions for discharge of indebtedness discussed above (see "Cancellation of Indebtedness Income") and any additional reductions required pursuant to the Title 11 Exception discussed below, although such amounts would likely be reduced to the extent that the stock of Home Insurance has more than nominal value. After taking into account such reductions, the net amount of NOLs would be approximately $560 million to $610 million based on the Debtor's tax returns as filed and estimates as of December 31, 1997, and positions Reorganized Home could take on its Federal income tax returns, although such amounts would likely be reduced to the extent that the stock of Home Insurance has more than nominal value. It should be noted, however, the Debtor's Federal income tax returns have not been audited by the Service; thus there can be no assurance that an audit of one or more of those returns (including tax returns to be filed for 1997 and later taxable years) would not result in the reduction in the amount or complete elimination of the remaining NOLs available for future use. Moreover, the Code and the Regulations contain several limitations on the utilization of NOLs, including sections 269, 382, and 384 of the Code and certain provisions of the consolidated return regulations. ACCORDINGLY, THERE ARE SUBSTANTIAL RISKS THAT REORGANIZED HOME'S ABILITY TO UTILIZE THE NOLS MAY BE REDUCED OR ELIMINATED. CREDITORS RECEIVING EARN OUT NOTES SHOULD BE AWARE THAT ANY LIMITATION ON THE DEBTOR'S ABILITY TO UTILIZE ITS NOLS WILL AFFECT THE AMOUNTS PAID WITH RESPECT TO THE EARN OUT NOTES. THESE LIMITATIONS ARE DISCUSSED BELOW.

            (a) Section 382

                  (i) In General

      Section 382 of the Code provides in general that when a corporation with certain tax attributes such as NOLs undergoes an "ownership change" (as defined in section 382(g) of the Code), the corporation's ability to utilize such NOLs and other tax attributes to offset income earned following such change may be subject to limitations unless the so-called "Title 11 Exception" under section 382(1)(5) of the Code (discussed below) is available. Generally, an ownership change occurs when the percentage of stock (determined on the basis of value) owned by one or more holders of at least 5% of such stock increases by more than 50 percentage points (in relationship to the corporation's total stock considered to be outstanding for this purpose) from the lowest percentage of stock that was owned by such 5% shareholders at any time during the applicable "testing period." The testing period is ordinarily the shorter of (i) the three-year period preceding the date of testing or (ii) the period of time since the most recent ownership change of the corporation. In general, for purposes of determining stock ownership under section 382, stock owned by an entity is deemed owned proportionately by its owners and, with certain exceptions, all persons holding less than 5% of the value of the corporation's stock are treated as a single 5% shareholder.

      Subject to the application of the Title 11 Exception, a corporation that undergoes an "ownership change" may use pre-change NOLs in any taxable year following an ownership change only to the extent of its "section 382 limitation" for such taxable year. (Similar limitations apply with respect to built-in losses, and, under section 383, tax credits.) The section 382 limitation for a taxable year equals, in general and subject to adjustments, the product of (i) the "long-term tax-exempt bond rate" (5.23% for the month of February 1998) as determined at the time of the ownership change and (ii) the equity value of the corporation immediately before the ownership change. In general, in the case of a corporation that undergoes an ownership change in a bankruptcy proceeding (to which the Title 11 Exception is not applied), the value of the corporation, for purposes of calculating the section 382 limitation, is increased to reflect the surrender or cancellation of

--------

(20) The Debtor estimates NOL expirations approximately as follows: $71 million, $98 million, $232 million, $315 million, $550 million, $670 million, $60 million (estimated) expire in the years 2006 through 2012, respectively.

creditors' claims for stock. If the limitation under section 382 of the Code applies with respect to an ownership change, and the corporation does not continue its historic business (as defined in the Code) during the two-year period following the date of such ownership change, the NOLs are eliminated in their entirety. NOLs not utilized in a given year because of the section 382 limitation remain available for use in future years until their normal expiration dates, but subject to the section 382 limitation in such later years. To the extent that a corporation's section 382 limitation in a given year exceeds its taxable income for such year, such excess will increase the section 382 limitation in future taxable years.

      The Debtor has taken the position in filing its tax returns to date that it has not undergone an ownership change prior to the Effective Date of the Plan. However, there is uncertainty as to this conclusion. If the IRS were successfully to assert that the Debtor has previously undergone an ownership change, the resulting section 382 limitation could severely limit or eliminate the deductibility of all or a substantial portion of the Debtor's existing NOLs.

      Moreover, on December 1, 1997, SE Banken completed its tender offer for 100% of the common stock of Trygg-Hansa, an affiliate of which was the former holder of 83.56% of the common stock of the Debtor (the "Trygg Takeover"). If the affiliate of Trygg-Hansa had continued to own its common stock in the Debtor at the time of the Trygg Takeover, an ownership change of the Debtor within the meaning of section 382 would likely have occurred. Based on the value of the stock of Debtor at such time, the utilization of the Debtor's NOLs following such an ownership change would have been substantially eliminated. However, on November 20, 1997, prior to SE Banken's acquisition of any shares pursuant to the tender offer, the affiliate of Trygg-Hansa contributed its shares to a New Hampshire Trust to be held for the benefit of the public shareholders of Trygg-Hansa as of such date in the same proportions as their stockholdings in Trygg-Hansa as of such date (the "Trygg Shareholders"). Under the section 382 regulations, such shareholders were deemed to own the Debtor's stock before and after the transfer of the stock to the New Hampshire Trust; accordingly, the Debtor believes that the Trygg Takeover should not have adversely affected the NOLs of the Debtor. However, due to a lack of explicit authority, there can be no certainty that the Service will agree with the conclusion that the transfer of the Debtor's stock to the New Hampshire Trust preserved beneficial ownership of the Debtor for the purposes of Section 382 so as to avoid an ownership change within the meaning of that section as a result of the Trygg Takeover.

                  (ii) Application To The Plan

      Pursuant to the Plan, all existing stock of Home Holdings will be canceled, and 100% of the New Common Stock will be issued to Class 5 Creditors in respect of their Senior Working Capital Note Claims. As a result of such exchange, after taking into account prior increases in Class 5 Creditors' ownership of Home Holdings during the testing period, an ownership change, within the meaning of section 382 of the Code, will occur. Unless the Title 11 Exception applies to the ownership change that results from the Plan, the operation of section 382 will significantly reduce or eliminate the amount of NOLs that may be utilized by the Debtor in any taxable period after the Effective Date. The Debtor intends to take the position that the Title 11 Exception applies with respect to the Plan. However, the application of the Title 11 Exception to the Plan is uncertain in several respects, and it is possible that the IRS may disagree with the Debtor's analysis.

      Section 382(l)(5) of the Code (the "Title 11 Exception") provides that the section 382 limitation does not apply if (i) a corporation that is otherwise subject to section 382 of the Code is under the jurisdiction of a court in a case under the Bankruptcy Code and (ii) the shareholders and "qualified creditors" of the corporation (determined immediately before the ownership change) together own, after such ownership change, and as a result of being shareholders or qualified creditors immediately before such change, stock having 50% or more of the value and voting power of the reorganized corporation or its reorganized parent corporation and (iii) the corporation so elects. For this purpose "qualified creditors" include (i) persons who held indebtedness at least 18 months before the date the Chapter 11 petition was filed (the "Commencement Date") and (ii) holders of indebtedness that arose in the ordinary course of business of the corporation and who have at all times held the beneficial interest in such indebtedness.

      The Class 5 Creditors that will receive 100% of the common stock of the Debtor under the Plan have held the indebtedness exchanged for such stock for the requisite 18 month period before the Commencement

Date; accordingly, it is expected that the reorganization of the Debtor pursuant to the Plan will qualify for the Title 11 Exception. However, due to the complex nature of the Plan, the securities being issued thereunder, and the identity of the recipients thereof, it is possible that the IRS could challenge the Debtor's conclusion that the Plan meets the requirements of the Title 11 Exception.

      If the Title 11 Exception applies, the use of the corporation's NOLs is not subject to the section 382 limitation, but the NOLs are reduced by the amount of interest relating to any indebtedness that is converted into stock and for which the corporation claimed a deduction during the three-year period preceding the taxable year of the ownership change, plus the portion of the year of the ownership change prior to the Effective Date of the Plan. The Debtor estimates the amount of this reduction to be approximately $1 million, although it is possible that the Service will disagree with the Debtor's calculation. Under the Title 11 Exception, if there were a second ownership change during the two-year period following the ownership change that results from the Plan, the Title 11 Exception would not apply with respect to the first ownership change and the NOLs and other tax attributes of the corporation would be subject to a section 382 limitation of $0 for all taxable years ending after the date of the second ownership change (thereby, in effect, eliminating entirely the corporation's ability to utilize such tax attributes).

            (b) Other Limitations

      In addition to section 382, certain other sections of the Code and Regulations could apply to limit the Debtor's utilization of its tax attributes, including its NOLs, following its reorganization under the Plan. The Debtor's tax attributes could be further limited under certain sections of the Code and the Regulations to the extent that it engages in future mergers or acquisition transactions, including the possible Merger of Reorganized Home into ZRNA (See "THE CHAPTER 11 CASE--Business and Operations of Reorganized Home") that are found not to have non-tax business purposes or are found to have tax avoidance as their principal purpose. In addition, if Reorganized Home engages in a merger transaction with another entity in which it is not the surviving entity and which transaction does not constitute a reorganization or other transaction described in section 381 of the Code, the NOLs will be eliminated. Zurich has advised the Debtor that the possible Merger of Reorganized Home into ZRNA will be structured in a manner intended to qualify as a reorganization for purposes of section 381 of the Code, however, there can be no assurance that the Service will not challenge this conclusion.

      Section 269 of the Code provides generally that where (i) a person or persons acquire, directly or indirectly, control of a corporation, or (ii) any corporation acquires, directly or indirectly, property of another corporation not controlled by the acquiring corporation or its shareholder prior to the acquisition, the basis of which property in the hands of the acquiring corporation is determined in whole or in part by reference to the basis of the property in the hands of the transferor corporation, for the principal purpose of the avoidance or evasion of Federal income tax by securing the benefit of a deduction, credit, or other allowance which such person or other corporation would not otherwise enjoy, the Service may disallow such deduction, credit, or other allowance. If the Service determined that the acquisition by Class 5 Creditors of the Debtor under the Plan, or any future acquisition of or by the Debtor, including the possible Merger of Reorganized Home into ZRNA (see "THE CHAPTER 11 CASE--Business and Operations Of Reorganized Home"), had, as its principal purpose the avoidance or evasion of Federal income tax, the Service could disallow the Debtor's utilization of certain tax attributes, including its net operating loss carry forwards.

      Treasury Regulations under section 269 of the Code provide that when control of a corporation is acquired in a transaction that qualifies for the Title 11 Exception of section 382 of the Code, the principal purpose of such acquisition will be presumed to be the avoidance or evasion of Federal income tax unless the corporation carries on more than an insignificant amount of an active trade or business during and subsequent to the Title 11 case (the "active business requirement"). Immediately prior to filing its Chapter 11 petition, the Debtor acquired all of the interests in Sterling Forest Management LLC, which in turn owns all of the Series B interests in Sterling Forest, LLC (the "Sterling Forest Business"), which owns certain real estate in Tuxedo, New York, and engages in the operation of real estate development, sales and rentals, operation of water and sewer utilities, forestry, outdoor recreation, property management and sand and gravel facilities relating to such real estate. The Debtor believes that its ownership of the Sterling Forest Business should satisfy the active business requirement of section 1.269-3(d) of the Regulations. However, due to the absence of interpretive authority with respect to the amount of business activity required to meet the active business requirement of the section 269 regulations, there is no certainty that the Service will determine that the Sterling Forest venture meets the active business requirement. In addition, it is possible that the Service may seek to apply section 269 to transactions in which the Debtor engages in the future, including the possible Merger of Reorganized Home into ZRNA. See "THE CHAPTER 11 CASE--Business And Operations Of Reorganized Home" for further discussion.

      If, subsequent to its reorganization under the Plan, the Debtor becomes a member of a consolidated group, the net operating losses of the Debtor may be separate return limitation year losses ("SRLY losses") under the rules provided in the regulations governing consolidated returns, and the consolidated group would be limited in its utilization of Debtor's SRLY losses such that the SRLY losses could only be used to offset income attributable to the Debtor, and not income attributable to the other members of the group.

      If, subsequent to the reorganization of the Debtor under the Plan, the Debtor acquired a corporation that has unrealized built-in-gains, section 384 of the Code would apply to prevent the Debtor from using its net operating losses to offset any gains realized within the five years following the acquisition that are attributable to the acquired corporation's built-in-gains.

      3. Alternative Minimum Tax

      An alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation's regular Federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might otherwise be able to offset all of its taxable income for regular tax purposes by available NOLs, only 90% of a corporation's taxable income for AMT purposes may be offset by available net operating loss carryforwards (as computed for these purposes).

B. Federal Income Tax Consequences To Creditors

      1. Class 1, 2, And 3 Creditors

      On the exchange of its Claim for cash, each Class 1, 2, or 3 Creditor will recognize gain or loss measured by the difference between the amount realized on the exchange and its tax basis in the Claim. The amount realized will be equal to the aggregate fair market value of the cash and/or property received to the extent not allocable to interest. (See "Treatment Of Accrued Interest," below.) The character and taxation of any recognized gain or loss will depend on the status of the Creditor, the nature of the Claim in its hands, and its holding period.

      2. Class 4 Creditors Receiving New Notes And Earn Out Notes

      The Federal income tax consequences of the implementation of the Plan to a Class 4 Creditor receiving New Notes or Earn Out Notes under the Plan (a "Senior Creditor") will depend primarily on a number of factors, including whether the New Notes and Earn Out Notes are properly classified as debt or equity for Federal income tax purposes, whether the exchanged claim (a "Senior Claim") is an obligation that constitutes a "security" for Federal income tax purposes (a "Tax Security"), and, if a Senior Creditor's Senior Claim constitutes a Tax Security, on whether the New Notes and Earn Out Notes constitute Tax Securities and whether any of the Senior Claim, the New Notes or the Earn Out Notes are considered traded on an established securities market ("publicly traded") for purposes of the original issue discount rules, as well as marketable securities in the case of the Senior Claim or readily tradable in the case of the New Notes and the Earn Out Notes, in each case for purposes of the installment sales rules of the Code. The term "security" is not defined in the Code or the Treasury Regulations. Whether a Senior Claim constitutes a Tax Security is based on the facts and circumstances surrounding the origin and nature of the Senior Claim and its maturity date. Generally, stock, and bonds or debentures with an original term of at least ten years have been considered to be Tax Securities. In contrast, instruments with terms of five years or less rarely qualify as Tax Securities. The Debtor believes that the Senior Notes are likely to be treated as Tax Securities, and intends to take the position that the

New Notes and Earn Out Notes are both debt instruments for Federal income tax purposes. However, because of the unique features of both the Earn Out Notes and the New Notes, their characterization as debt or equity is unclear, and, furthermore, if either or both of the New Notes and Earn Out Notes is properly characterized as debt, it is unclear whether such debt would constitute a Tax Security of the Debtor.

            (a) Class 4-A Senior Creditors

      The Debtor believes that the Class 4-A Claims do not constitute Tax Securities, and accordingly the exchange of a Class 4-A Claim for New Notes and Earn Out Notes will be a taxable event for a Class 4-A Creditor.

      Because the New Notes and Earn Out Notes both provide for payments in future years, gain recognized by a Class 4-A Creditor on the exchange of its Class 4-A Claim for New Notes and Earn Out Notes may, under certain circumstances, qualify for the installment sale rules under section 453 of the Code (see "Installment Sales," below).

      If the New Notes or Earn Out Notes are readily tradeable within the meaning of section 453(f) of the Code, the exchange will not be treated as an installment sale for Federal income tax purposes. In addition, even if neither the New Notes nor Earn Out Notes are readily tradeable within the meaning of section 453(f) of the Code, a Class 4-A Creditor may elect under section 453(g) of the Code not to have the installment sale rules apply to the exchange. If the installment sale rules do not apply to the exchange, a Class 4-A Creditor will recognize gain, if any, at the time of the exchange in an amount equal to the difference between the Class 4-A Creditor's tax basis in its Class 4-A Claim that is allocable to the New Notes and Earn Out Notes received and the issue price (or, if such Notes are not considered debt instruments, fair market value) of the New Notes and Earn Out Notes received by the Class 4-A Creditor. The character of any recognized gain will depend on the status of the Class 4-A Creditor, the nature of the Class 4-A Claim in its hands and its holding period. A Class 4-A Creditor's tax basis in the New Notes and Earn Out Notes thus received will generally equal the fair market value of the New Notes and Earn Out Notes at the time gain is recognized, and the holding period for such New Notes and Earn Out Notes will commence on the day following the exchange. Even if the exchange is not subject to installment reporting, however, due to the contingent nature of payments to be made in future years with respect to the Earn Out Notes, it is not clear whether the transaction would be sufficiently closed such that a Class 4-A Creditor would be able to recognize a loss on the exchange. If either of the New Notes and Earn Out Notes qualifies for installment reporting and the other does not, the portion of the exchange that does not qualify for installment reporting (i.e., the New Notes or Earn Out Notes, as the case may be) will be treated as a payment on the installment sale.

      Future payments with respect to the New Notes and Earn Out Notes will be subject to the original issue discount rules if such securities constitute indebtedness for Federal income tax purposes (see "Federal Income Tax Treatment Of Payments On The New Notes And The Earn Out Notes--Original Issue Discount," below). If the New Notes or Earn Out Notes became worthless before the holder fully recovered its tax basis, a Class 4-A Creditor would be entitled to a loss at that time equal to its adjusted basis, if any, in such security. The Debtor anticipates that such loss would likely be a capital loss.

            (b) Class 4-B, Class 4-C, And Class 4-D Senior Creditors

      The Federal income tax consequences of the implementation of the Plan to Class 4-B, Class 4-C, and Class 4-D Senior Creditors ("Senior Note Creditors") exchanging Class 4-B, Class 4-C, and Class 4-D Senior Claims (the "Senior Note Claims") for a combination of Earn Out Notes and New Notes depend primarily on whether the Earn Out Notes and New Notes are properly classified as debt or equity for Federal income tax purposes and whether they constitute Tax Securities of the Debtor for Federal income tax purposes. As noted above, the tax classification of the New Notes and Earn Out Notes is uncertain. No rulings or opinions have been requested from the Service or counsel with respect to the Federal tax classification of the Earn Out Notes and the New Notes. Accordingly, the Federal tax consequences of the implementation of the Plan to a Senior Note Creditor exchanging a Senior Note Claim for New Notes and Earn Out Notes are unclear.

                  (i) New Notes And Earn Out Notes Are Indebtedness Of The
Debtor

      The Debtor intends to take the position that the New Notes and Earn Out Notes issued under the Plan are indebtedness of the Debtor. If the Debtor's position is correct, the Federal income tax consequences of the Plan to the exchange of a Senior Note Claim for Earn Out Notes and New Notes pursuant to the Plan will thus depend on whether either or both of the New Notes and Earn Out Notes constitute Tax Securities of the Debtor. The treatment of future payments to be made with respect to the New Notes and Earn Out Notes is discussed below (see "Federal Income Tax Treatment Of Payments On The New Notes And The Earn Out Notes--Original Issue Discount").

                  (x) New Notes And Earn Out Notes Are Tax Securities. If both the New Notes and the Earn Out Notes are Tax Securities, the exchange of a Senior Note Claim for New Notes and Earn Out Notes will constitute a recapitalization under section 368(a)(1)(E) of the Code, and a Senior Note Creditor will not recognize gain or loss on such exchange except to the extent, if any, that the Earn Out Notes and New Notes are attributable to interest accrued on the Senior Note Creditor's Senior Note Claim after the beginning of such Senior Note Creditor's holding period (see "Treatment of Accrued Interest," below) (or if the principal amount of New Notes and Earn Out Notes received exceeds the principal amount of the Senior Note Creditor's Senior Notes exchanged (which the Debtor believes should not be the case), in which case the Senior Note Creditor will recognize gain under section 356 of the Code equal to the fair market value of the amount by which the principal amount of the Earn Out Notes and New Notes exceeds the principal amount of the exchanged Senior Notes). A Senior Note Creditor's aggregate tax basis in the Earn Out Notes and New Notes received under the Plan in respect of the Senior Note Claim will generally equal its basis in the Senior Note Claim allocated in proportion to the fair market value of the Earn Out Notes and New Notes received. The holding period for Earn Out Notes and New Notes received in the exchange (other than in respect of interest -- see "Treatment Of Accrued Interest," below) will generally include the Senior Note Creditor's holding period of its Senior Note Claim.

                  (y) Either Of New Notes Or Earn Out Notes Is Not A Tax Security. To the extent that either, but not both, of the Earn Out Notes or New Notes does not constitute a Tax Security of the Debtor, the exchange of a Senior Note Claim for Earn Out Notes and New Notes pursuant to the Plan will constitute a recapitalization under section 368(a)(1)(E) of the Code, for which the non-Tax Security received will constitute "boot" to the Senior Note Creditor.

      A Senior Note Creditor will not recognize loss on the exchange, but may recognize gain in an amount equal to the lesser of: (a) the fair market value of the non-Tax Security received and (b) the total gain realized in the recapitalization, which amount would be equal to the difference between the Senior Note Creditor's tax basis in its Senior Note Claim and the aggregate issue price (or, if such Notes are not considered debt instruments, fair market value) of the Earn Out Notes and New Notes received in the exchange. Any recognized gain may qualify for installment reporting (see "Installment Sales," below).

      A Senior Note Creditor's tax basis in the Tax Security thus received will generally equal its tax basis in the Senior Note Claim, decreased by the fair market value of the non-Tax Security received and increased by the amount of any gain recognized on the exchange. A Senior Note Creditor's holding period for the Tax Security thus received will generally include the Senior Note Creditor's holding period for its Senior Note Claim.

      A Senior Note Creditor's basis in the non-Tax Security thus received will generally equal the fair market value of the non-Tax Security, and the holding period for the non-Tax Security will commence on the day following the exchange.

                  (z) Neither The New Notes Nor The Earn Out Notes Are Tax Securities. If both the Earn Out Notes and the New Notes are characterized as debt not constituting a Tax Security of the Debtor, the exchange of a Senior Note Claim for Earn Out Notes and New Notes will be a taxable event for an exchanging Senior Note Creditor, with the same Federal tax consequences as those for Class 4-A Creditors (see "Class 4-A Senior Creditors" above).
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                  (ii) Earn Out Notes Are Characterized As Equity

      As stated above, the Debtor intends to take the position that both the New Notes and the Earn Out Notes issued under the Plan constitute indebtedness of the Debtor. However, if it were determined that the Earn Out Notes constitute equity of the Debtor, the exchange would likely constitute a transfer to a controlled corporation under section 351 of the Code, in which the New Notes (whether or not treated as equity) would constitute "boot." A Senior Note Creditor would recognize gain on the exchange to the extent of the fair market value of the boot received. It is possible that a Senior Note Creditor may be able to report such gain on the installment method (see "Installment Sales," below). If the exchange did not qualify as an installment sale because the Senior Note Claim exchanged constitutes a marketable security, or if the Senior Note Creditor elected out of the installment rules under section 453(g) of the Code, a Senior Note Creditor would recognize gain, but not loss, on the receipt of New Notes in an amount equal to the fair market value of the New Notes. A Senior Note Creditor's basis in the New Notes thus received would equal the fair market value of the New Notes, and the holding period for the New Notes would commence on the day following the exchange.

      A Senior Note Creditor's basis in the Earn Out Notes thus received would equal its basis in its Senior Note Claim, decreased by the fair market value of the New Notes and increased by the amount of gain recognized with respect to the New Notes, and the holding period for Earn Out Notes received in the exchange (other than in respect of interest) would generally include the Senior Note Creditor's holding period of its Senior Note Claim.

      3. Installment Sales

      In any situation where the exchange of a Senior Claim is, wholly or partially, a taxable event to the exchanging Senior Creditor, the installment sale rules will apply to the exchange unless: (i) either or both of the New Notes or Earn Out Notes are "readily tradeable" within the meaning of section 453(f) of the Code; (ii) in the case of an exchange of Senior Notes, the Senior Notes constitute marketable securities; or (iii) the Senior Creditor elects out of the installment rules pursuant to section 453(g). It is not clear whether the New Notes or Earn Out Notes will be "readily tradeable" under section 453(f) of the Code, nor is it clear whether the Senior Notes are marketable securities; accordingly, the applicability of the installment sale rules to gain recognition on the exchange of a Senior Claim for New Notes and Earn Out Notes is uncertain.

      If neither the New Notes nor the Earn Out Notes are "readily tradeable" within the meaning of section 453(f), or, in the case of Senior Note Claims, the Senior Notes do not constitute marketable securities, the exchange will be treated as an installment sale for Federal income tax purposes, and the Senior Creditor will be required to report the transaction using the installment method under section 453 of the Code (unless a Senior Creditor elects out of the installment rules under section 453(g) of the Code). In the case of a wholly-taxable exchange, a Senior Creditor will be required to "spread" its tax basis in the New Notes and Earn Out Notes received ratably over a 15-year period; in the case of an exchange by a Senior Note Creditor where the receipt of New Notes is taxable as boot, a Senior Note Creditor will recognize gain on a portion of each payment received over the term of the New Notes equal to the amount of the payment multiplied by a fraction, the numerator of which is the total amount of gain realized by the Creditor on the exchange and the denominator is the total amount to be paid under the New Notes.

            The character of a holder's gain will depend upon the nature and holding period of the Senior Claim exchanged for the New Notes and Earn Out Notes, except that payments with respect to both the New Notes and the Earn Out Notes will be subject to the original issue discount rules (see "Federal Income Tax Treatment Of Payments On The New Notes And The Earn Out Notes--Original
Issue Discount", below). The portions of any payments received that are not treated as gain as set forth above, or interest income under the original issue discount rules, will be applied against the holder's adjusted basis in the New Notes and Earn Out Notes until the holder's basis in each is reduced to zero, with any excess payment treated as gain which will be capital gain if the Notes or Earn Out Notes are capital assets (except to the extent, in the case of the Earn Out Notes, that the Earn Out Notes are publicly traded (see "Federal Income Tax Treatment Of Payments On The New Notes And The Earn Out Notes--Original
Issue Discount" below.) A Senior Creditor will not be able to claim a loss in a year in which no payment is received, or if the payment received is less than the basis allocated to the year (unless the New Notes or Earn Out Notes have become worthless). If either situation occurs, the
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                                                                              68


excess basis is allocated ratably over the balance of the 15-year period (or, where only gain on the New Notes is reported on the installment method, the term of the New Notes). Any basis not recovered at the end of the 15th year (or, where only gain on the New Notes is reported on the installment method, at the maturity of the New Notes) is carried forward to the next succeeding year until all basis has been recovered or the New Notes or Earn Out Notes are determined to be worthless. If the New Notes or Earn Out Notes become worthless before the holder has fully recovered its tax basis, the holder would be entitled to a capital loss at that time.

      If a Senior Creditor elects out of the installment method, or if the Earn Out Notes and New Notes are readily tradeable, or, in the case of a Senior Note Creditor, the Senior Notes exchanged are marketable securities, the exchange will not constitute an installment sale.

      4. Treatment Of Accrued Interest

      A Creditor will be treated as receiving interest with respect to its Claim to the extent that the Cash, Earn Out Notes or New Notes received is "attributable to" unpaid interest since the beginning of the Creditor's holding period. A Creditor will recognize interest income to the extent that the amount received attributable to its unpaid interest exceeds the amount, if any, that such Creditor had previously included in income with respect to such interest, and will recognize a loss to the extent that the amount of interest previously included in income exceeds the amount treated as attributable to interest.

      Neither the Code nor the Treasury Regulations specify how a creditor who receives consideration with respect to a Claim that is less than the amount of the Claim should allocate such consideration between principal and interest. The Report of the House Ways and Means Committee on the Bankruptcy Tax Act of 1980 indicates that if an allocation is reflected in the plan of reorganization, both the debtor and creditor must utilize the allocation. The Plan provides that the entire amount of Cash, if any, paid to Classes 1, 2, and 3 in satisfaction of their Claims and the entire amount of Earn Out Notes and New Notes issued to Senior Creditors in exchange for their Senior Claims will be allocated to the principal portion first and then to the interest portion. The Service could, however, take the view that the consideration must be allocated proportionately between the portion of a Claim representing principal and the portion of the Claim representing interest. Creditors should consult their tax advisors as to the proper allocation.

C. Federal Income Tax Treatment Of Payments On The New Notes And The Earn Out Notes

      The Federal income tax treatment of future payments on the New Notes and the Earn Out Notes will depend on whether such securities are properly classified as debt or equity and, if debt, on a variety of other factors discussed below under "Original Issue Discount." If, consistent with positions that the Debtor currently intends to take, the New Notes and Earn Out Notes are indebtedness for Federal income tax purposes, the Original Issue Discount ("OID") rules will apply, and holders, as discussed below, could be required to include amounts in taxable income substantially in advance of receiving corresponding amounts of cash.

      1. Original Issue Discount

      The amount of original issue discount, if any, on a debt instrument is the excess of its "stated redemption price at maturity" over its "issue price," subject to a statutorily-defined de minimis exception. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of intervals between payment). The "issue price" of a debt instrument is determined under sections 1273(b) and 1274 of the Internal Revenue Code and depends upon whether the Senior Claims, the New Notes, or the Earn Out Notes are publicly traded.

      In general, the holder of a debt instrument with original issue discount must include in gross income for Federal income tax purposes the sum of the daily portions of original issue discount with respect to such debt instrument for each day during the taxable year or portion of a taxable year on which such holder holds the debt instrument. This could result in a holder recognizing taxable income prior to receiving payment with
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                                                                              69


respect to the debt instrument. The daily portion is determined by allocating to each day of any accrual period a pro rata portion of the amount of original issue discount allocable to such accrual period. The amount of original issue discount that is allocable to an accrual period is generally an amount equal to
(x) the product of the "adjusted issue price" of the debt instrument at the beginning of such accrual period times its yield to maturity less (y) any qualified stated interest allocable to such accrual period. The "adjusted issue price" is the issue price of a debt instrument increased by the accrued original issue discount for all prior accrual periods (other than qualified stated interest payments) and decreased by certain payments made by the issuer to the holder. The "yield to maturity" is the discount rate, which when applied to all payments under the debt instrument results in a present value equal to the issue price. The tax basis of the debt instrument in the hands of the holder will be increased by the amount of original issue discount, if any, on the debt instrument that is included in the holder's gross income and will be decreased by the amount of cash payments (other than qualified stated interest payments) received with respect to the debt instrument, whether such payments are denominated as principal or interest.

            (a) Application To New Notes

      Because the New Notes contain a payment-in-kind ("PIK") feature that enables the Debtor to make interest payments, at its option, in the form of additional New Notes for three years following their issuance, the New Notes do not bear adequate stated interest for purposes of the original issue discount rules, and accordingly, all interest on the New Notes will be accounted for under the original issue discount rules outlined above.

            (b) Application To Earn Out Notes

      Because the Earn Out Notes do not bear any qualified stated interest, payments made with respect to the Earn Out Notes will be subject to the original issue discount rules, and because the amount and timing of the payments to be made with respect to the Earn Out Notes are contingent, the Earn Out Notes payments will be subject to the contingent payment original issue discount rules of Treasury Regulations, section 1.1275-4. The effect and manner of application of the contingent payment original issue discount rules depends on whether or not either (or both) of the Senior Claims and Earn Out Notes are "publicly traded" within the meaning of section 1273 of the Code. The determination of whether a debt instrument is publicly traded for the purposes of section 1273 is factual, based on whether certain types of market activity occur with respect to debt instruments within a certain time frame (30 days before and after the Effective Date), and it is not known whether the Earn Out Notes or the outstanding Senior Claims would be considered "publicly traded" for purposes of the original issue discount rules.

      If neither the Senior Claims nor the Earn Out Notes are publicly traded, under the rules set forth in Treasury Regulations, section 1.1275-2 the Earn Out Notes will be aggregated with the New Notes as one debt instrument for purposes of applying the original issue discount rules (unless the New Notes are publicly traded, in which case there would not be aggregation). Under the rules set forth in section 1.1275-4(c) of the Treasury Regulations, however, a contingent payment debt instrument's noncontingent payments are treated as a separate debt instrument from the contingent payments, which is generally taxed under the rules for noncontingent debt instruments. Accordingly, although the New Notes would technically be aggregated with the Earn Out Notes for purposes of the original issue discount rules, for practical purposes, the New Notes would be treated as a separate debt instrument for purposes of applying the original issue discount rules. As set forth above, interest on the New Notes is subject to the original issue discount rules because of the PIK feature of the New Notes. Under the rules provided for a debt instrument's contingent payments, a portion of each payment made with respect to the Earn Out Notes would be treated as principal, with such amount calculated by discounting the payment at the applicable Federal rate ("AFR") from the payment date to the issue date, and the remainder of the payment would be treated as interest. If the amount and timing of a contingent payment become fixed more than six months prior to payment, special rules apply; however, under the terms of the Earn Out Notes, payments are to be made within 30 days of being fixed as to amount, and accordingly, it is expected that these special rules would not apply to the Earn Out Notes.

      If either the Senior Claims or the Earn Out Notes are publicly traded within the meaning of section 1273 of the Code, the Earn Out Notes will be subject to the noncontingent bond method of calculating interest
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                                                                              70


accruals under section 1.1275-4(b) of the Treasury Regulations. Under the noncontingent bond method, interest accruals on the Earn Out Notes would be computed by setting up a payment schedule as of the issue date based on the hypothetical yield of a comparable fixed rate debt instrument of Reorganized Home and applying the original issue discount rules according to that payment schedule. The payment schedule generally consists of all fixed payments on the debt and a projected amount for each contingent payment. Because the payments to be made with respect to the Earn Out Notes are wholly contingent, the payment schedule for the Earn Out Notes consists of a projected amount for each payment. The Debtor will provide such a projected payment schedule in the event that it determines that the Senior claims or the Earn Out Notes were, in fact, publicly traded during the relevant time frame.

      2. Treatment As Equity

      In the event that either the New Notes or the Earn Out Notes are treated as equity for Federal income tax purposes, the treatment of payments on such securities would be substantially different to the treatment described above. In the case of the New Notes, the Debtor believes that payments denominated as interest would likely be treated as dividends to the extent that the company has sufficient earnings and profits, and that payments of principal would be treated as payments in redemption of stock governed by section 302 of the Code. If the Earn Out Notes were treated as equity, the treatment of payments is significantly less clear due to the unique nature of the Earn Out Notes and the lack of authority as to the treatment of such securities. Creditors are urged to consult their tax advisors in this regard.

D. New Notes Tender Offer

      The Plan provides that Zurich Note Entity will commence a tender for the New Notes at 99% face value within 60 days of their issuance. A Creditor who tenders his or her New Notes will recognize a gain or loss on the tender in an amount equal to the difference between the Creditor's basis in the New Notes tendered and the amount realized from such tender. Such gain or loss will be capital gain or loss if the New Notes are capital assets in the hands of the creditor, which will be long- or short-term and taxed depending on the creditor's holding period in the New Notes tendered.

E. Effect Of Future Transactions On Holders Of Earn Out Notes

      To the extent that Reorganized Home engages in future merger transactions, including the possible Merger of Reorganized Home into ZRNA (see "THE CHAPTER 11 CASE--Business And Operations Of Reorganized Home"), in which the Earn Out Notes are exchanged for Earn Out Notes of another entity, it is uncertain whether such transactions will constitute tax-free reorganizations or whether the Earn Out Notes would constitute Tax Securities eligible for nonrecognition treatment, and accordingly, such a transaction could be a taxable event for holders of Earn Out Notes. CREDITORS RECEIVING EARN OUT NOTES UNDER THE PLAN ARE URGED TO CONSULT THEIR TAX ADVISORS IN THIS REGARD.

F. Federal Income Tax Consequences To Shareholders

      Holders of old common stock of Home Holdings should recognize a loss upon consummation of the Plan. Such loss will be a capital loss if the stock was a capital asset in the hands of the holder. Taxpayers should consult their own tax advisors as to whether they are entitled to a worthless securities deduction under section 165(g) of the Code in an earlier taxable year.

      THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE PLAN ARE COMPLEX
AND, IN SOME CASES, UNCERTAIN. IN ADDITION, THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR CREDITOR OR EQUITY HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES
AND INCOME TAX SITUATION. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE PLAN.
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                                                                              71


      IX. FEASIBILITY; BEST INTEREST OF CREDITORS; CONFIRMATION OF THE PLAN

A. Feasibility Of The Plan

      Section 1129(a)(11) of the Bankruptcy Code requires a judicial determination that confirmation of the Plan will not likely be followed by liquidation or the need for further financial reorganization of the Debtor or any successor to the Debtor under the Plan, unless liquidation is contemplated under the Plan.

      To demonstrate feasibility of the Plan, financial information concerning certain members of the Zurich Group has been attached as Exhibit B hereto and described in the section "Credit Rating Of The Zurich Note Entity And The Zurich Put Entity." In addition, Zurich has prepared financial Projections (assuming the Merger of Reorganized Home with and into ZRNA) for the period 1998 through 2002, as set forth in Exhibit B attached to this Disclosure Statement.

      The Projections indicate that Reorganized Home (or its successor) should have sufficient cash flow to make the payments required under the Plan on the Effective Date and to repay and service its debt obligations and to maintain its operations. As noted in the Projections, however, the Debtor and Zurich caution that no representations can be made as to the accuracy of the Projections or as to Reorganized Home's ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Debtor, Reorganized Home, and Zurich. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Reorganized Home's financial results. Therefore, the actual results may vary from the projected results and the variations may be material and adverse. See "CERTAIN FACTORS TO BE CONSIDERED" for a discussion of certain risk factors that may affect financial feasibility of the Plan.

      THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE FINANCIAL ACCOUNTING STANDARDS BOARD, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTOR'S OR ZURICH'S INDEPENDENT CERTIFIED ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, WHICH MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTOR, REORGANIZED HOME, AND ZURICH. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTOR, ZURICH, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B. Acceptance Of The Plan

      As a condition to confirmation, the Bankruptcy Code requires that each Class of impaired Claims votes to accept the Plan, except under certain circumstances.

      Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class who actually vote to accept or to reject the Plan. Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance. Holders of claims who fail to vote are not counted as either accepting or rejecting a plan.

      Class 4 Unsecured Claims have been divided into separate groups. Together, all of the groups of Class 4 Unsecured Claims constitute a single Class of
Claims for voting purposes under the Plan and the Bankruptcy Code.
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                                                                              72


C. Best Interests Of Holders Of Claims And Equity Interests

      Even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires the Bankruptcy Court to determine that the Plan is in the best interests of all holders of claims and interests that are impaired by the Plan and that have not accepted the Plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires the Bankruptcy Court to find either that (i) all members of an impaired class of claims or interests have accepted the plan or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

      To calculate the probable distribution to members of each impaired class of holders of claims and interests if a debtor were liquidated under Chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

      The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 Case. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its Chapter 11 case (such as compensation of attorneys, financial advisors, and accountants) that are Allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured creditors.

      Under a Chapter 7 liquidation, no class of claims that is junior to a class of claims may be paid unless the senior class of claims is paid in full.
Section 510(a) of the Bankruptcy Code provides that subordination agreements are enforceable in a bankruptcy case to the same extent that such subordination is enforceable under applicable non-bankruptcy law. Therefore, no class of claims that is contractually subordinated to another class would receive any payment on account of its claims, unless and until such senior class were paid in full.

      Once the Bankruptcy Court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the Plan, then the Plan is not in the best interests of creditors and equity security holders and cannot be confirmed by the Bankruptcy Court. The Debtor believes that each member of each class of impaired claims will receive at least as much as, or more, under the Plan than it would receive if the Debtor were liquidated under Chapter 7 as explained below. With respect to Class 7 Senior Subordinated Note Claims and the Class 8 Equity Interests, the Debtor believes that each member in such impaired Classes will receive nothing in a Chapter 7 liquidation on account of its Senior Subordinated Note Claims or Equity Interests, respectively. Because liquidation will not yield more for the holders of Senior Subordinated Note Claims or Equity Interest holders, the Plan meets the requirements of Section 1129(a)(7) as to such holders as well.

D. Liquidation Analysis

      The Debtor believes that the Plan meets the best interests test of section 1129(a)(7) of the Bankruptcy Code. The Debtor believes that the members of each impaired Class of Claims will receive more under the Plan than they would in a liquidation. The liquidation analysis prepared by REM, with the assistance of KPMG Peat Marwick LLP, is attached as Exhibit C to this Disclosure Statement.
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                                                                              73


      The Debtor believes that any liquidation analysis is speculative. The liquidation analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. This estimate is based solely upon the Debtor's books and records and the Debtor's estimate as to Claims that would arise in the event of a conversion of its Case from Chapter 11 to Chapter 7. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtor has projected an amount of Allowed Claims that is at the lowest end of a range of reasonableness such that, for purposes of the liquidation analysis, the largest possible liquidation dividend to holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

E. Valuation Of New Notes, Earn Out Notes, And Membership Units

      Houlihan Lokey, financial advisor for the Creditors' Committee and the Senior Noteholders' Committee, has estimated (i) the value of the New Notes to be 99% of the sum of their face amount and all accrued and unpaid interest based on the contemplated tender offer by Zurich (see "SUMMARY OF THE PLAN OF REORGANIZATION--Means For Implementation Of The Plan-- Tender Offer"), (ii) the aggregate value of the Earn Out Notes Series I, II, and III to be approximately $48.2 million, $18.3 million, or $5.4 million, respectively, based on the assumptions described in the "EXECUTIVE SUMMARY--Projected Recoveries Under The Plan." Depending on general market conditions and other factors prevailing at the relevant times, however, the New Notes and Earn Out Notes Series I may trade at prices higher or lower than these estimated values. Accordingly, no representation can be, or is being made with respect to whether the estimated value will actually be realized by the holders of the New Notes and Earn Out Notes under the Plan. No specific value has been assigned to the Membership Units. The value of the Membership Units is speculative and no specific value is ascribed to the Membership Units for the purposes hereof. See "CERTAIN FACTORS TO BE CONSIDERED--Risk Factors" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN" for further discussion on the risk factors affecting valuation of the securities to be issued under the Plan.

F. Confirmation Without Acceptance Of All Impaired Classes: The "Cramdown" Alternative

      Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm the Plan at the request of the Debtor if the Plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired Class which has not accepted the Plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank. See "CERTAIN FACTORS TO BE CONSIDERED--Risk Factors" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN" for further discussion on the risk factors affecting valuation of the securities to be issued under the Plan.

      A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (a)(i) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims and (ii) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (b) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (a) or (c) of this subparagraph; or (c) for the realization by such holders of the indubitable equivalent of such claims.

      A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (a) that each holder of a claim included in the rejecting class will receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim or (b) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain under the Plan on account of such junior claim or interest any property at all.

      A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an equity interest included in the rejecting class receive or retain on account of that equity interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such equity interest or (b) that the holder of any equity interest that is junior to the equity interest of such rejecting class will not receive or retain under the plan any property at all on account of such junior interest.

      Because Class 7 Senior Subordinated Note Claims and Class 8 Equity Interests will be deemed to have rejected the Plan, the Bankruptcy Court will have to determine at the Confirmation Hearing whether the Plan is fair and equitable with respect to, and does not discriminate unfairly against, such impaired Classes of Claims and Equity Interests. Accordingly, the Debtor intends to request confirmation of the Plan, as is modified from time to time in accordance with its terms, under section 1129(b) of the Bankruptcy Code notwithstanding the deemed failure to accept the Plan by Classes 7 and 8.

G. Effectiveness Of The Plan

      1. Conditions Precedent To Effectiveness

      The Plan will not become effective unless and until the following conditions set forth in Section 10.1 of the Plan will have been satisfied or waived pursuant to Section 10.3 of the Plan:

            (a) the Bankruptcy Court shall have entered an order approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code;

            (b) the Confirmation Order, in form and substance acceptable to the Debtor, Zurich, Trygg-Hansa, and the Creditors' Committee, shall have been entered, and no stay or injunction shall be in effect with respect thereto;

            (c) the New Notes Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

            (d) the Earn Out Notes Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

            (e) all actions, documents, and agreements necessary to implement the Plan shall have been effected or executed;

            (f) the Debtor shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are determined by the Debtor (with Zurich's, Trygg-Hansa's, and the Creditors' Committee's consent) to be necessary to implement the Plan, including, without limitation, no-action letters from the Securities and Exchange Commission and letter or other rulings from the Internal Revenue Service;

            (g) each of the Amended Home Certificate of Incorporation, the Amended Home Bylaws, the New Notes, the New Notes Indenture, the Earn Out Notes, the Earn Out Notes Indenture, the Acquisition Agreement, the Home Insurance Holdings, LLC Documents, the Membership Units, the Keepwell Agreement, in form and substance acceptable to the Debtor, Zurich, Trygg-Hansa, and the Creditors' Committee, as applicable, shall have been effected or executed;

            (h) the aggregate Allowed General Unsecured Claims shall not exceed $12,500,000 as of Effective Date;

            (i) no order for rehabilitation or liquidation shall have been filed or obtained by or against Home Insurance;

            (j) (i) the Insurance Commissioner shall have consented to the Plan and the transactions contemplated thereby and (ii) such consent shall be in form and substance reasonably acceptable to the Debtor, Zurich, Trygg-Hansa, and the Creditors' Committee;

            (k) all transactions involving the sale of the Acquired Assets to be sold pursuant to the Acquisition Agreement shall have been consummated;

            (l) each of the contracts and agreements described on Schedule 10.1(l) to the Plan will have been terminated or amended to release the Debtor from all obligations thereunder; and

            (m) no ownership change of Home Holdings shall have occurred within the meaning of section 382(g) of the Internal Revenue Code prior to the Effective Date.

      2. Effect Of Failure Of Conditions

      In the event that one or more of the conditions specified in Section 10.1 of the Plan have not occurred on or before 60 days after the Confirmation Date and the same shall not have been waived pursuant to Section 10.3 of the Plan, upon notification submitted by the Debtor to the Bankruptcy Court, Zurich, Trygg-Hansa, and counsel for the Creditors' Committee, (a) the Confirmation Order will be vacated, (b) the Plan will become null and void and of no further force and effect, (c) the Debtor and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtor's obligations with respect to the Claims and Equity Interests will remain unchanged and nothing contained herein will constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

      3. Waiver Of Conditions

      The Debtor may waive, with the consent of Zurich and Trygg-Hansa, by a writing signed by an authorized representative of the Debtor and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent to effectiveness of the Plan set forth in Sections 10.2(h), (i), (k), and (l) of the Plan. The Debtor, with the written consent of Zurich, Trygg-Hansa, and the Creditors' Committee, may waive, by a writing signed by an authorized representative of the Debtor and subsequently filed with the Bankruptcy Court, the conditions precedent to effectiveness of the Plan set forth in Sections 10.2(b), (e), (f), (g), (j)(ii), and (m) of the Plan.


          X. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

      The Debtor believes that the Plan affords holders of Claims the potential for the greatest realization on the Debtor's assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include (a) continuation of the pending Chapter 11 Case and formulation of an alternative plan or plans of reorganization; (b) liquidation of the Debtor under Chapter 7 of the Bankruptcy Code; or (c) dismissal of the Chapter 11 Case.

A. Continuation Of The Chapter 11 Case

      If the Plan is not confirmed, it is not clear that Home Holdings could survive in a protracted Chapter 11 Case, particularly in view of the limited availability of working capital of the Debtor during the pendency of the Chapter 11 Case and the reorganization expenses associated with a lengthy Chapter 11 case. In the event that Home Holdings remains a Chapter 11 debtor, the Debtor (or other parties in interest) could eventually propose a different plan. Such a plan might involve either a reorganization of the Debtor's business, or an orderly liquidation of its assets, or a combination of both.

      AmBase has argued that it and the holders of the Senior Notes might have rights directly or indirectly under the Excess of Loss Reinsurance Agreement to compel dividends of approximately $300 million to Home

Holdings for the payment of all or a portion of their claims. The Debtor, Home Insurance, and Zurich dispute that such rights exist and dispute that an alternative plan based upon such rights could be confirmed.

B. Liquidation Under Chapter 7

      If no plan is confirmed, Home Holdings' Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code. In a Chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtor. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Equity Interests in the Debtor.

      Home Holdings believes, however, that in a liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants, and other professionals to assist such trustees would cause a substantial diminution in the value of the estate. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtor's operations and the failure to realize the greater going concern value of the Debtor's assets.

      The Debtor's liquidation analysis (see "FEASIBILITY; BEST INTERESTS OF CREDITORS; CONFIRMATION OF THE PLAN -- Liquidation Analysis") is premised upon a liquidation under Chapter 7. In the analysis, the Debtor has taken into account the nature, status, and underlying value of its assets, the ultimate realizable value of its assets, and the extent to which such assets are subject to liens and security interests. The Debtor's analysis shows that a Chapter 7 liquidation, probably in the form of a forced sale, likely would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of Home Holdings, the recoveries projected to be available in a Chapter 7 liquidation are not likely to afford holders of Claims as great a realization as does the Plan.

C. Dismissal Of The Case

      If the Plan is not confirmed, Home Holdings or any other party in interest could seek dismissal of the case due to the Debtor's inability to effectuate a plan, among other reasons.

                            XI. VOTING REQUIREMENTS

      On January 16, 1998, the Bankruptcy court entered the Scheduling and Solicitation Procedures Orders which, among other things, established voting procedures, and scheduled the hearing on confirmation of the Plan. On March 4, 1998, the Bankruptcy Court entered an order approving this Disclosure Statement. A copy of the notice of the Confirmation Hearing is enclosed with this Disclosure Statement. The Notice of the Confirmation Hearing sets forth in detail, among other things, procedures governing voting deadlines and objection deadlines. The Notice of Confirmation Hearing and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.

      If you (i) have any questions about the procedure for voting your Claim or the packet of materials you received or (ii) wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, at your own expense, unless otherwise specifically required by Fed. R. Bankr. P. 3017(d), please contact:

                            MacKenzie Partners, Inc.
                            156 Fifth Avenue
                            New York, New York 10010
                            Att'n: Edith A. Lohman
                            Telephone: (212) 929-5500
                            Telephone: (800) 322-2885

If you have any questions about the amount of your Claim, please contact:

                            MacKenzie Partners, Inc.
                            156 Fifth Avenue
                            New York, New York 10010
                            Att'n: Edith A. Lohman
                            Telephone: (212) 929-5500
                            Telephone: (800) 322-2885

      The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code and that the disclosures by the Debtor concerning the Plan have been adequate and have included information concerning all payments made or promised in connection with the Plan and the Chapter 11 Case. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law and, under Fed. R. Bankr. P. 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

      In particular, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (i) the Plan has been accepted by the requisite votes of the Classes of impaired Claims and Equity Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the dissent of one or more such classes, which will be the case under the Plan, (ii) the Plan is "feasible," which means that there is a reasonable probability that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization, and (iii) the Plan is in the "best interests" of all holders of Claims and Equity Interests, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under Chapter 7 of the Bankruptcy Code. The Bankruptcy Court must find that all conditions mentioned above are met before it can confirm the Plan. Thus, even if all Classes of impaired Claims and Equity Interests accept the Plan by the requisite votes, the Bankruptcy Court must make an independent finding that the Plan conforms to the requirements of the Bankruptcy Code, that the Plan is feasible, and that the Plan is in the best interests of the holders of Claims against and Equity Interests in the Debtor. These statutory conditions to Confirmation are discussed above.

                     SPECIAL NOTE FOR HOLDERS OF SECURITIES

      The record date for determining which holders of public securities of the Debtor (the "Securities") are entitled to vote on the Plan is February 19, 1998. The indenture trustees, agents, or servicers, as the case may be, for the Securities will not vote on behalf of the holders of such Securities. Holders must submit their own Ballots.

A. Beneficial Owners

      (i) Any beneficial owner holding Securities as record holder in its own name should vote on the Plan by completing, if necessary, and signing the enclosed Ballot and returning it directly to the INFORMATION AGENT on or before the Voting Deadline using the enclosed self-addressed, stamped envelope.

      (ii) Any beneficial owner holding Securities in "street name" through a brokerage firm, bank, trust company, or other nominee should vote on the Plan through such nominee by following these instructions:

            (I)   Complete and sign the Ballot.

            (II) Return the Ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process the Ballot and return it to the Information Agent by the Voting Deadline. If no self-addressed, stamped envelope was enclosed for this purpose, contact the Information Agent for instructions.

      Any Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Information Agent a master ballot (the "Master Ballot") that reflects the vote of such beneficial owner.

      If any beneficial owner owns Securities through more than one broker, bank, or other nominee, such beneficial owner may receive multiple mailings containing the Ballots. Each such beneficial owner should execute a separate Ballot for each block of Securities that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope provided therewith.

      Beneficial owners who execute multiple Ballots with respect to Securities held through more than one nominee must indicate on each Ballot the names of ALL such other nominees and the additional amounts of such Securities so held and voted.

      If a beneficial owner holds a portion of the Securities through a nominee and another portion as a record holder, such owner should follow the procedures described in (i) above to vote the portion held of record and the procedures described in (ii) above to vote the portion held through a nominee or nominees.

B. Brokerage Firms, Banks, And Other Nominees

      An entity (other than a beneficial owner) which is the registered holder of Securities should vote on behalf of the beneficial owners of such Securities by (i) immediately distributing a copy of this Disclosure Statement and accompanying materials, all appropriate Ballots, and self-addressed return envelopes to all beneficial owners for whom it holds such Securities, (ii) collecting all such Ballots, and (iii) completing a Master Ballot compiling the votes and other information from the Ballots collected, and transmitting such Master Ballot to the Information Agent on or before the Voting Deadline. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such party.

C. Fiduciaries And Other Representatives

      If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtor, must submit proper evidence satisfactory to the Debtor of authority to so act. Authorized signatories should submit separate Ballots for each beneficial owner for whom they are voting.

      UNLESS THE MASTER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE INFORMATION AGENT ON OR PRIOR TO THE VOTING DEADLINE TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE DEBTOR MAY, IN ITS SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT OR ANY OF THE SECURITIES BE DELIVERED TO THE DEBTOR OR ANY OF ITS ADVISORS.

D. Parties In Interest Entitled To Vote

      Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be "impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or equity interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or equity interest as it existed before the default.

      In general, a holder of a claim or equity interest may vote to accept or to reject a plan if (i) the claim or equity interest is "allowed," which means generally that no party in interest has objected to such claims or equity interest, and (ii) the claim or equity interest is impaired by the Plan. If the holder of an impaired claim or equity interest will not receive or retain any distribution under the plan in respect of such claim or equity interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or equity interest is not impaired, the Bankruptcy Code deems that the holder of such claim or equity interest has accepted the plan and the plan proponent need not solicit such holder's vote.

      The holder of a Claim against the Debtor that is "impaired" under the Plan is entitled to vote to accept or reject the Plan if (i) the Plan provides a distribution in respect of such Claim and (ii)(a) the Claim has been scheduled by the Debtor (and such claim is not scheduled at zero or as disputed, contingent, or unliquidated) or (b) it has filed a proof of claim on or before the bar date applicable to such holder, pursuant to sections 502(a) and 1126(a) of the Bankruptcy Code and Fed. R. Bankr. P. 3003 and 3018. Any Claim as to which an objection has been timely filed and has not been withdrawn or dismissed is not entitled to vote, unless the Bankruptcy Court, pursuant to Bankruptcy Rule 3018(a), upon application of the holder of the Claim with respect to which there has been objection, temporarily allows the Claim in an amount that the Bankruptcy Court deems proper for the purpose of accepting or rejecting the Plan.

      A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Procedures Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

E. Classes Impaired Under The Plan

      Class 4 Unsecured Claims, Class 5 Senior Working Capital Note Claims, and Class 6 Junior Note Claims are impaired under the Plan and entitled to vote on the Plan. Class 1 Other Priority Claims, Class 2 Convenience Claims, and Class 3 Secured Claims are not impaired under the Plan, are deemed under section 1126(f) to have accepted the Plan, and their votes to accept or to reject the Plan will not be solicited. Class 7 Senior Subordinated Note Claims and Class 8 Equity Interests will receive no distributions and will retain no property under the Plan arising from or under, or relating to, the ownership of the Equity Interests, are deemed, under section 1126(g) of the Bankruptcy Code, to have rejected the Plan, and therefore are not entitled to accept or reject the Plan. Acceptances of the Plan are being solicited only from creditors that hold claims in an impaired Class and will receive a distribution under the Plan.

                                 XII. CONCLUSION

      This Disclosure Statement has been approved by the Bankruptcy Court after notice and a hearing. The Bankruptcy Court has determined that this Disclosure Statement contains information adequate to permit holders of Claims to make an informed judgment about the Plan. Such approval, however, does not mean that the Bankruptcy Court recommends either acceptance or rejection of the Plan or guarantees the accuracy of this Disclosure Statement.

A. Hearing On And Objections To Confirmation Of Plan

      1. Confirmation Hearing

      The hearing to consider confirmation of the Plan has been scheduled to commence on April 3, 1998 at 9:30 a.m., Eastern Standard Time, before the Honorable Jeffry H. Gallet, United States Bankruptcy Judge, United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the Debtor pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

      2. Date Set For Filing Objections To Confirmation

      The time by which all objections to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Notice of the Confirmation Hearing has been set for 5:00 p.m., Eastern Standard Time, on March 27, 1998. A copy of that Notice has been transmitted with this Disclosure Statement.

B. Recommendation

      HOME HOLDINGS BELIEVES THAT THE CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR, ITS CREDITORS, AND ITS ESTATE. The Plan provides for an equitable and early distribution to creditors. Home Holdings believes that any alternative to confirmation of the Plan, such as Chapter 7 liquidation or attempts by another party in interest to file a plan, could result in significant uncertainty, delays, litigation, and costs, as well as a diminution in the value of the Debtor's estate. Moreover, Home Holdings believes that its creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in a Chapter 7 liquidation. FOR THESE REASONS, THE DEBTOR URGES YOU TO RETURN YOUR BALLOT AND VOTE TO ACCEPT THE PLAN.

Dated: New York, New York
       March 3, 1998

                                       HOME HOLDINGS INC.


                                       By: /s/ Arthur D. Wilson
                                          --------------------------------------
                                       Name: Arthur D. Wilson
                                       Title: Treasurer through the services
                                              of Risk Enterprise Management
                                              Limited

SKADDEN, ARPS, SLATE, MEAGHER
 & FLOM LLP
Attorneys for Home Holdings Inc.,
Debtor and Debtor-in-Possession


By: /s/ Kayalyn A. Marafioti
   --------------------------------
   Kayalyn A. Marafioti (KM 9362)
       (A Member of the Firm)

919 Third Avenue
New York, New York 10022-3897
(212) 735-3000